                                                       Registration No. 33-85244
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 Amendment No. 4
                                   to Form S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           SULCUS COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

         Pennsylvania                        7372                      25-1369276
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)    Identification Number)

                  Sulcus Centre, 41 N. Main St.                              John W. Ryba, General Counsel
                      Greensburg, PA 15601                                 Sulcus Centre, 41 N. Main Street
                         (412) 836-2000                                  Greensburg, PA 15601, (412) 836-2000
    (Name, address, including zip code, and telephone number,      (Name, address, including zip code, and telephone
including area code of registrant's principal executive offices)  number, including area code, of agent for service)

                                   Copies to:

             Peter Landau, Esq.                      Kenneth S. Rose, Esq.
Opton, Handler, Gottlieb, Feiler & Katz,LLP   Morse, Zelnick, Rose & Lander, LLP
  52 Vanderbilt Avenue, New York, NY 10017   450 Park Avenue, New York, NY 10022
      (212) 599-1744 Fax (212) 972-2219        (212) 838-5030 Fax (212) 838-9190

Approximate date of commencement of proposed sale to public: as soon as practicable after effective date of Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                                                   CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
Title of each class of securities to   Amount to be registered     Proposed maximum            Proposed maximum         Amount of
          be registered                                          offering price per Unit  aggregate offering price  registration fee
- ------------------------------------------------------------------------------------------------------------------------------------
Units comprised of:                     460,000 Units      (1)      $  10.50                    $  4,830,000         $   1,665.38
(a) One Share of Preferred Stock        460,000 Shares     (1)
(b) Two Warrants                        920,000 Warrants   (1)
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                            (2)(3)**    $    *                      $     *              $       *
- ------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock                         460,000 Shares  (3)(4)      $  10.00                    $  4,600,000         $   1,586.08
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                            (3)(5)**    $    *                      $     *              $       *
- ------------------------------------------------------------------------------------------------------------------------------------
Underwriter Warrants                     40,000 Warrants            $  0.00010                  $       4.00         $       1.00
- ------------------------------------------------------------------------------------------------------------------------------------
Underwriter Units comprised of:          40,000 Units               $  10.50                    $    420,000         $     144.83
(a) One Share of Preferred Stock         40,000 Shares  (3)(6)
(b) Two Warrants                         80,000 Warrants(3)(6)
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                            (3)(7)**    $    *                      $     *              $       *
- ------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock                          40,000 Shares  (3)(8)      $  10.00                    $    400,000         $     137.92
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                            (3)(9)**    $    *                      $     *              $       *
- ------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                           $                    $  3,534.21(10)
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of securities that could be issued in the transactions described in the registration statement including Underwriter over-allotment option.

(2)      Issuable upon conversion of the Preferred Stock.

(3) An indeterminate number of shares of Common and Preferred Stock that may become issuable pursuant to the anti-dilution provisions of Preferred Stock and the Warrants are also being registered pursuant to Rule 416.

(4)      Issuable upon exercise of the Warrants.

(5) Issuable upon conversion of the Preferred Stock issued upon exercise of the Warrants.

(6)      Issuable upon exercise of Underwriter Warrants.

(7) Issuable upon conversion of Preferred Stock issuable to Underwriter upon exercise of Underwriters Warrant.

(8) Issuable upon exercise of Warrants issuable to Underwriter upon exercise of Underwriters Warrant.

(9) Issuable upon conversion of Preferred Stock issuable upon exercise of Warrants issuable to Underwriter.

(10)     Previously paid.

*        Separate filing fee not required.

**       To be supplied by amendment.


         The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K
                                 and Rule 404(a)

Item No. and Heading in Form S-1                              Caption or Location in Prospectus
Registration Statement

1.       Forepart of the Registration Statement               Forepart of the Registration Statement;
         Outside Front Cover Page of Prospectus               Outside of Front Cover Page of Prospectus

2.       Inside Front and Outside Back                        Inside Front and Outside Pages of
         Cover Pages of Prospectus                            Prospectus and Outside Back Cover

3.       Summary Information, Risk Factors                    Prospectus Summary; Risk Factors
         and Ratio of Earnings to Fixed Charges

4.       Use of Proceeds                                      Use of Proceeds

5.       Determination of Offering Price                      Outside Front Cover Page of Prospectus;
                                                              Risk Factors

6.       Dilution                                             Dilution

7.       Selling Security Holders                             *

8.       Plan of Distribution                                 Outside Front Cover Page of Prospectus;
                                                              Underwriting

9.       Description of Securities to be                      Description of Securities
         Registered

10.      Interests of Named Experts and Counsel               *

11.      Information with Respect to the Registrant           Cover Page of Prospectus; Prospectus Summary; Risk
                                                              Factors; Price Range of Common Stock; Dividend Policy;
                                                              Selected Financial Data; Management's Discussion and
                                                              Analysis of Financial Condition and Results of
                                                              Operations; Business; Management; Principal
                                                              Stockholders; Certain Transactions; Legal Proceedings;
                                                              Legal Matters; Financial Statements

12.      Disclosure of Commission Position on                 *
         Indemnification for Securities Acts Liabilities

*Omitted because answer is negative or item is otherwise not applicable.

PROSPECTUS         SUBJECT TO COMPLETION DATED SEPTEMBER 10, 1996

                                     SULCUS
                              COMPUTER CORPORATION

                                  400,000 Units
                             Each Unit Consisting of
                          One Share of Preferred Stock
                                       and
                              Two Class A Warrants


         Sulcus Computer Corporation, a Pennsylvania corporation (the" Company" or "Sulcus") hereby offers for sale 400,000 Units (the "Unit"). Each Unit consists of one share of the Company's Series A Redeemable Convertible Preferred Stock, no par value per share, (the "Preferred Stock") and two Class A Warrant (the "Warrants") to purchase Preferred Stock. The shares of Preferred Stock and Warrants included in each Unit will be immediately detachable and separately transferrable. Each share of Preferred Stock may be converted into_____________ shares of Common Stock, no par value per share, of the Company (the "Common Stock") commencing on__________________ , 1997, (six months from the date of this Prospectus). The Preferred Stock is redeemable by the Company any time commencing_________________ , 1997, (15 months from the date of this Prospectus), upon not less than thirty (30) days' notice, at a price of $_________ per share. Two Warrants will entitle the registered holder thereof to purchase one share of Preferred Stock at a price of $__________ if exercised on or before_______________ , 1996, (75 days from the date of this Prospectus). Thereafter, four Warrants shall entitle the registered holder thereof to purchase one share of Preferred Stock at a price of $_____________ , if exercised on or before______________ , 1997, (one year from the date of this Prospectus), the Warrant expiration date. See "Description of Securities" and "Risk Factors."



         Prior to this Offering, there has been no public market for the Preferred Stock or the Warrants and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently estimated that the initial public offering price will be between $10.50 and $15.50 per Unit. For information regarding the factors considered in determining the initial public offering price of the Units and the terms of the Preferred Stock and Warrants, see "Risk Factors," "Underwriting" and "Description of Securities."


         The Common Stock of the Company is traded on the American Stock Exchange ("AMEX") under the symbol SUL. The closing price for the Common Stock as quoted on the AMEX was $2-11/16 on September 6, 1996. See "Price
Range of Common Stock." It is anticipated that the Preferred Stock and Class A Warrants will be traded on the AMEX under the symbols SULP and SULW, respectively.


   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" LOCATED ON PAGE 9 AND "DILUTION."

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.

                                               Price                Underwriting                    Proceeds
                                             to Public              Discounts(1)                  to Company(2)
Per Unit . . . . . . . . . . . . . . . .  $                   $                             $
  Total(3) . . . . . . . . . . . . . . .  $                   $                             $

                                       (Footnotes appear on inside front cover.)

         The Units are offered by the Underwriters on a "firm commitment" basis, when as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of certificates representing the Preferred Stock and Warrants comprising the Units will be made at the offices of
H. J. Meyers & Co., Inc. 1895 Mt. Hope Avenue, Rochester, NY 14620 on or about____________ , 1996.

                            H. J. Meyers & Co., Inc.


               The date of this Prospectus is_____________ , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         1. Does not include additional compensation to be received by H.J. Meyers & Co., Inc. (the "Representative") in the form of
                  (i) a non-accountable expense allowance of 3% of the gross proceeds of the offering (including proceeds from the exercise of the Representative's over-allotment option discussed below in footnote (3)); and (ii) 40,000 Warrants to be granted to the Underwriters to purchase up to 40,000 Units (the "Representative's Warrant"). The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

         2. Before deducting expenses of the offering payable by the Company of approximately $ ____________ , including the Representative's non-accountable expense allowance.

         3. The Company has granted the Underwriters an over-allotment option (the "Over-Allotment Option"), exercisable within 30 business days after the date of this Prospectus, to purchase up to 60,000 additional Units on the same terms and conditions as set forth above. If all such Units are purchased, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to the Company will be $ _____________, $____________
                  and $________________, respectively. See "Underwriting."



         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE AND ANY OTHER EXCHANGES UPON WHICH THE COMPANY MAY LIST ITS SECURITIES. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S SECURITIES ON THE AMERICAN STOCK EXCHANGE IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934 AS AMENDED.

         The Company distributes annual reports containing audited financial statements to its stockholders.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." EXCEPT AS OTHERWISE SPECIFIED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT (I) THE PREFERRED STOCK HAS NOT BEEN CONVERTED INTO SHARES OF COMMON STOCK, (II) THE WARRANTS HAVE NOT BEEN EXERCISED, AND (III) THE OVER-ALLOTMENT OPTION AND THE REPRESENTATIVE'S WARRANTS HAVE NOT BEEN EXERCISED. SEE "UNDERWRITING."

THE COMPANY

         Sulcus provides automation solutions to the worldwide hospitality and tourism market and to the domestic U.S. real estate industry and legal professions. The Company develops, manufactures, markets and installs integrated microcomputer systems designed to automate the creation, handling, storage and retrieval of information and documents.

         The Company sells computer systems, which include a network of hardware, software and cabling as well as stand-alone turnkey systems. Sulcus sells 24-hour customer support to the hospitality industry and regular business hour support to the real estate industry and the legal profession with each new system sold. This provides a recurring revenue stream beyond the original system sale.

         The Company's turnkey computer systems provide all of a customers needs to automate segments of its business. Sulcus believes that this approach is critical in the vertical markets in which it competes. Some competitors can automate a specific task, most are unable to automate as broad a range of a customer's business applications as Sulcus. Customers include hotels, motels, restaurants, resorts, cruise lines, country clubs, condominiums, real estate related businesses and law offices.

         In 1988, the Company conceived a vision to build a leadership position in turnkey computer systems for the hospitality, and real-estate industries and developed a strategic plan to achieve that vision. The strategic plan envisioned internal growth by way of expanded research and development, as well as growth through acquisitions, mergers, joint ventures and similar alliances. In order to fulfill that vision, the Company has made numerous acquisitions, alliances and joint ventures which created additional market opportunities for existing products, created or obtained products that complement or expand existing product lines, and created additional product distribution channels. The Company has assembled a comprehensive product line that includes approximately 800 programs contained in 55 business applications with over 255 interfaces for automatic integration with third party software or hardware systems. Sulcus has built a worldwide distribution system with over 80 locations in over 20 countries and has installed its systems on all continents except Antarctica. See "Business--Historical Development."

         The Company was incorporated under the laws of the Commonwealth of Pennsylvania on November 5, 1979, under the name "Ragtronics, Inc." and adopted its present name in December 1982. The principal offices of Sulcus are located at Sulcus Centre, 41 N. Main Street, Greensburg, Pennsylvania 15601. Its telephone number at such address is (412) 836-2000. Unless the context indicates otherwise, all references herein to the Company or Sulcus refer to Sulcus Computer Corporation and its wholly owned subsidiaries.

                                  THE OFFERING

Securities Offered:                 400,000 Units, each Unit consisting of one
                                    share of Series A Redeemable Convertible
                                    Preferred Stock ("Preferred Stock") and two
                                    Class A Warrants.

Offering Price:                     $ 10.50 per Unit

Terms of Preferred Stock:           Conversion Rights. Unless previously
                                    redeemed (see below), each share of
                                    Preferred Stock is convertible into
                                    ______________shares of Common Stock,
                                    subject to adjustment in certain events, at any time after six months from the date of issuance. No fractional shares will be issued, nor will cash in lieu thereof be paid.

                                    Redemption. The Preferred Stock may be
                                    redeemed by the Company upon payment of
                                    $___________ per share at any time on or after 15 months from the date of this Prospectus, upon 30 days' prior written notice.

                                    Dividends. Payable only to the same extent as dividends are paid on the Common Stock.

                                    Liquidation Preference. In the event of any liquidation of the Company, holders of Preferred Stock are entitled to a liquidation preference of $___________ per share (the public offering price).

                                    Voting Rights. Non-voting, except with
                                    respect to matters that alter or change the powers, preferences and rights of the Preferred Stock.

Terms of Class A Warrants:          During the 75 day period commencing on the
                                    date of this Prospectus, two Class A
                                    Warrants entitle the holder to purchase one share of Preferred Stock for $__________.
                                    Thereafter, and prior to____________ , 1997, (one year from the date of this Prospectus), the Class A Warrant expiration date, four
                                    Class A Warrants entitle the holder to
                                    purchase one share of Preferred Stock for $____________. Warrantholders will only be entitled to exercise Class A Warrants to purchase whole shares of the Company's
                                    Preferred Stock.


Common Stock Outstanding and to
be Outstanding after Offering:      15,359,625 shares of Common Stock(1)


Preferred Stock to be
Outstanding After Offering:         400,000 shares of Preferred Stock(2)

Warrants Outstanding After
the Offering:                       800,000 Class A Warrants

Use of Proceeds:                    The net proceeds of the Offering will be
                                    used for working capital and general
                                    corporate purposes.

Risk Factors:                       The Offering involves certain risks. See
                                    "Risk Factors."

AMEX Symbol:                        Common Stock     SUL

Proposed AMEX Symbols:              Preferred Stock  SULP
                                    Class A Warrants SULW


(1) Does not include (i) 2,678,631 shares reserved for issuance under the Company's stock option plans for employees; (ii) 605,000 shares reserved for issuance upon exercise of options granted to directors, consultants and advisors; (iii) 64,500 shares reserved for issuance under various "earn out" provisions in connection with recent acquisitions; (iv)____________ shares reserved for issuance upon conversion of the Preferred Stock and the conversion of the Preferred Stock issuable to the Underwriter upon exercise of the Representative's Warrant; and (v) 327,726 shares of Common Stock issued in connection with "earn out" provisions to the former shareholders of JBA and subsequently cancelled by the Company. See "Business--Historical Development-JBA," "The Company," "Management--Stock Option Plan," "Description of Securities," and Note 15 of Notes to Consolidated Financial Statements.


(2) Does not include shares reserved for issuance upon the exercise of the Class A Warrants and the exercise of the Class A Warrants issuable to the Underwriter upon the exercise of the Representative's Warrant.

                           SULCUS COMPUTER CORPORATION
                             Summary Financial Data



                       (Thousands, except per share data)


                                                       Six Months Ended
                                                           June 30,                          Year Ended December 31,
                                                     -------------------    -------------------------------------------------------
                                                       1996       1995        1995        1994        1993        1992       1991
                                                       ----       ----        ----        ----        ----        ----       ----
STATEMENT OF OPERATIONS DATA

Net sales                                            $ 23,668   $ 21,871    $ 44,693    $ 41,887    $ 47,346    $ 35,245   $ 17,256
Dividends and other                                       660        593       1,291       1,256       1,937       1,385        505
                                                     --------   --------    --------    --------    --------    --------   --------
Total revenue                                          24,328     22,464      45,984      43,143      49,283      36,630     17,761

Cost of goods sold and services provided               10,056      9,009      18,965      20,588      23,085      15,418      6,153

Selling, general and administrative expenses           11,191     11,400      22,896      24,388      21,726      14,756      8,091

Research and development                                  590        647       1,199       1,597       1,878       2,342      1,044

Interest expense                                          291        285         598         556         403         242        285

Depreciation and amortization                             776        854       1,520       2,158       2,034         960        482

Unrealized (gain) loss on investments (1)                --       (1,462)     (1,462)      1,861        --          --         --

Unusual items (2)                                        --         --         3,434       3,663       3,207        --         --

Income taxes                                             --         --           203        --          --           821        358

Income (loss) before extraordinary item and
  cumulative effect of accounting changes               1,424      1,731      (1,369)    (11,668)     (3,050)      2,091      1,348

Net income (loss)                                    $  1,424   $  1,731    ($ 1,369)   ($11,668)   ($ 3,050)   $  3,222   $  1,692

PER SHARE DATA

Income (loss) per share before extraordinary
  item and cumulative effect of accounting changes   $   0.08   $   0.12    ($  0.09)   ($  0.84)   ($  0.22)   $   0.17   $   0.21

Net income (loss) per share                          $   0.08   $   0.12    ($  0.09)   ($  0.84)   ($  0.22)   $   0.26   $   0.26

Weighted average shares used in computing
  net income (loss) per share                          16,844     14,801      14,720      13,872      14,157      12,446      6,539

Cash dividends                                           --         --          --          --          --          --         --

RATIO OF EARNINGS TO FIXED CHARGES (3)                   5.89       7.07        --          --          --         13.01       6.98

HISTORICAL BALANCE SHEET DATA

Working capital                                      $  7,632   $  7,311    $  5,390    $  4,183    $  8,643    $ 10,615   $  9,438

Total assets                                           45,603     43,989      47,327      47,869      58,716      51,499     28,531

Long-term obligations                                     234         54          27          86         364       1,039      1,387

Stockholders' equity                                   24,111     25,086      22,894      23,087      33,373      33,489     18,316






(1) On June 5, 1995, the Company restructured its investment portfolio. As a result, under SFAS No. 115, the Company no longer reports unrealized gains or losses from the investment portfolio in its statement of earnings.

(2) Unusual items include write-offs of assets of $514,694, $2,156,949 and $970,184 in 1995, 1994 and 1993, respectively, a write-off of goodwill of $1,256,000 in 1994 and provision for litigation settlements of $2,919,333, $250,000 and $2,237,310 in 1995, 1994 and 1993, respectively.


(3) In calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense. The Company does not have any amortization of debt expense, capitalized interest or preferred stock dividend requirements. Due to losses before income taxes in the twelve months ended December 31, 1995, 1994 and 1993, earnings were inadequate to cover fixed charges. Losses before income taxes in those years were $1,166,311, $11,668,013 and $3,050,100, respectively. Fixed charges in those years were $597,672, $556,269 and $402,764, respectively.

                               RECENT DEVELOPMENTS

SECURITIES AND EXCHANGE COMMISSION PROCEEDING

         On May 2, 1996, the Company entered into an agreement with the Securities and Exchange Commission ("Commission") resolving the investigation of the Company by the Commission which commenced in March 1993, concerning Sulcus' periodic reports filed during 1991 and 1992, a registration statement it filed in 1992 containing those reports and certain press releases issued in 1991 and 1992. Without admitting or denying any wrongdoing, the Company agreed that it would not in the future violate Sections 17(a)(2) and (a)(3) of the Securities Act, Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 promulgated thereunder. With respect to certain press releases issued during 1991 and 1992, the Company agreed that it would not in the future violate Section 10(b) and Rule 10b-5. The Order does not allege violations of Section 10(b) or Rule 10b-5 against Sulcus with regard to its periodic filings or registration statement. In addition, John Picardi, a Sulcus employee and former Chief Financial Officer of Sulcus' Hospitality Group, and Jeffrey Ratner, Sulcus' Chairman, without admitting or denying any wrongdoing, agreed that they would not in the future violate Sections 17(a)(2) and (a)(3) of the Securities Act, Sections 13(a), 13(b)(2)(A) and 13(b)(2) (B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13 and 13b 2-1 promulgated thereunder. There were no fines or other penalties imposed upon the Company or Mr. Ratner. Mr. Picardi agreed not to practice before the Commission as an accountant for a 30 month period.

SETTLEMENT OF RECENT SHAREHOLDER LITIGATION

         Shortly after the Company announced on April 6, 1994, that it was proposing to restate earnings and other financial results for 1992, twelve shareholder class action lawsuits were commenced against the Company and certain of its officers, and directors as well as its independent auditors, in the United States District Court for the Western District of Pennsylvania. In December 1995, the Company announced it had agreed to settle these lawsuits ("The Class Action") which required the establishment of a settlement fund consisting of $800,000 in cash and 1,400,000 shares of Common Stock. For a description of the settlement terms of the litigation see "Legal Proceedings" and "Note 2 of Notes to Consolidated Financial Statements."

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE CERTAIN RISKS. IN ANALYZING THIS OFFERING, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS:

1.       PRIOR LOSSES


         Sulcus has operated at a net loss during three of its last five fiscal years. For the year ended December 31, 1995, the Company incurred a net loss of ($1,369,000), as compared to a net loss of ($11,668,000) for the same period of 1994. The 1994 results included a write-off of software development costs ($1,820,246), the write-off of an investment in an unconsolidated subsidiary ($336,703), the write-off of goodwill ($1,256,000) and a provision for litigation settlement ($250,000). The significant improvement in 1995 is primarily the result of increased sales and an improvement in gross margins, which together accounted for a $4,428,378 improvement in gross margins, a $1,492,214 reduction in selling, general and administrative expenses and $3,323,408 in portfolio unrealized market changes (from an unrealized loss of $1,861,403 in 1994 to an unrealized gain of $1,462,005 in 1995). During 1995, the Company settled certain shareholder litigation which resulted in provisions of $2,919,333 and wrote-off certain capitalized software development costs totaling $514,694 representing the end of the estimated useful lives of certain systems. For the six months ended June 30, 1996, the Company reported net income of $1,423,623 as compared to net income of $1,730,842 for the same period of 1995.



         While management believes that there has been a favorable turn around in the hotel and restaurant industry which should ultimately have a favorable effect on the Company's operating results and financial condition, the Company has experienced reduced system sales in 1994 and 1995 when compared to 1993. Management believes that this decrease is principally attributable to customer uncertainty regarding the Company's viability resulting from the previously pending shareholder litigation, the previously pending SEC investigation and increased competition. As a consequence of the losses noted above, the Company had a retained earnings (deficit) of ($13,378,756) at December 31, 1994, a deficit of ($14,747,712) at December 31, 1995, and a deficit of ($13,324,089) at June 30, 1996.


         Management is taking the following measures in an effort to maintain and improve the Company's profitability: control of cost of sales and selling, general and administrative expenses; seeking out strategic alliances to increase product availability to meet customers requirements, investing in the development of new products and increasing sales productivity. Notwithstanding the foregoing, there is no assurance that the Company will be profitable in future periods. See "Business--Historical Development," "Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Management," and "Legal Proceedings."

2.  EXPANSION OF BUSINESS; DOMESTICALLY AND INTERNATIONALLY

         The Company's operations are subject to certain risks, such as cash flow problems, obtaining adequate financing, achieving profitability and management of diverse operations. The Company believes that there are other principal material risks attendant to its international expansion associated with the stability, both political and economic of any particular country. Principal among those risks are the nationalization or privatization of any industry with which the Company does business in that such changes tend to impact the time period in which contractual commitments may be honored; currency crises with attendant exchange rate turbulence; and sudden changes in interest rates which generally effect the ability of customers to finance their purchases. The Company's international operations are managed on a country or regional basis under the direction of local nationals familiar with both the local economic and political climate. International sales are generally denominated in the currency of that country in which the Sulcus subsidiary is located, and most related costs and expenses are also denominated in the local currency. This tends to lessen foreign currency risks. The exception to this are international export sales of Sulcus' Squirrel systems, which are denominated in U.S. dollars. However, the relatively short time between the order and delivery of the Squirrel systems mitigates the risk of significant currency fluctuation. Accordingly, to date, the Company has not utilized any foreign currency or interest rate risk hedging techniques or derivatives. The Company will continue to monitor and evaluate the need to employ such techniques. To date the Company has not experienced any material adverse impact as a result of recent political and economic changes or currency fluctuations internationally. See "Business--Historical Development." These risks may be increased to the extent Sulcus continues to expand its hospitality business or its other lines of business both domestically and internationally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements."

3.  NEED FOR ADDITIONAL CAPITAL


         Sulcus' ability to develop and expand its presence in the hospitality industry and to expand its existing business lines for Sulcus' other markets and operate profitably depends in part on the availability of adequate funds. Management believes that anticipated revenues from Sulcus' operations together with available working capital and the proceeds of this Offering will be sufficient to support the anticipated operating and capital requirements of the Company for at least 12 months. Nonetheless, if technological changes render Sulcus' products uncompetitive or obsolete, or if adequate funds are not available from operations and the Company continues to operate at a loss, Sulcus may be forced to seek additional financing. There can be no assurance that any financing will be available when needed, or if available, that it can be obtained on terms satisfactory to Sulcus. See "Business--Historical Development," and "Management's Discussion of Financial Condition and Results of Operations--Liquidity and Capital Resources."


4.  SUBSTANTIAL VARIABILITY OF OPERATING RESULTS

         The Company's operating results have varied, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in net sales in any period typically results in lower profitability in that quarter. A variety of factors, many of which are not within the Company's control, influence the Company's operating results, including patterns of capital spending by customers, pricing, the timing, size and receipt of orders, delay of shipments to customers, timing of client projects, competition, new product or service introductions by the Company or its competitors, levels of market acceptance for new products, changes in operating expenses and material costs and general economic conditions. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

5.  RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

         The market for the Company's products is characterized by rapidly changing technology, accelerated product obsolescence and rapidly changing industry standards. The Company's success will depend upon its ability to update its existing products and to introduce new products and features in a timely manner to meet evolving customer requirements. There can be no assurance that the Company will be successful in these efforts. The Company's business and results of operations will be materially and adversely affected if the Company incurs delays in developing its products or if such products do not gain broad market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. See "Business-Competition."


6.  RESEARCH AND DEVELOPMENT

         The Company anticipates that it will continue to introduce new and enhanced products. The development and testing of these products is an inherently unpredictable process and no assurance can be given as to the timing of releases or their market acceptance. Research and development expenses net of capitalized software, represented 2.6%, 3.7%, 3.8% and 2.4% of total revenues for the fiscal years ending December 31, 1995, 1994, and 1993 and the first six months of 1996, respectively. The reduced research and development expense is a result of the Company's plans to focus its efforts on those specific areas having expected commercial acceptance, while at the same time, controlling overall research and development expenditures. The Company is also considering other, more cost effective means of expanding or improving its software product lines, including where appropriate, external purchases or acquisitions of software. See "Business-Product Research, Development and Improvement."


7.  COMPETITION

         There are numerous software programs available that perform many of the same functions as Sulcus' products. Competition in the computer software market is generally intense and competitors often attempt to emulate successful programs. Increased competition has resulted in greater discounting of prices with no lessening of the cost of providing systems and services. Many of the Company's current and potential competitors have substantially greater financial, technical, marketing and other resources and larger installed customer bases than the Company. The Company believes there are approximately five to six competitive Property Management Systems vendors that have about the same or more installations than Sulcus. The major competitors in the hotel/property management market domestically (U.S.) include Hotel Information Systems, Inc., Computerized Lodging Systems, Inc. (a subsidiary of MAI Systems Corp. (AMEX:NOW)), Encore Systems, Inc., and Fidelio Software Corporation (a subsidiary of Micros Systems, Inc.) In Europe, the Middle East and Africa, the major competitors are Fidelio Software Corporation and Hotel Information Systems, Inc. In Asia, Hotel Information Systems, Inc., and Fidelio Software Corporation are the Company's major competitors. In the Full Service Restaurant Management System domestic market, competitors are Micros Systems, Inc., NCR Corporation, Restaurant Data Concepts, Inc., MenuSoft Systems, Inc. and Panasonic Communications and Systems Co's. In Europe, the Middle East and Africa, the major competitors are Remanco International, Inc. and Micros Systems, Inc. In Asia, Remanco International, Inc., Micros Systems, Inc. and NCR Corporation are the Company's major competition. The Company has not relied upon any report, study, or other documentation in connection with this belief. Sulcus Hospitality has been an active participant in the hospitality industry for over twelve years. The Company expects that competition will intensify in each of its lines of business, as more competitors enter the marketplace. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities for its products to successfully compete in the marketplace. See "Business-Competition."

8.  COMPETITION FOR KEY PERSONNEL-MANAGEMENT OF GROWTH

         The Company's success depends in part on its ability to attract, hire, train and retain qualified managerial, technical and sales and marketing personnel, particularly for systems integration, support services and training. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the technical and other personnel it requires to conduct and expand its operations successfully. The Company's results of operations could be materially adversely affected if the Company were unable to attract, hire, train and retain qualified personnel. In response to discussions with and views expressed by the Commission during the course of the recently resolved investigation, the Company took several measures to assure that issues raised with respect to financial statements, books and records and internal controls will not occur in the future. These measures included the hiring of a new Chief Financial Officer together with a replacement of the Company's accounting staff. See "Business--Personnel."

9.  PROPRIETARY RIGHTS

         The Company relies on a combination of copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce its proprietary rights. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

         Although the Company is not a party to any present litigation regarding proprietary rights, there can be no assurance that third parties will not assert intellectual property claims against the Company in the future. Such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations. See "Business-Product Protection."

         The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful.


10.  SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

         The Company has reserved_____________ shares of Common Stock for issuance upon the conversion of the Preferred Stock and the exercise of the Warrants included in the Units offered hereby. The Company also has reserved 3,728,631 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to Stock Option Plans and a maximum of 64,500 shares of Common Stock issuable in connection with earn out provisions relating to acquisitions. The Company also will issue to the Representative, in connection with this Offering, the Representative's Warrant to purchase 40,000 Units and has reserved_______________ shares of Common Stock and______________ shares of Preferred Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants included in the Units. The existence of the Warrants, the Representative's Warrant and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such Warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Securities."


11.  IMMEDIATE AND SUBSTANTIAL DILUTION

         Purchasers of the Units will incur an immediate and substantial dilution of approximately______________ % of their investment in the shares of Preferred Stock included in the Units (assuming conversion into Common Stock) in that the pro forma net book value of the Company's Common Stock after this Offering will be approximately $______________ per share. See "Dilution."

12.  DIVIDENDS

         Sulcus has not paid any dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy." As the Preferred Stock is only entitled to dividends if, and to the extent paid on the Common Stock, it is not anticipated that dividends will be paid on the Preferred Stock in the foreseeable future.

13.  MARKET FOR SECURITIES OFFERED; DETERMINATION OF OFFERING PRICE

         Prior to this Offering, there has been no public market for the Preferred Stock or the Warrants offered hereby. There can be no assurance that any market for the Preferred Stock or the Warrants will develop or that, if developed, it will be sustained. The conversion price of the Preferred Stock and the exercise price of the Warrants has been determined through negotiation by the Underwriter and Sulcus, and should not be assumed to bear any relationship to Sulcus' asset value, net worth, or any other established criteria of value. To the extent that the Preferred Stock suffers a sharp decline in price, the value of the Warrants may be diminished, in whole or in part. See "Price Range of Common Stock" and "Underwriting."

14.  PENNSYLVANIA ANTI-TAKEOVER LAWS; CHANGE OF CONTROL

         Various provisions of the Pennsylvania Business Corporation Law, under which Sulcus was organized, generally make "hostile" takeovers of Pennsylvania corporations more difficult by granting certain rights to non-interested stockholders in certain "change of control" situations by permitting such stockholders to demand payment from a 20% controlling stockholder of the "fair value" of such demanding stockholders' shares in cash. Such provisions may make more difficult the removal of management which would in all likelihood be more favorable for management. In addition, such provisions may be perceived by certain investors, such as institutions, as making Sulcus' securities a less attractive investment. Such provision may also render the accomplishment of a tender offer more difficult, which may be more beneficial to management in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer. Sulcus did not elect to "opt-out" of these provisions. Employment Agreements with certain of the Company's officers contain provisions with respect to receiving certain benefits including monthly salary payments and stock options if their employment is terminated due to a change in control of the Company which may make a tender offer less attractive to certain investors. There are no anti-takeover devices or measures contained in the Company's Articles of Incorporation, By-Laws or other Corporate governing instruments and none are presently contemplated. See "Management--Employment Arrangements," and "Description of Securities - Pennsylvania Anti- takeover Laws."

                                 USE OF PROCEEDS


         The net proceeds to the Company from this offering, assuming an initial public offering price of $10.50 per Unit and after deducting estimated underwriting discounts and offering expenses are estimated to be $3,435,000, ($3,986,250, if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds for working capital and general corporate purposes.


         In furtherance of the Company's strategy of acquisition of computer software products or companies that complement or expand existing business lines, the Company may also use a portion of the net proceeds to acquire additional businesses or software products or to support joint ventures related to existing businesses. The Company currently has no plans, agreements or commitments for any such acquisitions and is not currently engaged in any active negotiations with respect to any such acquisitions. There can be no assurance that the Company will be able to acquire companies or software products on a favorable basis.

         Pending the application of the proceeds as described above, the Company will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States Government obligations, preferred securities or money market certificates. United States government obligations are not necessarily those backed by the full faith and credit of the United States government. Company policy does not require temporary investment to be investment grade as determined by a nationally recognized statistical rating organization nor does it require that such investments have any additional safety feature such as insurance.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends on its Common Stock. The Preferred Stock is only entitled to dividends if and to the extent that dividends are paid on Common Stock, and the current policy of the Board of Directors is to retain any earnings to provide for the development and growth of the Company. Consequently, no cash dividends are expected to be paid in the foreseeable future.

                                    DILUTION


         Dilution represents the difference between the public offering price per share of Preferred Stock paid by purchasers in this offering (and assumes the conversion of each shares of Preferred Stock into shares of Common Stock) and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. Net tangible book value per share is determined by dividing the total number of outstanding shares of Common Stock into the difference between total tangible assets less total liabilities. At June 30, 1996, (unaudited), the net tangible book value of the Company was ($16,668,321) or ($1.09) per share of Common Stock. After giving effect to the sale by the Company of 400,000 shares of Preferred Stock together with 800,000 Warrants at an assumed initial public offering price of $10.50 for one share of Preferred Stock (convertible into____________________ shares of Common Stock), and two Warrants at $0.25 per Warrant, the pro forma net tangible book value on June 30, 1996 would have been $_____________ per share of Common Stock, after deduction of underwriting discounts and commissions and estimated expenses to be incurred by the Company in connection with this offering and assuming conversion of Preferred Stock into Common Stock. Investors purchasing shares of Preferred Stock in this offering will thus experience an immediate dilution of $__________ (or__________ %) in the tangible book value per share of their shares of Preferred Stock, while existing shareholders will benefit from an immediate increase in the net tangible book value of their shares of Common Stock of $ per share. The following table illustrates the foregoing effects:


         Assumed public offering price per share                                                 $10.50
         -------                                                                                 ------
         Net tangible book value (deficiency) per share before offering
         Increase in net tangible book value per share attributable to existing investors
         Pro forma net tangible book value per share after offering
         Dilution per share to new investors


         If the over-allotment option is exercised in full, the pro forma net tangible book value after this offering would be $ ___________ per share, which would result in dilution to the new investors in this offering of $________________ per share of Preferred Stock.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the sale of 400,000 Units. Each Unit consists of one share of the Company's Series A Redeemable Convertible Preferred Stock and two Class A Warrants at an assumed public offering price of $10.50 and the application of net proceeds therefrom (See "Use of Proceeds"). All information set forth below should be read in conjunction with the financial statements and notes thereto in this Prospectus.



                                                                                    June 30, 1996       June 30, 1996
                                                                                       Actual           as Adjusted (1)
                                                                                     -----------        --------------
Short-Term Debt Excluding Current
         Maturities of Long-Term Debt                                                 5,889,283           5,889,283

Long-Term Debt                                                                          431,101             431,101
Stockholders' Equity
         PreferredStock; Authorized 10,000,000 shares of which 2,000,000 are designated as Series A Redeemable Convertible, no shares
                  issued and outstanding; 400,000 shares issued
                  and outstanding, as adjusted                                             --             3,435,000
         Common Stock; no par value; 30,700,000 shares
                  authorized; 15,357,648 shares issued, and
                  as adjusted (2)                                                    37,790,800          37,790,800
         Note Receivable from Stockholder                                                  --                  --
         Retained Earnings (Deficit)                                                (13,324,089)        (13,324,089)
         Foreign Currency Adjustment                                                    (67,097)            (67,097)
         Cumulative Unrealized Loss on Investments
                  Available for Sale                                                   (288,994)           (288,994)
                                                                                   ------------        ------------
         Total Stockholders' Equity                                                $ 24,110,620        $ 24,110,620
                                                                                   ------------        ------------

         Total Capitalization                                                      $ 30,431,004        $ 33,866,004
                                                                                   ============        ============






(1) Assumes no exercise of up to 60,000 shares from the exercise of the Representative's Over-Allotment Option, the Representative's warrants, the conversion of Preferred Stock into Common Stock or the exercise of Warrants.

(2) Does not include 327,726 shares of Sulcus Common Stock canceled by the Company in connection with the restatement of earn-out shares for the purchase of JBA as more fully described in "Business Historical Development
     - JBA".

PRICE RANGE OF COMMON STOCK

         On May 19, 1992, Sulcus Common Stock began trading on the American Stock Exchange under the symbol SUL. Previously, Sulcus' Common Stock was traded on the over-the-counter market on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System under the symbol SULC.


QUARTER ENDING                                                HIGH              LOW

March 1996                                                    2-13/16           1-7/8
June 1996                                                     3-13/16           2-5/8
September 1996 (through September 6)                          3-5/16            2-3/8

March 1995                                                    3-5/8             2
June 1995                                                     3-3/4             2-1/2
September 1995                                                3-9/16            2-5/8
December 1995                                                 2-7/16            1-7/8

March 1994                                                    8-3/8             5-3/4
June 1994                                                     6                 2-11/16
September 1994                                                3-15/16           2-3/4
December 1994                                                 3-7/16            2-1/16



         On September 6, 1996, the high and low prices for the Common Stock were $2-3/4 and $2-1/2, respectively.

         As of September 6, 1996, there were approximately 2,770 record holders of Sulcus' Common Stock.

                           SULCUS COMPUTER CORPORATION
                             Selected Financial Data


     The following table sets forth selected consolidated financial data of the Company for the six months ended June 30, 1995 and June 30, 1996 and for the five years ended December 31, 1991 through 1995. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.


                                            (Thousands, except per share data)

                                                      Six Months Ended
                                                          June 30,                          Year Ended December 31,
                                                     -------------------    -------------------------------------------------------
                                                       1996       1995        1995        1994        1993        1992       1991
                                                       ----       ----        ----        ----        ----        ----       ----
STATEMENT OF OPERATIONS DATA

Net sales                                            $ 23,668   $ 21,871    $ 44,693    $ 41,887    $ 47,346    $ 35,245   $ 17,256
Dividends and other                                       660        593       1,291       1,256       1,937       1,385        505
                                                     --------   --------    --------    --------    --------    --------   --------
Total revenue                                          24,328     22,464      45,984      43,143      49,283      36,630     17,761

Cost of goods sold and services provided               10,056      9,009      18,965      20,588      23,085      15,418      6,153

Selling, general and administrative expenses           11,191     11,400      22,896      24,388      21,726      14,756      8,091

Research and development                                  590        647       1,199       1,597       1,878       2,342      1,044

Interest expense                                          291        285         598         556         403         242        285

Depreciation and amortization                             776        854       1,520       2,158       2,034         960        482

Unrealized (gain) loss on investments(1)                 --       (1,462)     (1,462)      1,861        --          --         --

Unusual items(2)                                         --         --         3,434       3,663       3,207        --         --

Income taxes                                             --         --           203        --          --           821        358

Income (loss) before extraordinary item and
  cumulative effect of accounting changes               1,424      1,731      (1,369)    (11,668)     (3,050)      2,091      1,348

Net income (loss)                                    $  1,424   $  1,731    ($ 1,369)   ($11,668)   ($ 3,050)   $  3,222   $  1,692

PER SHARE DATA

Income (loss) per share before extraordinary
  item and cumulative effect of accounting changes   $   0.08   $   0.12    ($  0.09)   ($  0.84)   ($  0.22)   $   0.17   $   0.21

Net income (loss) per share                          $   0.08   $   0.12    ($  0.09)   ($  0.84)   ($  0.22)   $   0.26   $   0.26

Weighted average shares used in computing
  net income (loss) per share                          16,844     14,801      14,720      13,872      14,157      12,446      6,539

Cash dividends                                           --         --          --          --          --          --         --

RATIO OF EARNINGS TO FIXED CHARGES(3)                    5.89       7.07        --          --          --         13.01       6.98

HISTORICAL BALANCE SHEET DATA

Working capital                                      $  7,632   $  7,311    $  5,390    $  4,183    $  8,643    $ 10,615   $  9,438

Total assets                                           45,603     43,989      47,327      47,869      58,716      51,499     28,531

Long-term obligations                                     234         54          27          86         364       1,039      1,387

Stockholders' equity                                   24,111     25,086      22,894      23,087      33,373      33,489     18,316




(1) On June 5, 1995, the Company restructured its investment portfolio. As a result, under SFAS No. 115, the Company no longer reports unrealized gains or losses from the investment portfolio in its statement of earnings.

(2) Unusual items include write-offs of assets of $514,694, $2,156,949 and $970,184 in 1995, 1994 and 1993, respectively, a write-off of goodwill of $1,256,000 in 1994 and provision for litigation settlements of $2,919,333, $250,000 and $2,237,310 in 1995, 1994 and 1993, respectively.


(3) In calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense. The Company does not have any amortization of debt expense, capitalized interest or preferred stock dividend requirements. Due to losses before income taxes in the twelve months ended December 31, 1995, 1994 and 1993, earnings were inadequate to cover fixed charges. Losses before income taxes in those years were $1,166,311, $11,668,013 and $3,050,100, respectively. Fixed charges in those years were $597,672, $556,269 and $402,764, respectively.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1996 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

         The Company had net income of $1,423,623 in the six months ended June 30, 1996 as compared to $1,730,842 in the six months ended June 30, 1995 on sales which increased by $1,797,052 (8%) for these same periods. In 1995, the Company reported unrealized gains on its investment portfolio of $1,462,005. When eliminating this amount for the purpose of comparability, the Company showed an improvement on earnings from $268,837 to $1,423,623, a change of $1,154,786. The Company's results for the six months ended June 30, 1996 improved over those for the same period of 1995 primarily as a result of improvements in margins ($749,725) and reductions in selling, general and administrative expenses ($208,985). In 1995, the Company had Trading Securities which had unrealized market appreciation in the first six months of $1,462,005. Since that time, the Company has restructured its portfolio and, therefore, these unrealized market changes are no longer a component of net income.

         Net sales for the six months ended June 30, 1996 were $23,667,984, representing an increase of $1,797,052 (8%) when compared to net sales of $21,870,932 for the same period of 1995. Net system sales for the six months ended June 30, 1996 were $14,400,442 as compared to $13,590,899 for the same period of 1995, an increase of $809,543 (6%) due primarily to increased sales of the Company's Point of Sale Systems and the delivery of systems under significant contracts by the Company's Singapore and Hong Kong sales offices. Support revenues for the six months ended June 30, 1996 were $9,267,542 as compared to $8,280,033 for the same period of 1995, an increase of $987,509 (12%) due primarily to an increased base of Point of Sale installations in 1995. Support revenues are billed and collected in advance for periods of one to twelve months and are recognized as support revenues ratably over the contract period. Sales by offices and distributors of the Company were $19,560,834 (83%) and $4,107,150 (17%), respectively, of net sales for the six months ended June 30, 1996 as compared to $17,125,793 (78%) and $4,745,139 (22%) for the comparable 1995 period.

         Cost of goods sold for the six months ended June 30, 1996 increased to $10,055,921 from $9,008,594, an increase of $1,047,327 (12%) from the comparable
1995 period. Cost of goods sold as a percentage of net sales increased for the six months ended June 30, 1996 to 42%, as compared to 41% for the same period of 1995. Gross margins of the Company increased to $13,612,063 from $12,862,338, an increase of $749,725 (6%) over the same period of 1995. Cost of system sales for the six months ended June 30, 1996 was $7,449,137 (52% of system sales) as compared to $6,836,300 (50% of system sales) for the same period of 1995, an increase of $612,837 (9%), due primarily to the mix of software and hardware sales. Cost of support for the six months ended June 30, 1996 was $2,606,784 (28% of support revenues) as compared to $2,172,294 (26% of support revenues) for the same period of 1995, an increase of $434,490 (20%).

         Selling, general, and administrative expenses decreased in 1996 when compared to 1995. For the six months ended June 30, 1996, these expenses were $11,191,251 as compared to $11,400,236 a decrease of $208,985 (2%) from the same period of 1995. Selling, general, and administrative expenses as a percentage of net sales was 47% for the six months ended June 30, 1996 as compared to 52% for the same period of 1995.

         Research and development expense for the six months ended June 30, 1996 decreased to $590,214 from $646,993, a decrease of $56,779 (10%) over the same period of 1995. This decrease is attributable primarily to greater amounts capitalized in 1996 as compared to 1995. Total amounts expended on research and development (including amounts expensed and amounts capitalized) was $1,146,546 and $1,142,397 for the six months ended June 30, 1996 and 1995, respectively.

         Depreciation and amortization expense for the six months ended June 30, 1996 decreased to $776,336 from $853,867 for the same period of 1995, a decrease of $77,531 (9%).

         Dividends and other income for the six months ended June 30, 1996 was $660,319 as compared to $592,759 for the same period of 1995, an increase of $67,560 (11%), due to higher rates earned on invested balances.

         Interest expense for the six months ended June 30, 1996 increased to $290,958 from $285,164 for the same period of 1995, an increase of $5,794 (2%).

                The Company had a net deferred tax asset amounting to $2,099,753, net of valuation allowances of $9,973,523 at June 30, 1996 and $10,534,223 at December 31, 1995. The valuation allowance was decreased in the six months ended June 30, 1996 by $560,700 and was decreased in the six months ended June 30, 1995 by $1,033,323 reflecting the Company's estimate of the valuation allowance necessary to reduce the net deferred tax asset to the net recoverable amount. As a result, the income statements for the six months ended June 30, 1996 and 1995 do not reflect any income tax provision on the pre-tax operating results for those periods. The realizability of this deferred tax asset is contingent upon a number of factors including the ability of the Company to maintain a level of operations that will generate taxable income. Management believes that it is more likely than not that the Company will generate taxable income sufficient to realize a portion of the tax benefits associated with net operating losses and tax credit carryforwards prior to their expiration. This belief is based upon the Company's view of expected profits in 1996 and the next several years. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a non-cash charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a non-cash credit to income.

                            1995 AS COMPARED TO 1994

                The significant improvement in 1995 when compared to 1994 is primarily the result of a 7% increase in sales and an improvement in gross margins of 8 percentage points, which together accounted for a $4,428,378 improvement in gross margins, a $1,492,214 reduction in selling, general and administrative expenses and $3,323,408 in portfolio unrealized market changes (from an unrealized loss of $1,861,403 in 1994 to an unrealized gain of $1,462,005 in 1995). During 1995, the Company settled certain shareholder litigation which resulted in provisions of $2,919,333 and wrote-off certain capitalized software development costs totaling $514,694 representing the end of the estimated useful lives of certain systems. Primarily as a result of the above, the Company's net loss in 1995 was ($1,368,956) as compared to a loss of ($11,668,013) in 1994.

                Net sales for the year ended December 31, 1995 were $44,693,302, representing an increase of $2,805,986 (7%) when compared to net sales of $41,887,316 for the same period of 1994. Net system sales for the year ended December 31, 1995 were $27,645,389 as compared to $25,893,783 for the same period of 1994, an increase of $1,751,606 (7%) due primarily to increased sales of the Company's Point of Sale Systems. Support revenues for the year ended December 31, 1995 were $17,047,913 as compared to $15,993,533 for the same period of 1994, an increase of $1,054,380 (7%) due primarily to an increased base of Point of Sale installations. Support revenues are billed and collected in advance for periods of one to twelve months and are recognized as support revenues ratably over the contract period. Sales by offices and distributors of the Company were $35,777,862 (80%) and $8,915,440 (20%), respectively, of net sales for the year ended December 31, 1995 as compared to $31,705,933 (76%) and $10,181,383 (24%) for the comparable 1994 period. The Company previously reported in two industry groups (the Real Estate/Hospitality Group and the Legal Group). The Legal Group is not material (less than 3% of total sales) to the consolidated operations of the Company, accounting for sales of $1,074,202 in 1995 and $1,185,910 in 1994. Therefore, this discussion and analysis is made on the basis of one industry category.

                Cost of goods sold for the year ended December 31, 1995 decreased to $18,965,582 from $20,587,974, a decrease of $1,622,392 (8%) over the comparable 1994 period. As a consequence, cost of goods sold as a percentage of net sales improved for the year ended December 31, 1995 to 42%, as compared to 50% for the same period of 1994. Gross margins of the Company increased to $25,727,720 from $21,299,342, an increase of $4,428,378 (21%) over the year ended December 31, 1994. Cost of system sales for the year ended December 31, 1995 was $14,351,669 (52% of system sales) as compared to $15,078,349 (58% of system sales) for the same period of 1994, a decrease of $726,680 (5%), due primarily to the mix of software and hardware sales and the ability of the Company to control hardware costs. Cost of sales is also lower in 1995 as compared to 1994 because 1994 included amortization of $358,500 related to certain capitalized software development costs written-off in 1994. Cost of support for the year ended December 31, 1995 was $4,613,913 (27% of support revenues) as compared to $5,509,625 (34% of support revenues) for the same period of 1994, a decrease of $895,712 (16%), primarily as the result of the Company's ability to control such costs.

                Selling, general, and administrative expenses decreased in 1995 when compared to 1994. For the year ended December 31, 1995, these expenses were $22,895,996 as compared to $24,388,210 a decrease of $1,492,214 (6%) over the same period of 1994. Selling, general, and administrative expenses as a percentage of net sales decreased to 51% for the year ended December 31, 1995, a 7 percentage point decrease from the year ended December 31, 1994. The reduction in expense is primarily in the areas of bad debts on accounts receivable ($770,000), payroll related costs ($218,000) and travel related expenses ($115,000). Reduction in bad debt expense is the result of changes in Company procedures in extending credit and collections.

         Research and development expense for the year ended December 31, 1995 decreased to $1,198,999 from $1,596,515, a decrease of $397,516 (25%), as compared to the year ended December 31, 1994. Total amounts expended on research and development (including amounts expensed and amounts capitalized) was $2,201,853 and $3,153,403 for the years ended December 31, 1995 and 1994, respectively. Management believes that these reduced expenditures do not negatively impact the Company's competitive position in the marketplace. The Company continuously evaluates the anticipated future sales of the software systems, and concluded, during the fourth quarter of 1995 that certain systems would have only nominal future sales and, therefore, should be written-off. This write-off (recorded in the fourth quarter of 1995) amounted to $514,694 and is reported in the income statement as a separate component of expenses. In 1994, the Company wrote-off $1,820,246 related to capitalized software costs.

         Depreciation and amortization expense for the year ended December 31, 1995 decreased to $1,520,033 from $2,157,857 for the same period of 1994, a decrease of $637,824 (30%). In 1994, the Company wrote-off certain goodwill associated with the Company's Hong Kong and Singapore subsidiaries which resulted in a $344,000 reduction in 1995 goodwill amortization when compared to that of 1994.

         Interest income for the year ended December 31, 1995 was $1,290,691 as compared to $1,255,848 for the same period of 1994, an increase of $34,843 (3%), due primarily to higher average invested balances.

         Interest expense for the year ended December 31, 1995 increased to $597,672 from $556,269 for the same period of 1994, an increase of $41,403 (7%) due to higher outstanding borrowings.

         During 1995, the Company made a provision for the settlement of a shareholder class action suit and increased the estimated cost of the 1993 settlement of a previous shareholder action. On December 27, 1995, the Company settled with the plaintiffs in the action known as IN RE: Sulcus Computer Corporation Securities Litigation, II. This settlement provided for a settlement fund of $800,000 in cash and 1,400,000 Sulcus Common Shares having a value of $2,800,000 at the time of settlement. The cash portion of the settlement will be paid by insurance ($666,000) and the Company ($134,000). The Company anticipates issuing the shares to the settlement fund on or before December 31, 1996. At December 31, 1995, the Company recorded a provision of $2,861,118 which, together with amounts accrued in 1994, represents costs which the Company expects to incur in connection with this settlement. Additionally, in connection with the conclusion of the 1993 settlement action known as IN RE: Sulcus Computer Corporation Securities Litigation, the Company expects to incur costs of $58,215 in addition to those previously accrued.

         During 1995, the Company recorded tax expense of $202,645, representing an estimate of current and deferred taxes attributable to that year. These taxes are incurred in jurisdictions where loss carryforwards are not available. Due to losses from operations and loss carryforwards, the Company incurred no expense in 1994 and 1993. The Company had a net deferred tax asset amounting to $2,099,753, net of valuation allowances of $10,534,223 at December 31, 1995 and $11,058,609 at December 31, 1994. The valuation allowance was decreased in the year ended December 31, 1995 by $524,386 reflecting the Company's estimate of the valuation allowance necessary to reduce the net deferred tax asset to the net recoverable amount. The realizability of this deferred tax asset is contingent upon a number of factors including the ability of the Company to attain a level of operations that will generate taxable income. Management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefits associated with net operating losses and tax credit carryforwards prior to their expiration. This belief is based upon the Company's view of expected profits in 1996 and the next several years. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a non-cash charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a non-cash credit to income.

                            1994 AS COMPARED TO 1993

         For the year ended December 31, 1994, the Company reported net loss of ($11,668,013) as compared to a net loss of ($3,050,100) for the year ended December 31, 1993. For the year ended December 31, 1994, the Company's sales and gross margins decreased from those reported in the same period of 1993. Additionally, the 1994 results included a write-off of software development costs ($1,820,246), the write-off of an investment in an unconsolidated subsidiary ($336,703), the write-off of goodwill ($1,256,000) and a provision for litigation settlement ($250,000) as compared to the 1993 write-off of assets ($970,184) and provision for litigation settlement ($2,237,310). Primarily as a result of the above, the Company's net loss in 1994 was ($11,668,013) as compared to ($3,050,100) in 1993.

         Net sales for the year ended December 31, 1994 were $41,887,316, representing a decrease of $5,458,515 or 12% when compared to net sales of $47,345,831 for the same period of 1993. Net system sales for the year ended December 31, 1994 were $25,893,783 as compared to $32,944,045 for the same period of 1993, a decrease of $7,050,262 (21%) due primarily to a sales decline in the Company's Hong Kong subsidiary, decreases of the Company's Property Management Systems domestic sales and the loss in 1993 of a distribution agreement by the Company's Craftech subsidiary in Hong Kong. Support revenues for the year ended December 31, 1994 were $15,993,533 as compared to $14,401,786 for the same period of 1993, an increase of $1,591,747 (11%) due primarily to increased sales of the Company's Point of Sale Systems and increased support provided under a contract with Holiday Inn Worldwide. Support revenues are billed and collected in advance for periods of one to twelve months and are recognized as support revenues ratably over the contract period. Sales by offices and distributors of the Company were $31,705,933 (76%) and $10,181,383 (24%), respectively, of net sales for the year ended December 31, 1994 as compared to $38,045,473 (80%) and $9,300,358 (20%) for the comparable 1993 period.

         Cost of goods sold for the year ended December 31, 1994 decreased to $20,587,974 from $23,084,752, a decrease of $2,496,778 (11%) over the comparable
1993 period. Cost of goods sold as a percentage of net sales remained relatively constant for the year ended December 31, 1994 at 50%, as compared to 49% for the same period of 1993. As a result, gross margins of the Company decreased to $21,299,342 from $24,261,079, a decrease of $2,961,737 (12%) over the year ended
December 31, 1993. Cost of system sales for the year ended December 31, 1994 was $15,078,349 (58% of system sales) as compared to $19,126,487 (58% of system sales) for the same period of 1993, a decrease of $4,048,138 (21%). Cost of support for the year ended December 31, 1994 was $5,509,625 (34% of support revenues) as compared to $3,958,265 (27% of support revenues) for the same period of 1993, an increase of $1,551,360 (39%) primarily as the result of increased costs of fulfilling support contracts for existing and acquired customers in connection with hardware and software systems sold.

         Selling, general, and administrative expenses increased in 1994 when compared to 1993. For the year ended December 31, 1994, these expenses were $24,388,210 as compared to $21,726,463 an increase of $2,661,747 (12%) over the same period of 1993. Selling, general, and administrative expenses as a percentage of net sales increased to 58% for the year ended December 31, 1994, a 12 percentage point increase from the year ended December 31, 1993. This increase in costs occurred primarily in the area of payroll and related costs ($2,346,655), legal, professional and auditing ($497,797) and was partially offset by declines in travel related costs ($391,397).

         Research and development expense for the year ended December 31, 1994 decreased to $1,596,515 from $1,877,628, a decrease of $281,113 (15%) as compared to the year ended December 31, 1993. Total amounts expended on research and development (including amounts expensed and amounts capitalized) was $3,153,403 and $4,346,965 for the years ended December 31, 1994 and 1993, respectively. Management believes that these reduced expenditures do not negatively impact the Company's competitive position in the marketplace. During the third quarter of 1994, the Company wrote-off capitalized software costs of $1,820,246, representing the assessment that certain customer related software would no longer benefit future periods. This write-off is presented in the income statement as a separate component of expenses.

         Depreciation and amortization expense for the year ended December 31, 1994 increased to $2,157,857 from $2,034,144 for the same period of 1993, an increase of $123,713 (6%).

         Interest income for the year ended December 31, 1994 was $1,255,848 as compared to $1,937,314 for the same period of 1993, a decrease of $681,466 (35%), due primarily to lower average invested balances.

         Interest expense for the year ended December 31, 1994 increased to $556,269 from $402,764 for the same period of 1993, an increase of $153,505 (38%) due to higher outstanding borrowings and higher interest rates.

         During 1994 and 1993, the Company did not record a provision for income tax expense, based upon estimates of the impact of losses for tax purposes, changes in deferred tax assets and the availability of loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's liquidity is dependent upon its ability to generate sufficient working capital through profitable operations. Management believes that in order to sustain profitability, it must continue to increase sales and improve productivity related to selling, general and administrative expenses. In order to increase sales, the Company believes that it must increase its distribution channels and introduce additional developed or acquired competitive products in its current market segment.

         Current short-term capital needs will be funded primarily through internal working capital and anticipated operating revenues from new sales, continuing and new support services revenue, and a backlog of orders received and pending. The Company has no significant unused lines of credit at either June 30, 1996 or December 31, 1995. To date, bank credit lines have not been a significant component of the Company's liquidity and capital resources.

         At June 30, 1996, Sulcus' cash and cash equivalents increased to $1,836,700 from $1,202,325 at December 31, 1995, an increase of $634,375. This increase is primarily the result of cash received during the first half of 1996 related to annual customers support agreements. This cash will be used to support operations throughout the remainder of 1996. Since the Company operates in a number of countries, cash and cash equivalents are maintained by the various operating subsidiaries in the local currencies of these countries for the purpose of paying expenses as they are due.

         The Company maintains a portfolio of short-term investments (primarily in the form of preferred stocks) which may be used for the purpose of providing liquidity. At June 30, 1996, the Company's short-term investment portfolio decreased to $12,083,557 from $12,408,075 at December 31, 1995, a decrease of $324,518 (3%) primarily related to declines in market value. These investments are subject to risk, most notably the risk that the market value of these assets will decline as the result of general market fluctuations, increases in interest rates or changes in the underlying operations of the investee. Company policy does not require temporary investments to be investment grade as determined by a nationally recognized statistical rating organization nor does it require that such investments have any additional safety feature such as insurance. Through the first five months of 1995, the Company maintained its investment philosophy of actively buying and selling investments with the objective of generating profits of short-term differences in price ("Trading"). Management sold a portion of these investments in May and June of 1995 and invested the proceeds of these sales in securities which will be held for the generation primarily of dividend and interest income ("Available for Sale"). Additionally, the remaining investments were reclassified in 1995 from Trading to Available for Sale. The Company had borrowings at June 30, 1996, and December 31, 1995, of $5,814,644 and $6,062,905 respectively, on margin against its investments at the brokers internally established floating interest rate which was 7.875% at June 30, 1996.

         At June 30, 1996, accounts receivable decreased to $9,881,234, as compared to $11,134,576 at December 31, 1995, a decrease of $1,253,342 (11%)
primarily due to collections on annual support contracts. The Company's gross accounts receivable includes hardware and software support contracts as well as amounts due on system installations. The Company records a provision for amounts which it estimates may ultimately be uncollectible from customers. The allowance for uncollectible accounts decreased at June 30, 1996 to $2,046,869 as compared to $2,581,020 at December 31, 1995, due to write-offs of accounts receivable.

         The Company purchases computer hardware and other equipment from vendors under open accounts payable for the purpose of including these items in systems sold to customers. Hardware and equipment are readily available in the marketplace and therefore it is not necessary for the Company to maintain large quantities of inventories to meet customer needs. Inventories of computers, computer components and computer peripherals decreased to $2,470,960 at June 30, 1996 as compared to $2,573,826 at December 31, 1995, a decrease of $102,866 (4%). Accounts payable decreased to $3,760,920 at June 30, 1996 as compared to $4,352,408 at December 31, 1995, a decrease of $591,488 (14%).

         The Company leases facilities under operating lease agreements of varying terms. Properties and equipment consist primarily of leasehold improvements and equipment used in the conduct of business. Property and equipment, net of accumulated depreciation and amortization, increased to $2,343,268 at June 30, 1996 from $2,015,816 at December 31, 1995, an increase of
$327,452 (16%).

         In addition to borrowings on margin against its investments, the Company has outstanding short and long-term borrowings from various financial institutions. At June 30, 1996, the Company had short-term borrowings (excluding borrowings under margin) of $74,639 as compared to $319,805 at December 31, 1995, a decrease of $245,166 (77%). At June 30, 1996, the Company had long-term borrowings (including current and noncurrent portions) of $431,101 as compared to $73,888 at December 31, 1995, an increase of $357,213. This increase is primarily the result of 1996 capitalized lease obligations for equipment.

         The backlog of hardware and software orders at June 30, 1996 is expected to be filled within one year and amounted to $3,517,000 as compared to $3,353,000 at December 31, 1995.

         The Company's ability to develop and expand its presence in the hospitality industry and expand existing business lines for its other markets depends, in a large part, on the availability of adequate funds. Cash flow has been favorably impacted during the past year by improving sales and profitability. These funds have generally been used to reduce levels of accounts payable, to fund the development of the Company's software products, to fund capital expenditures and to repay short-term borrowings. Management expects that to meet customer needs, it must begin to increase levels in inventories for the Company's manufactured point-of-sale products and continue to invest in the development of the Company's software products at levels consistent with those of the past two years. To finance these needs, the Company will rely primarily on operating cash flow over the next several years together with currently available working capital. In addition, the Company is considering the issuance of additional capital stock. On a longer term basis, the Company is working with financial institutions to develop relationships which will be used, in part, to provide working capital facilities which will be utilized in the Company's operations. Nonetheless, if technological changes render Sulcus' products uncompetitive or obsolete, or, if the Company incurs operating losses, additional capital may be required. There can be no assurance that any financing will be available when needed, or, if available, that it can be obtained on terms satisfactory to the Company.

         In furtherance of the Company's strategy of acquisition of computer software products or companies that complement or expand existing business lines, the Company intends to continue its pursuit to acquire additional businesses or software products and/or to create joint ventures related to existing businesses for this purpose. The Company currently has no plans, agreements or commitments for any such transactions and is not currently engaged in any active negotiations with respect to any such transactions. There can be no assurance that the Company will be able to acquire companies or software products on a favorable basis.

         Certain lawsuits arising in the ordinary course of business are pending against the Company and its subsidiaries. The Company believes that the ultimate outcome of these actions will not result in a material adverse effect on the Company's consolidated financial position and liquidity.

                                    BUSINESS

         GENERAL

         Sulcus develops, manufactures, markets and installs microcomputer systems designed to automate the creation, handling, storage and retrieval of information and documents. The Company designs its systems primarily for the hospitality and real estate industries and to a lesser extent, the legal profession. The Company's sales practices are currently systems oriented (rather than individual sales of hardware or software) toward the vertical marketing of its integrated products. Systems include a network of hardware, software and cabling as well as stand alone systems for which the hardware and software are not separately sold. The Company's systems are offered together with full services, training, maintenance, and support. The Company has installed systems throughout North and South America, Europe,

Africa, Asia and Australia. Customers include property management companies, condominiums, hotels, motels, restaurants, resorts, country clubs, cruise lines, real estate loan and closing offices, title insurance companies, abstract companies, escrow offices and law offices.

         HISTORICAL DEVELOPMENT

         The Company provides its computer systems to customers on a turnkey basis. Each system includes hardware, software, training, maintenance and support. Sulcus believes that this approach is critical in business applications because while some system providers can automate a specific task, most are unable to effectively automate a broad range of a customer's business. The Company's sales practices and trends are currently oriented to sales of systems (rather than individual sales of hardware or software) and to the vertical marketing of its integrated products.

         The Company began to develop in 1988 a strategic plan to achieve a leadership position in turnkey computer systems with specialized software for the real-estate related, hospitality and legal industry groups. These groups were chosen because they represented, in management's opinion, large vertical business markets. The strategic plan envisioned internal growth by way of expanded research and development, as well as growth through acquisitions, mergers, joint ventures and similar alliances. In furtherance of this strategy, Sulcus pursued acquisition opportunities which created additional market opportunities for existing products, had products that complemented or expanded existing product lines, and created additional product distribution channels. Sulcus has made numerous acquisitions to date as described below.

         COMPUSOLV

         In July 1989, a subsidiary of Sulcus, acquired a non-exclusive license from CompuSolv for established property management software systems for the hospitality industry. These systems are used by the hotel, motel, condominium, restaurant and travel industries to automate front office, back office, point of sale and call accounting systems.

         RADIX

         In August 1990, Sulcus established Radix Systems, Inc., a wholly-owned subsidiary with its primary offices in Conshohocken, Pennsylvania. Radix provided field engineering and support services including site analysis, cabling, and Novell(R) training. Since that time, Radix has added LANmark support and Squirrel system sales and support.

         LODGISTIX

         In February 1991, Sulcus acquired Lodgistix, Inc., an integrator of property management systems in the hospitality industry. Lodgistix was a developer of automated hotel systems including front office, back office, sales and catering and interfaces to other hotel- related systems. The Lodgistix stockholders received one unit (the "Unit") of Sulcus for each 13.479 shares of their Lodgistix Common Stock, each Unit consisting of two shares of Sulcus Common Stock and two Class A Warrants. An aggregate of 484,375 Units were issued to all Lodgistix stockholders with a value of $3,100,000.

         SULCUS (AUSTRALIA) PTY. LTD.

         Effective November 1, 1991, the Company established a direct sales office in Australia by acquiring certain assets, trade names, leasehold improvements and equipment for approximately $200,000 from Belvoir Lodgistix Group Pty. Ltd. and its shareholders. Belvoir Lodgistix was the distributor of Lodgistix, Inc.'s systems in Australia and Eastern Asia. The Company's name was changed to Sulcus (Australia) Pty. Ltd. Sulcus (Australia) Pty. Ltd. sells and supports the full range of the Company's property management and point-of-sale systems.

         SQUIRREL

         In March 1992, the Company acquired Squirrel Companies, Inc. Squirrel develops and markets touch-screen software systems to the hospitality industry. Squirrel's software systems consist principally of point-of-sale software coupled with food and beverage software and hardware. Sulcus purchased Squirrel in exchange for $500,000, 401,260 shares of Sulcus Common Stock valued at $2,307,245. At the closing options to purchase up to 175,000 shares of Sulcus Common Stock at $4.25 per share were issued as well as options to purchase 225,000 shares of Sulcus Common Stock at $12.50 per share were issued, subject to certain earn out provisions in connection with the acquisition. One half of the options for the 175,000 shares were vested immediately and the balance vested one year later. A total of 174,263 options were exercised. The earn out options were to vest in each of the three years ended December 31, 1992, 1993 and 1994 if Squirrel met its earn out objective. None of these options were exercised and have expired. In addition, the shareholders of Squirrel were entitled to receive up to 451,665 additional shares of the Company's Common Stock if Squirrel attained its earn out objective for those three years. For the years ended December 31, 1992 and 1994, Squirrel achieved sufficient earnings to entitle the former shareholders to earn out payments. The Company issued an aggregate of 124,048 shares for 1992 and 1994 respectively, having an aggregate value of $880,288.

         NRG

         In March 1992, the Company acquired NRG Management Systems, Inc. (NRG) in exchange for 61,968 shares of the Company's Common Stock valued at $473,207. NRG develops and markets energy and room management software to the hotel and motel industry.

The applications include HVAC energy management, in-room safes, mini-bar, maid status, and room occupancy and security. In 1996, the Company began marketing an improved version of the product under the name CIRIS I. The shareholders of NRG were entitled to receive up to 324,324 additional shares of the Company's Common Stock if NRG attained certain projected after tax earnings for the years 1992 through 1994. For the year ended December 31, 1992, the Company issued 16,019 shares of Sulcus Common Stock valued at $148,173 ($9.25 per share) pursuant to the earn out formula. For the years ended December 31, 1993 and 1994, pursuant to the terms of the Stock Purchase Agreement, no earn out shares were issued.

         JBA

         In July and September 1992, respectively, the Company acquired JBA (HK) Ltd. of Hong Kong and JBA Singapore PTE. LTD. The names of the companies were subsequently changed to Sulcus Hospitality Limited and Sulcus Singapore Pte. Ltd., respectively. Sulcus Hospitality Limited and Sulcus Singapore Pte. Ltd. market the full range of the Company's property management and point-of-sale systems. The purchase price of both companies consisted of a total of $1,450,000 in cash. In addition, the former shareholders were entitled to receive shares of Sulcus Common Stock having an aggregate value of up to $8,855,000, contingent upon achieving certain earnings benchmarks over a three-year period. For the year ended December 31, 1992, the Company issued 327,726 shares of Sulcus Common Stock valued at $2,827,691. As a result of the Company's 1992 restatement of earnings, the Company revised the contingent earn out calculation based on the restatement adjustments that affected it. The Company cancelled the 327,726 shares of stock issued on its books and records as a result of the original calculation; however the certificates representing these shares have not been surrendered despite demand. As a result of the share cancellation, at December 31, 1994, the Company reduced goodwill by approximately $2,168,000, reduced equity by approximately $912,000, the estimated current value of the shares to be cancelled, and expensed the difference of $1,256,000 in 1994. For the years ended December 31, 1993 and 1994, these companies did not achieve their projection, and therefore, no earn out shares will be issued.

         TECHOTEL

         Effective January 1, 1993, the Company acquired Techotel, AG of Zug, Switzerland, a hotel software development, marketing, and service organization. The name of the company was subsequently changed to Sulcus Hospitality Group EMEA, A.G. Sulcus Hospitality Group EMEA, A.G., through Lodgistix (International) AG, a wholly owned subsidiary, sells and supports the full range of the Company's property management and point-of-sale systems in 30 markets in Europe, the Middle East, and Africa, primarily through distributors. The purchase agreement (as amended) provided for the issuance of Sulcus Common Stock valued at $1,000,000 and as a result of subsequent discussions and negotiations, the Company issued 200,000 shares of its Common Stock valued at $500,000 ($2.50 per share) and paid $500,000 in cash. In addition, the shareholders of Techotel were entitled to receive additional shares of the Company's Common Stock if Techotel attained certain projected after-tax earnings for the years ended December 31, 1993 through 1995. These earnings were achieved for the 1993 period. As a result, Sulcus has issued to the former shareholders of Techotel 90,517 shares of Sulcus Common Stock valued at $698,110 ($7.7125 per share) for the 1993 period. It is the Company's interpretation of the purchase agreement that Sulcus Hospitality Group EMEA, A.G. did not achieve the required earnings for 1994 with which interpretation the former shareholders have not yet agreed and the Company and former shareholders do not agree on the interpretation for the 1995 earn out. This interpretation involves a range of items including pricing of shares, licensing of products, intercompany transfer pricing, step-down pricing, intercompany billings and a variety of interpretations of earn out calculations for the entire earn out period. The maximum possible remaining earn out for 1994 and 1995 is $1,926,666. The Company has calculated the earned portion for 1995 to be $168,399. The actual number of shares to be issued is dependent upon the final resolution. The price per share for such determination ranges from $2.0125 to $2.2375.

         LODGISTIX SCANDINAVIA


         In November 1993, the Company acquired Lodgistix Scandinavia A.S., a distributor of Lodgistix systems in Norway, Sweden and Denmark. The name of this company was subsequently changed to Sulcus Scandinavia, A.S. Sulcus Scandinavia A.S. offers a full range of Sulcus products including hotel management systems, restaurant point-of-sale systems, and CIRIS I in-room management systems. The purchase price consisted of 100,000 shares of Sulcus Common Stock valued at $250,000 and $50,000 in cash. In addition, the former stockholders of Lodgistix Scandinavia were entitled to receive additional shares of the Company's Common Stock with a value up to $675,000, contingent upon attaining certain earnings over a three year period. Sulcus Scandinavia A.S. achieved the targeted earnings for the years ended December 31, 1993 and 1995, as a result, Sulcus has issued to the former stockholders of Lodgistix Scandinavia A.S. 5,808 (later calculated as being 13,494 shares) and 111,801 shares of Sulcus Common Stock valued at $44,864 (initially valued at $7.725 per share, later valued at $3.325 per share under the terms of the agreement) and $225,000 ($2.0125 per share) for 1993 and 1995, respectively. Sulcus Scandinavia did not achieve the required earnings for 1994.


         INTERNATIONAL OPERATIONS

         The Company has established international operations for the marketing, support, manufacturing and/or distribution of its products as a result of its acquisition strategy. The Company's international operations presently consist of the following subsidiaries: Sulcus (Australia) Pty. Ltd., a direct sales office in Australia; Squirrel Systems of Canada, Ltd., a Canadian subsidiary of Squirrel located in Vancouver, British Columbia which manufactures and sells Squirrel products; Sulcus Hospitality Limited located in Hong Kong, and Sulcus Singapore, PTE. LTD., located in Singapore, each a direct sales office; Sulcus Hospitality Group EMEA A.G. located in Switzerland;

Lodgistix UK, Sulcus Scandinavia A.S., located in Norway; Sulcus (Malaysia) Sdn Bhd; Squirrel (U.K.) Ltd., Sulcus Hospitality (U.K.) Ltd., and NRG Management Systems (U.K.) located in the United Kingdom, all direct sales and support offices, and Sulcus Hospitality Group (Belgium) located in Belgium, which operates as a customer support office.

         Sulcus localizes its products for use in other countries so that all monetary references, user messages, and documentation reflect the monetary units, language and other conventions of a particular country. The Company's international operations are subject to certain risks common to foreign operations in general, such as governmental regulations and import restrictions.

         PRODUCTS

         HARDWARE

         Sulcus markets computer systems consisting of hardware, software, training and ongoing support. The hardware platform utilized by the Company's property management and legal systems products can be obtained from Sulcus or from elsewhere--either from a manufacturer with whom Sulcus has a value-added remarketing agreement (whereby Sulcus purchases such hardware at a discount) or from a completely independent supplier. The hardware platform utilized by the Company's point-of-sale systems is manufactured by the Company from commercially available computer components.

         In the event of a turnkey purchase in which Sulcus supplies hardware, software and training, Sulcus offers a Hardware Service Agreement for the maintenance of the equipment. In certain circumstances the hardware supplier provides the equipment maintenance with no revenue accruing to Sulcus. Sulcus performs certain remanufacturing and assembly operations at its own Greensburg, Pennsylvania, Wichita, Kansas and Vancouver, Canada facilities. Sulcus is not dependent on a specific manufacturer for its components or systems.

         The base systems are supported by printers and other peripherals (as requested by the customer) purchased by Sulcus from manufacturers. Sulcus is not dependent upon any individual supplier for these peripherals and support devices.

         SOFTWARE

         Through its in-house staff of applications programmers, systems programmers, and software engineers, Sulcus develops and enhances its own proprietary software. Sulcus attempts to have its software operate with single-input (or file-integration) methods so that the user enters data once and the computer will use that data in the various applications desired. The following is a brief description of the Company's principal products:

         PROPERTY MANAGEMENT SOFTWARE (PMS)

         CompuSolv is a UNIX-based software system which automates hotel front office operations and back office accounting functions. Rights to this software were obtained under a non-exclusive license.

         LANmark is the Company's proprietary software which uses local area network technology and is designed for managing hotels ranging in size from 150 to more than 2,000 rooms. Customers can purchase different modules of this system to meet their specific needs including front office operations, back office accounting functions, credit card authorization, group room sales, and meeting/function space and event planning.

         LANlite is a proprietary system designed to meet the needs of properties which do not require all of the features of LANmark. As with the LANmark system, customers can purchase different modules to meet their specific needs.

         LANexec is a proprietary management information system allowing customized reports drawn from the LANmark database.

         InnMaxX is a proprietary Windows based software system designed for small lodging properties including lodges, bed and breakfast inns or small resort properties.

         CIRIS I is the Company's proprietary centralized in-room information system which consists of energy and room management software with applications for HVAC management, in-room safes, mini-bar, maid status and room occupancy and security.

         HOTELtrieve is a licensed computer output to laser disc information archival and retrieval system tailored to hospitality industry requirements. This system allows the accurate capture and faithful reproduction of all archivable information. This system provides storage for up to one million pages on a single disc and gives the benefits of reduced storage and retrieval costs, shortened access time, distribution of information to multiple locations and integration with existing customer electronic systems.

         POINT-OF-SALE SOFTWARE (POS)

         Squirrel Restaurant Management System offers complete automation of full-service restaurant operations. This proprietary system automates order-entry, credit card processing, labor cost management, time and attendance, food and beverage management and data transfer. In addition to stationary terminals, this system also offers remote operations through hand-held terminals.

         Squirrelite is proprietary software for restaurant operations similar to the Squirrel Restaurant Management System but intended for smaller installations.

         OTHER SOFTWARE

         The Abstractor is proprietary software which operates together with portable computers and cellular communication to automate the collection and organization of real estate title searches.

         The Closer 2000 is proprietary software which automates real estate transfers including closing and settlement statements, truth-in-lending disclosures, escrow and trust accounting, forms creation and information indexing.

         PRODUCT SUPPORT SERVICES

         Management believes that support is fundamental to the continued business relationship with Sulcus' customers. Software support agreements are entered into in connection with substantially all system sales.

         Under software support agreements, Sulcus offices provide support services with their regional personnel and, if no solution can be found at that level, Sulcus maintains second-level support through its Wichita, Kansas or Vancouver, British Columbia centers which are staffed by specially trained personnel. This multi-level support is intended to ensure that customers receive prompt response and service. Software support services are provided for a fee on a 24-hour, seven-day-per-week basis pursuant to a Support, Maintenance and Enhancement Agreement.

         Sulcus provides hardware support for a fee under a Hardware Service Agreement which enables the user to call for a diagnosis and, repair or replacement based upon the circumstances. Certain repairs and replacements come with fees in addition to the support agreement, depending on the circumstances. Additionally, depending upon the terms of the service agreement purchased by the customer, hardware service may be provided at a customer's site or at centralized facilities. The Company receives certain hardware support from manufacturers or other service providers for a fee.

         PRODUCT RESEARCH, DEVELOPMENT AND IMPROVEMENT

         The Company has a number of ongoing research and development projects consisting of developing new hardware and software products as well as improving existing products.

         Most of the Company's software products are developed internally although the Company has purchased technology and has licenses for certain intellectual property rights. Product documentation is also created internally. Internal development enables Sulcus to maintain closer technical control over the products and gives the Company the latitude to designate which modifications and enhancements are more beneficial and when they should be implemented. The Company has created and acquired a substantial body of development tools and methodology for creating and enhancing its products. These tools and methodology are intended to simplify a product's integration with different operating systems or computers.

         By making end-user follow-up contacts and by considering and evaluating end-user requests for additional features to products, Sulcus maintains an information base to evaluate market feasibility of new products. Developing new software and updating existing offerings is a continual process performed by research and development groups in the effort to keep their products competitive. Also, since the functions of several products are affected by changes in tax laws and regulations, Sulcus rewrites such affected software to meet these changes for its customers.

         Updates are made available without charge to those customers who have purchased support or service agreements. Additionally, formally organized user groups exist to provide input and suggestions on new features and modules for products. These groups have periodic meetings and provides significant user information for new product development. Neither the Company nor any of its principal business units is dependent upon a single group of customers or a few customers, the loss of any one or more of which would have a material adverse effect on the Company or any of its principal business units.

         MARKETS

         Sulcus offers turnkey systems consisting of hardware, software, supplies, training, maintenance and support to the hospitality and real estate industries as well as the legal profession. These systems are installed throughout North and South America, Europe, Africa, Australia and Asia. Customers include property management companies, condominiums, hotels, motels, restaurants, resorts, country clubs, cruise lines, real estate, loan and closing offices, title insurance companies, abstract companies, escrow offices and law offices.

         The Company markets its systems through more than 80 locations in over 20 countries. These include locations maintained by the Company as sales offices as well as locations of distributors. Customer assistance and support services are generally offered 24 hours-a- day. The Company has generally had good experience in utilizing its internal resources as well as distributors to market and sell its products and services. Utilizing distributors allows the Company to take advantage of established operations, eliminate office start-up costs, and control costs associated with sales and marketing. Management intends to continue to build the Company's customer and product bases through current channels and to pursue strategic growth through acquisitions, mergers, joint ventures or other alliances.

MARKET, DEVELOPMENT AND OPERATING AGREEMENT WITH HORWATH INTERNATIONAL

         On April 8, 1996, Horwath International and Sulcus announced the execution of a market, development, and operating agreement to market, license, and sell worldwide a series of automated products and services to be supplied exclusively by Sulcus.

         Horwath International is one of the world's largest international networks of independent accounting and management consulting firms with offices throughout the United States and in 90 countries of the world. Horwath's member and correspondent firms, with more than 300 offices and 10,000 partners and staff worldwide, offer a spectrum of professional services including consulting, accounting, auditing, and tax. Horwath member firms specialize and have earned a worldwide reputation as advisors to the travel and tourism industry, as well as in information technology and international structuring and tax planning. Sulcus hospitality products and services will be marketed under the name HAT...MS(TM) products (Hospitality And Tourism...Management Systems(TM)) and are designed for automating the operations of hotels, restaurants, convention centers, country clubs, airlines, and all other businesses involved in hospitality and tourism throughout the world.

         The initial term of the agreement is 66 months, and it will be automatically renewable for succeeding 12-month periods. Horwath has been granted an exclusive master license for HAT...MS(TM) products. Horwath is required to sublicense a minimum of seven Peer Distributors and 10 Peer Associates per year, all of which must be affiliates of Horwath International and certified as a member in good standing. Horwath Peer Distributors will be fully equipped with all HAT...MS(TM)/Sulcus hardware and software and will be selected on the basis of achieving $750,000 of sales and services, after a three-month ramp up period, in the first year and $900,000 each year thereafter. Peer Associates will provide potential clients to either Horwath or Sulcus without any fixed expectations of sales and services. Management believes that this agreement with Horwath International should provide Sulcus with expanded global distribution.

         TRAINING

         Training of users is performed by employees of Sulcus who are themselves required to go through a Company training program and occasionally by distributors familiar with the business function of the user. Sulcus also trains its personnel in applying the use of teaching techniques to user requirements. Under the turnkey concept the user is taught to customize the output for his specific needs. Sulcus conducts training at its offices and at customers' sites.

         MARKETING AND ADVERTISING

         Sulcus utilizes Company owned locations and distributors for the sales of its systems. The Company owned locations account for the majority of Sulcus' sales and are located throughout the United States and in Australia, Hong Kong, Singapore, Switzerland, United Kingdom, Norway, Malaysia and Canada. Sales personnel are employees of the Company and sell Sulcus products directly to end-users and do not represent any other companies. The Company's compensation arrangements with its sales employees generally provide for a commission based on sales performance. Managers engaged in sales activities are compensated by a combination of salary and commission. Distributors are compensated by means of a discount on the purchase price which varies with products offered and to a lesser extent, the territory assigned. The Company sets minimum sales quota requirements for its sales employees and during the past three fiscal years the Company has terminated sales employees and distributors for failing to meet such requirements. The Company is not materially dependent upon any individual or group of sales employees or distributors.

         The Company does not provide customers or distributors with rights to return products, extended payment terms or similar working capital items. The Company does not offer any written warranty relating to the performance of its software products or Company manufactured point-of-sale hardware products, or that they will operate error free. It does represent that when delivered, these products will conform to their published specifications if used properly and used on equipment purchased from or approved by the Company. The warranty for hardware purchased by the Company for resale as part of a computer system is issued by the manufacturer, and is passed on to the customer.

         The Company utilizes a sales-type lease program in which the Company retains ownership in the residual value of the leased property and assumes certain liability under the recourse provisions in the agreement. The Company has recorded a reserve for the estimated liability. To date actual losses from recourse provisions have not been material.

         Sulcus has a national advertising program primarily geared to trade journals and a local and regional cooperative advertising program which encourages the distributors to advertise in their respective areas and attend local trade exhibits and conventions. Representatives of Sulcus attend and demonstrate its products at national conventions of the various industries in which its customers participate. Some of the conventions and trade shows attended include the International Association of Hospitality Accountants, Hotel Industry Technology Exposition and Conference, National Restaurant Association Convention, and the American Land Title Association Convention. Sulcus also conducts a year-round direct-mail program.

         Through its product strategies, management believes Sulcus can address the automation requirement of each market segment. By doing so, Sulcus provides a full-service product integration and upgrade path as a customer outgrows its present computerized needs. This approach benefits customers by protecting their investment in hardware and software, and allows greater flexibility for future planning.

COMPETITION

         Competition in the computer software market is generally intense and competitors often attempt to emulate successful programs. Of the major competitors, there does not appear to be a clear dominant vendor, due in part to the increased number of competitors entering the marketplace over the past several years. Increased competition has resulted in greater discounting of prices with no lessening of the cost of providing systems and services. Competitive advantages are afforded to those companies which are better capitalized and have programming staffs which are able to meet the changing demands of hotel and resort property owners or managers. There can be no assurance that competitors will not develop competitive products or that Sulcus will be able to successfully compete against such competitors or products. The competitive position of Sulcus is not readily available because many companies in this market are privately held and do not publish financial information. Furthermore, there is no organization that routinely collects and evaluates competitive information from which a competitive position can reliably be ascertained.

         The Company believes there are approximately five to six competitive Property Management Systems vendors that have about the same or more installations than Sulcus. The major competitors in the hotel/property management market domestically (U.S.) include Hotel Information Systems, Inc.
(HIS), Computerized Lodging Systems, Inc. (a subsidiary of MAI Systems), Encore Systems, Inc., and Fidelio Software Corporation (a subsidiary of Micros Systems, Inc.) In Europe, the Middle East and Africa, the major competitors are Fidelio Software Corporation and Hotel Information Systems, Inc. (HIS). In Asia, Hotel Information Systems, Inc., and Fidelio Software Corporation are the Company's major competitors. In the Full Service Restaurant Management System domestic market, competitors are Micros Systems, Inc., NCR Corporation, Restaurant Data Concepts, Inc., MenuSoft Systems, Inc. and Panasonic Communications and Systems Co's. In Europe, the Middle East and Africa, the major competitors are Remanco International, Inc. and Micros Systems, Inc. In Asia, Remanco International, Inc., Micros Systems, Inc. and NCR Corporation are the Company's major competition. The Company has not relied upon any report, study, or other support in connection with this belief. Sulcus Hospitality has been an active participant in the hospitality industry for over twelve years.

         Management believes that compared to competitive products, Sulcus products are not only superior in feature and function, but in connectivity and integration to other products. Sulcus differentiates itself in the hospitality marketplace in two ways. First, Sulcus utilizes a state-of-the-art development platform for all of its software products which allows the Company to implement its systems on both UNIX computers and DOS computers. The software development platform is extremely flexible and easy to modify, allowing customization of application programs to meet the specific needs of customers and provide less expensive enhancements to the system over time. The Company's internal labor costs are also reduced because of the efficient manner in which its programs can be created and modified. Second, Sulcus offers a complete family of products to the hospitality industry. These products include central reservation systems, property management systems, restaurant POS systems, and computer-aided training. Management believes that support is fundamental to the continued business relationship with Sulcus' customers and that its software support is among the industry's leaders. See "Business--Product Support Services."

         The Company has generally had favorable experience in utilizing its own employees as well as distributors for marketing and selling the Company's products and services. Use of distributors and dealers allow the Company to take advantage of established operations having required experience with the Company's products. Office start-up costs are eliminated which help in the control of the Company's costs associated with marketing and sales. The disadvantage to using this method of distribution is the lack of direct control and a risk inherent with changes in business and conditions of the distributor which could result in less sales effort and less than expected revenues.

PRODUCT PROTECTION

         Sulcus regards its software and application systems as proprietary and generally relies on a combination of trade secret laws, copyrights, contracts and internal and external nondisclosure safeguards to protect its products. Each of the contracts under which customers use Sulcus' products contain restrictions on using, copying and transferring the products, and prohibit their disclosure to other parties. Despite these restrictions, it may be possible for users or competitors to copy aspects of the products or to obtain information that Sulcus considers as trade secrets. Sulcus believes that any copies so obtained have limited value without access to the product source code which is kept highly confidential. Additionally, many of Sulcus' products contain software and hardware security devises to prevent unauthorized use or copying. Because of the uncertain enforcement of Sulcus' proprietary rights in foreign countries, most products distributed internationally use internal copy protection methods. Only certain aspects of computer software can be patented, and existing copyright laws afford limited practical protection. Sulcus has not patented any of its products although it may seek patent protection for future products. To maintain competitive advantages, Sulcus believes that rapid technological changes in the computer industry places greater emphasis on the knowledge and experience of its personnel and their ability to develop, enhance and market new products, than on patent or copyright protection of technology. Because of this, all employees are required to sign nondisclosure agreements at the time of their employment.

         Sulcus has registered in the United States and uses the following trademarks and service marks on its products and services, and considers each to be proprietary: SULCUS(R), LODGEMATE(R), LANmark(R), SQUIRREL(R), LODGISTIX(R), PROWARE(R), LAWTOMATION(R) and SULCLINK(R).

         Sulcus has the exclusive license and assignment of the following trademarks: COMPUSOLV(R), EVIDENCE MASTER(R) and COLLECTION LEDGER(R). Sulcus has applied for, or intends to apply for Federal trademark or service mark registration for HAT...ms(TM), INNMAXX(TM), LANEXEC(TM), HOTELTRIEVE(TM), CIRIS I(TM), SQUIRRELITE(TM), NRG(TM), ONE WORLD ONE SYSTEM(sm) and NRG SAVER(sm). Additionally, Sulcus has registered or applications are pending for various product names in numerous foreign countries.

PERSONNEL


         As of September , 1996, Sulcus employed 408 persons, including 31 executives engaged in management, 63 persons in administration and finance, 104 technical personnel, 51 persons engaged in sales marketing and 159 persons in training and product support. None of Sulcus' employees are subject to collective bargaining agreements. Sulcus believes its relations with its employees to be excellent.


PROPERTIES

         Sulcus' principal executive, and administrative operations are located at Sulcus Centre, 41 N. Main Street, Greensburg, Pennsylvania 15601, in a facility containing approximately 10,000 square feet. Sulcus leases this building under several leases, with a trust established by Sulcus' principal stockholder and Chairman, Jeffrey S. Ratner, expiring on various dates through September 30, 2001. The annual rental commitment under these leases are $229,111 in 1996, $138,105 in 1997, $85,860 in 1998 and $90,144 in 1999, $91,947 in 2000,
and $91,947 thereafter. The leases renew automatically for additional two-year terms at a minimum rental of 2% over the prior year's amount, unless canceled by either party. The aggregate rental commitment is similar to comparable properties in the area.

         Lodgistix leases approximately 22,500 square feet of office space in Wichita, Kansas. The approximate monthly costs are $22,900, pursuant to a lease terminating January 31, 1998. Sulcus Hospitality Group, Inc., leases approximately 4,200 square feet of office space in Phoenix, Arizona. The approximate monthly costs are $6,700 under a lease terminating July 31, 1996. Squirrel Systems of Canada, Inc., leases 21,000 square feet in Vancouver, British Columbia, Canada at an approximate monthly cost of $9,400 under a lease terminating on October 31, 2005. Sulcus also leases regional and branch office space under lease arrangements that vary from one year to month-to-month. The total rent expense for these offices was $165,084; $185,251; and $161,700 for the years ending December 31, 1995, 1994, and 1993, respectively.

         In December 1992, the Company purchased an office building located at 420 West Boynton Beach Boulevard, Boynton Beach, Florida. The purchase price was $338,000. The building has approximately 6,200 square feet, of which 742 square feet is under lease which expires at December 1996. The Company utilizes this facility for executive, sales and administrative offices and, upon expiration of the existing lease, will also utilize this space for such purposes.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of Sulcus are as follows:


         Name            Age                       Position
Jeffrey S. Ratner        53      Director and Chairman of the Board
Robert D. Gries          67      Director (1)
Herbert G. Ratner        88      Director
John W. Ryba             52      Director, General Counsel and Vice President, Administration
David Adler              51      Director (1)
Joel B. Nagelmann        55      President and Principal Executive Officer
H. Richard Howie         42      Chief Financial Officer, Principal Accounting Officer and Treasurer
Delmer C. Gowing III     52      Chief Legal Officer
Margaret Santone         55      Corporate Secretary and Office Manager
William F. McLay         49      Managing Director
Barry Logan              47      Vice President, General Manager, Restaurant Division of Sulcus Hospitality Group
Bernhard Mantel          43      Vice President, Operations, Sulcus Hospitality Group EMEA, AG
Jappe Kjaer              41      President, Sulcus Scandinavia AS
Thomas Caudill           53      Vice President, General Manager, Lodging Division of Sulcus Hospitality Group
Gerry Lau                57      Chairman, Sulcus Hospitality Limited


(1) Member of Audit Committee.

         Each director is elected for a period of one year at the Company's annual meeting of Stockholders and serves until his successor is duly elected by the Stockholders. Officers are appointed and serve at the will of the Board of Directors subject in certain cases to the terms of employment agreements. Herbert G. Ratner is the father of Jeffrey S. Ratner.

         JEFFREY S. RATNER is a co-founder of the Company and has served as Chief Executive Officer and Chairman of the Board of Directors since the Company's inception in 1979. In September 1995, Mr. Ratner vacated the Chief Executive Officer position. Since 1975, Mr. Ratner has owned Ratner Real Estate and Ratner Development Corporation and is the Chief Executive Officer and Chairman of the Board of both companies. In 1992, he became Chief Executive Officer and Chairman of the Board of City Rentals, Inc., and is its sole shareholder. These companies purchase, develop, lease and manage commercial and residential real estate. Mr. Ratner does not devote substantial time to these companies. On May 2, 1996, Mr. Ratner entered into an agreement with the Securities and Exchange Commission, without admitting or denying any wrongdoing, which provides that he would not in the future violate certain sections of the Exchange Act and Rules thereunder. See "Recent Developments."

         ROBERT D. GRIES has been a Director of the Company since 1983. From 1964 through the present, Mr. Gries has been President of the Gries Companies and has been engaged in venture capital financing. From 1966 to 1995 he was Vice President, director and a major shareholder of the Cleveland Browns Football Company, Inc., a professional National Football League team.

         HERBERT G. RATNER was elected as a Director of the Company in October 1988. Until he retired in 1992, Mr. Ratner was the Chairman of the Board and principal shareholder of City Industries, Inc., City Rentals, Inc., Supermarket Realty, Inc. and Key Motors, Inc., since founding these companies in 1965. He is also a member of the Board of Directors of Holy Cross Hospital in Florida. Mr. Ratner is the father of Jeffrey S. Ratner, Chairman of the Company.

         JOHN W. RYBA joined the Company in September 1987 as its General Counsel and is presently its General Counsel and Vice President, Administration. Mr. Ryba was elected a director in May 1989. Mr. Ryba was engaged in the private practice of law in Pittsburgh, Pennsylvania, from 1984 until joining the Company. His firm represented computer software and hardware companies.

         DAVID H. ADLER was appointed a Director of the Company in August 1993. Mr. Adler has been Chief Executive Officer and majority shareholder of a group of privately-owned companies since 1985, including the Adler Financial Group, David H. Adler

Real Estate Enterprises and PEBECO (Pennsylvania Bedding Incorporated) of Scranton, Pennsylvania, a manufacturer of King Koil and other private labelled mattresses and sleep products.

         JOEL B. NAGELMANN joined the Company in April 1995 as its President. Previously, from March 1994, until joining the Company, he was Vice President and General Manager of Enterprise Information Solutions Group of Amdahl Corporation (AMEX:AMH), which develops and markets computer systems and services. Prior to joining Amdahl Corporation, from 1988 to 1993, he was President of Xerox Services (XCS), a division of Xerox Computer Corporation (NYSE:XEROX). XCS develops and markets specialized software applications domestically and internationally.

         H. RICHARD HOWIE joined the Company in July 1994, as Chief Financial Officer/Vice President-Finance and Treasurer. Previously, from January 1994 to June 1994, he was Chief Financial Officer at Central Blood Bank, Inc. From 1987 to November 1993, he was Vice President Finance and Chief Financial Officer of Stuart Medical, Inc., a nationwide hospital distributor of medical and surgical supplies.

         DELMER C. GOWING III joined the Company in July 1994, as its Chief Legal Officer. He had been a partner at the law firm of Honigman, Miller, Schwartz and Cohn, in their West Palm Beach, Florida office from 1991 to July 1994. From 1989 to 1991, he held the position of Executive Counsel of Finalco Group, Inc., an equipment leasing company. From June 1995, he has been a partner at Hertz, Schram & Saretsky in their West Palm Beach office while still serving as Chief Legal Officer of the Company.

         MARGARET SANTONE joined the Company in 1979 as Corporate Secretary and Office Manager. From 1975 to the present, she has also served as the Corporate Secretary of Ratner Development Corporation, Ratner Real Estate and City Rentals, Inc. Ms. Santone does not devote substantial time to these companies.

         WILLIAM F. MCLAY joined the Company in 1990 as its Chief Financial Officer until January 1991, when he left to serve as a Financial Advisor to Foster Industries, Inc. through 1992. Mr. McLay rejoined the Company in 1993, as Director of Corporate Planning and Development, later becoming Managing Director. Mr. McLay was Vice-President and Controller of American Equity Corporation from 1984 to 1989. Prior thereto, from 1976 to 1984, he served as Controller and Treasurer of Wooding-Verona Tool Works, Inc., a subsidiary of The Budd Company (formerly NYSE:BF).

         BARRY LOGAN was promoted to Vice President, General Manager-Restaurant Division of Sulcus Hospitality Group in 1994. He joined the Company as Vice President of Research and Development of Squirrel at the time of its acquisition by the Company in March 1992. Prior thereto, he was responsible for the evolution of the Squirrel product line from its inception in 1984. Prior to joining Squirrel in November 1984, he developed a time sharing system operation and has been involved in a variety of computer- oriented organizations since 1972.



         BERNHARD MANTEL joined the Company following the acquisition of its subsidiary, Techotel, Inc. in January 1993, as the Managing Director of Techotel, Inc. (now Sulcus Hospitality Group EMEA, AG) and Lodgistix (International), AG, a wholly-owned subsidiary of Techotel. From 1983 until joining Sulcus, he founded Techotel, Inc. ("Techotel") and Lodgistix (International), AG and served in the same capacities for each. He also serves as a Director of Techotel's subsidiary Lodgistix U.K. Ltd. (since its inception in 1987).

         JAPPE KJAER joined the Company in January 1994, as President of the Company's subsidiary, Sulcus Scandinavia A/S (formerly Lodgistix Scandinavia A/S), upon its acquisition by Sulcus. Mr. Kjaer founded Lodgistix Scandinavia A/S, a Lodgistix distributor in Norway, Sweden, and Denmark, in 1987, and served as its General Manager.

         THOMAS CAUDILL was promoted to Vice President, General Manager--Lodging Division of Sulcus Hospitality Group in 1994. Previously he had been Vice President Sales-Eastern Region. Prior to joining the Company, from 1986 to 1993, he was a Director of Sales for Covia, a partnership of seven airlines, which developed and marketed the Apollo reservation system.

         GERRY LAU joined the Company in February 1995 as Chairman of Sulcus Hospitality Limited. Prior thereto, Mr. Lau served as a Managing Director of Data General Corporation (NYSE:DGN), from March 1994 until February 1995, as a partner of TASA International (a Swiss consulting firm), from 1993 to March 1994, and as Group Managing Director of Innovest Systems and Services Private Limited, from 1986 to 1993.

COMPENSATION OF DIRECTORS

         Directors who are not officers or employees of the Company ("Outside Directors") are reimbursed for their direct expenses incurred in attending a meeting. In addition, pursuant to the Company's Amended and Restated 1991 Stock Option Plan for Directors (the "Directors Plan"), the Company has reserved 1,000,000 shares of its Common Stock for Directors (including Directors who are officers or employees) of the Company or any of its subsidiaries. A committee is charged with authority to administer the Directors Plan, to award options, determine the option exercise price (at a price not less then the fair market value of the Common Stock when granted) and fix the vesting schedule and other terms thereof. Jeffrey S. Ratner and John W. Ryba serve on this committee. During 1995, no options were awarded under the Directors Plan. See "Stock Option Plans-Directors Stock Option Plan."

                             EXECUTIVE COMPENSATION

         The following tables present certain information concerning the cash compensation and stock options provided to the named executive officers during the years ended December 31, 1995, 1994 and 1993. More specific information regarding compensation is provided in the notes accompanying the tables.

         SUMMARY COMPENSATION TABLE

         The following table reflects the total compensation paid during 1995, 1994 and 1993, for services in all capacities to the Company by the Chairman and each of the other four most highly compensated executive officers of the Company during 1995 (the "Named Officers").


                                              ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                            ---------------------------------------------------------      ----------------------
                                                                                                    Awards
                                                                                                  Securities
Name and                                                                                          Underlying
Principal                                                              Other Annual              Options/SARs
Position                    Year         Salary($)        Bonuses($)  Compensation(s)                 (#)
- ---------                   ----         ---------        ----------  ---------------            ------------
Jeffrey Ratner              1995          350,000              --          --                          --
Chairman                    1994          313,500              --          --                          --
                            1993          325,600              --          --                          --

Joel Nagelmann              1995          135,600          33,107          --                     215,579
President                   1994               --              --          --                          --
                            1993               --              --          --                          --

H. Richard Howie            1995          120,000              --          --                          --
Chief Financial             1994           55,000              --          --                      30,000
Officer                     1993               --              --          --                          --

Frank Morrisroe(1)          1995          146,000              --          --                          --
President of                1994          146,000              --          --                      50,000
Sulcus Hospitality          1993          110,000              --          --                          --
Group

William McLay               1995          120,000              --          --                      20,000
Managing                    1994           75,000              --          --                      60,000
Director                    1993           24,500              --          --                          --

Gary Campbell(2)            1995          120,000           7,200          --                          --
V.P. of Sulcus              1994          120,000              --          --                      40,000
Hospitality Group           1993               --              --          --                          --


(1)      Mr. Morrisroe joined Sulcus in February 1991 and resigned in January
         1996.


(2)      Mr. Campbell joined Sulcus in November 1993 and resigned in August
         1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table summarizes the aggregate amount of shares subject to stock options granted, for the period January 1, 1995, through December 31, 1995, to the Chairman and each of the Named Officers. No gain on these options will be realized by the Named Officers without an increase in the price of Company Common Stock from the date of grant, which will benefit all stockholders proportionately.


                            Individual Grants                                           Potential Realizable Value
                            -----------------                                           at Assumed Annual Rates
                                                                                        of Stock Price Appreciation
                            Number of                                                   for Option Individual Grants
                            Securities          % of Total                              ----------------------------
                            Underlying   Options          Exercise
                            Options/     Granted to       or Base
                            SARS         Employees in     Price      Expiration
Name                        Granted      1995             ($/Sh)     Date                5%($)(1)        10%($)(1)
- ----                        -------      ------------     ------     -------------       --------        ---------
Jeffrey S. Ratner                 0           0%            --                --               --               --

Joel Nagelmann              215,579          61%          2.50          01/01/01          138,141          305,255

H. Richard Howie                  0           0%            --                --               --               --

Frank Morrisroe(2)                0           0%            --                --               --               --

Gary Campbell(3)                  0           0%            --                --               --               --

William McLay                20,000           6%          2.00          01/01/01           11,051           24,420


(1) The calculation of potential realizable values are based on theoretical and arbitrary rates of appreciation in the price of Company Common Stock from the date of grant of five and ten percent for the option terms are mandated by the rules of the United States Securities and Exchange Commission and may or may not accurately reflect or predict the actual values of the stock options.

(2) Mr. Morrisroe joined Sulcus in February 1991 and resigned in January 1996. He exercised options for 60,000 shares in 1995. All unexercised options have expired and terminated.


(3) Mr. Campbell joined Sulcus in November 1993 and resigned in August 1996. He has not exercised any options.

AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table sets forth information concerning the net value realized on the exercise of stock options in 1995 by the Chairman and each of the Named Officers as of December 31, 1995.


                                                             Number of
                                                             Securities
                                                             Underlying              Value of Unexercised
                                                             Unexercised             In-the-Money
                                                             Options/SARs            Options/SARs
                                                             at 12/31/95             at 12/31/95 ($)(1)

                        Shares Acquired   Value Realized     Exercisable/            Exercisable/
Name                    on Exercise       ($)                Unexercisable           Unexercisable
- ----                    ---------------   --------------     -------------           ---------------------
Jeffrey S. Ratner                0                0          200,000/0               $0/$0

Joel Nagelmann                   0                0          87,789/127,790          $0/$0

H. Richard Howie                 0                0          6,000/24,000            $0/$0

Frank Morrisroe(2)          60,000          $45,000          20,000/30,000           $0/$0

Gary Campbell(3)                 0                0          16,000/24,000           $0/$0

William McLay                    0                0          28,000/52,000           $500/$2,000


(1) The value of unexercised, in-the-money options is the difference between the exercise price and the fair market value of Company Common Stock at December 31, 1995, which was $2.125.

(2)      Mr. Morrisroe joined Sulcus in February 1991 and resigned in January
         1996.


(3)      Mr. Campbell joined Sulcus in November 1993 and resigned in August
         1996.


EMPLOYMENT ARRANGEMENTS

         The Company entered into an employment agreement with each of Messrs. Ratner and Ryba in August 1994, and Mr. Gowing in July 1994. Among other things, each agreement provides that if the executives' employment is terminated after a change in control of Sulcus, he may receive, under the agreement, certain benefits including monthly salary payments and acceleration of portions of unexercised stock options. Mr. Ratner may receive twice his then existing salary, benefits and all options granted to him for 36 months if his employment is terminated other than for cause (as defined in the agreement), either voluntarily or involuntarily or due to a change in control. Benefits include insurance, medical and other similar benefits which could otherwise be lost due to termination. Benefits would be substantially reduced if termination for cause occurs. If there is a "change in control" (as defined in the agreement), Mr. Ryba may receive his then existing salary for 12 months. On October 16, 1995, Mr. Gowing's employment agreement was revised reducing his salary, cancelling all 150,000 stock options previously granted and granting 50,000 options at $2.25, one-half exercisable on April 17, 1996, and one-half exercisable on December 31, 1996.


         The agreements provide for an annual salary of $350,000 for Mr. Ratner, and $104,000 for Mr. Ryba. Mr. Gowing received a salary of $15,000 per month until November 1994, $7,500 per month until October 1995 and $1,000 per month thereafter. Mr. Gowing may continue to work on legal matters unrelated to the Company so long as they do not conflict with his Company duties.



         Bernhard Mantel entered into an employment agreement with Techotel and its wholly owned subsidiary Lodgistix (International) AG effective January 1, 1993, the effective date of the Company's acquisition of Techotel, now known at Sulcus Hospitality Group EMEA, AG and Sulcus (International) AG, respectively. Mr. Mantel serves as Managing Director (President) of both companies, positions he held previously. The agreement, which expired December 31, 1995, provided for an annual salary of Swiss Francs 110,625 (equivalent to U.S. $86,089 at the exchange rate as of 1.1446 as of April 30, 1995). Mr. Mantel could earn incentive compensation based on the consolidated pre-tax earnings of these companies subject to a maximum of $139,100, such compensation to be payable one half in cash and one half in incentive stock options of Sulcus at a price determined by dividing one half of such compensation by the average closing price of Company Common Stock on the first ten trading days of December of the year of the earnings. In 1993 and 1995, he earned no incentive compensation. In 1994 he earned $30,203 of incentive compensation and received options to purchase 6,749 shares of Common Stock at a price of $2.23 per share under the incentive compensation provisions in the agreement.

         H. Richard Howie joined the Company in July 1994, as Chief Financial Officer pursuant to an employment agreement providing for an annual salary of $120,000. Mr. Howie was granted an option to purchase 30,000 shares of Company Common Stock at a price of $3.375 per share. These options were cancelled and new options for 36,000 shares were granted on March 25, 1996, at a price of $2.4375, twenty percent of which were immediately exercisable and the rest vesting over four years at twenty percent per year beginning in March 1997. This employment agreement can be terminated by the Company or Mr. Howie on 14 days notice without cause.

         Joel Nagelmann joined the Company in April 1995, as President of the Company pursuant to an employment agreement providing for an annual salary of $200,000. Mr. Nagelmann is entitled to receive annual bonuses as of December 31 in each year of his employment, commencing in 1995, based upon a percentage of after-tax earnings of from 3% to 5% (depending on total revenues), subject to limits of from $200,000 to $343,200, to be paid one-half in cash and one-half in stock options. These bonus options vest one-half on the date of grant and one-half one year later. Mr. Nagelmann was also granted an option to purchase 200,000 shares of Common Stock of the Company at $2.50 per share vesting over five years at the rate of 20 percent per year beginning April 1995. Mr. Nagelmann may retain all options granted and all other rights for two years if his employment is terminated without cause. See "Certain Relationships and Related Transactions."

         The Company's employment agreements impose non-competition and confidentiality obligations and provide for the assignment to the Company of all rights to any technology developed by the executive during the term of his employment. The Company has or is obtaining "key man" insurance policies in the face amount of $200,000 on the life of Mr. Howie and $500,000 on the life of Mr. Nagelmann under which the Company is, in each case, the beneficiary.

         Copies of the foregoing agreements have been filed as exhibits to the registration statement of which this Prospectus is a part. The above discussion is only a summary of the terms and conditions of each of these agreements and is qualified in all respects by reference to the actual agreements.

REPORT ON EXECUTIVE COMPENSATION

         Compensation of Executive Officers

         The salaries paid during 1995 to the Company's executive officers were either (i) approved or ratified by the Board of Directors of the Company or (ii) fixed pursuant to employment agreements approved by the Board. See "Executive Compensation- Employment Arrangements." The Board's approvals were based upon various subjective factors such as the executive's responsibilities, position, qualifications, individual performance and years of experience. In no such case did the Board undertake a formal survey or analysis of compensation paid by other companies.

         Certain executive officers received stock options during 1995 under the Company's 1991 Stock Option Plan for Officers and Key Employees (the "Stock Option Plan"). Options under the Stock Option Plan are either awarded by the Stock Option Committee, whose members are the Outside Directors, or are fixed by employment agreements approved by the Board. The Stock Option Committee awarded options under the Stock Option Plans in 1995 based upon the terms of employment agreements or upon various subjective factors such as the executive's responsibilities, individual performance and anticipated contribution to the Company's performance. The Stock Option Committee neither undertook a formal survey or analysis of options awarded by other companies nor, except to the extent provided for in employment agreements, established numerical targets or goals in determining these option awards.

         Compensation of the Chairman

         The salary of the Chairman, Jeffrey S. Ratner, is fixed pursuant to his employment agreement with the Company. See "Executive Compensation-Employment Arrangements." This employment agreement was negotiated by the Board of Directors. In the case of the salary negotiated under the employment agreement, the Board considered various subjective factors such as Mr. Ratner's responsibilities, qualifications and perceived contributions to the Company. However, the Board did not undertake a formal survey or analysis of salaries paid by other companies.

         Deductibility of Compensation.

         Effective January 1, 1994, the Internal Revenue Service under Section 162(m) of the Internal Revenue Code will generally deny the deduction of compensation paid to executives to the extent such compensation exceeds $1 million per executive per year, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's tax deductions for compensation paid in excess of the $1 million limit will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under the Stock Option Plan, the Stock Option Committee intends to comply to the extent practicable with the rules governing the Section 162(m) limitations so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future (and no officer of the Company received compensation in 1995 which resulted in the non-deductibility of such compensation to the Company under Section 162(m)), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its shareholders, in determining whether to endeavor to cause such compensation to be exempt from the Section 162(m) limitation.

         Submission of Report

         This report on Executive Compensation was submitted by the members of the Board of Directors, Jeffrey S. Ratner, Robert D. Gries, Herbert G. Ratner, John W. Ryba and David Adler, except with respect to options awarded under the Stock Option Plan, the report of which was submitted by the members of the Stock Option Committee, Robert D. Gries and David Adler.

                               STOCK OPTION PLANS

INCENTIVE STOCK OPTION PLAN


         Sulcus has two stock option plans. The Amended and Restated 1983 Incentive Stock Option Plan for Officers and Other Key Employees (the "1983 Plan") with options to purchase 500,000 shares granted thereunder, and the 1991 Incentive Stock Option Plan for Officers and other Key Employees (the "Plan") with 3,000,000 shares reserved for issuance thereunder of which options to purchase 1,754,480 shares have been granted. No further options may be granted under the 1983 Plan. The Plan, which was adopted in 1991, is administered by the Board of Directors which selects the employees to whom the options are granted, determines the number of shares subject to each option, sets the time or times when the options will be granted, determines the time when the options may be exercised and establishes the market value of the shares. The Plan provides that the purchase price under the option shall be at least 100 percent of the fair market value of the shares of the Company's Common Stock. The options are not transferrable. There are limitations on the amount of incentive stock options that an employee can be granted in a single calendar year including a limitation that the aggregate fair market value of shares shall not exceed $100,000. The terms of each option granted under the Plan is determined by the Board of Directors, but in no event may such term exceed ten years. As of September
   , 1996, options under both plans covering an aggregate of 1,452,062 shares have been granted to approximately 185 employees, at exercise prices
ranging from $1.00 to $9.25 per share. As of September    , 1996, options for an
aggregate of 623,920 shares were exercisable.


DIRECTORS STOCK OPTION PLAN

         The Board of Directors of Sulcus authorized and at the June 20, 1991 annual meeting the stockholders approved the 1991 Directors Stock Option Plan (the "Directors Plan") covering an aggregate of 500,000 shares of Common Stock. In October 1993, Stockholders approved increasing the number of authorized shares to 1,000,000. A three-member committee of the Board of Directors administers the Directors Plan. Directors of Sulcus who are not employees of the Company are eligible to participate in the plan. Twenty percent of options granted are exercisable in the first year and 20% in each succeeding year for the next four years. Each option granted will have an exercise price equal to fair market value on the date of grant.


         As of September , 1996, options under the Directors Plan covering 238,333 shares have been granted to Directors at exercise prices ranging from $1.9375 to $6.875 per share. As of such date an aggregate of 172,916 shares were exercisable.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information as of September   ,
1996, with respect to shares of Common Stock of the Company beneficially owned by each Director and by all officers and Directors as a group, and by persons known to the Company to be beneficial owners of more than 5% of Company Common Stock. As of such date, 15,359,625 shares of Common Stock were outstanding.


DIRECTORS, OFFICERS AND                         NUMBER OF SHARES
5% SHAREHOLDERS                                BENEFICIALLY OWNED    PERCENTAGE OF CLASS

Jeffrey S. Ratner                                 1,050,000(1)            6.8%
    41 North Main Street
    Greensburg, PA 15601
Robert D. Gries                                      55,000(2)           *
John W. Ryba                                         58,000(3)           *
David H. Adler                                       69,250(4)           *
Herbert Ratner                                       40,500(5)           *
Joel Nagelmann                                       92,289(6)           *
H. Richard Howie                                      7,200(7)           *
Delmer C. Gowing III                                 25,000(8)           *
William McLay                                        45,175(9)           *
Margaret Santone                                      5,220(10)          *
Barry Logan                                          48,824(11)          *
Gary Campbell                                        18,750(12)          *
Bernhard Mantel                                     188,502(13)           1.3%
Jappe Kjaer                                          46,867(14)          *
Thomas Caudill                                        8,000(15)          *
Gerry Lau                                                 0              *

All Directors and executive officers and          1,758,577              11.6%
owners of more than 5% as a group
(16 persons)

(1) 1,000,000 of these shares were transferred in 1993 to an Irrevocable Trust established by Mr. Ratner as Settlor for the benefit of himself, his wife and his children. Mr. Ratner does not have or share investment control but retains voting control with respect to shares of the Company. The Trustee is an independent Trustee unaffiliated with Mr. Ratner or any other beneficiary and has the discretionary power to allocate the shares of the Company in the Trust, or any proceeds from the sale of any such shares, in an amount to be determined by the Trustee in its sole discretion. Mr. Ratner disclaims beneficial ownership with respect to any shares held in such Trust which may be allocated by the Trustee for the benefit of any beneficiary of the Trust other than Mr. Ratner. Includes 50,000 shares subject to a currently exercisable option.**

(2) Includes 25,000 shares currently owned of record and 30,000 shares subject to a currently exercisable option.**

(3)      Includes 58,000 shares subject to currently exercisable options.**

(4) Includes 18,000 shares owned of record and 51,250 shares subject to a currently exercisable option.**

(5) Includes 10,500 shares owned of record and 30,000 shares subject to a currently exercisable option.**

(6) Includes 4,500 shares currently owned of record and 87,789 shares subject to a currently exercisable option.**

(7)      Includes 7,200 shares subject to a currently exercisable option.**

(8)      Includes 25,000 shares subject to a currently exercisable option.**

(9) Includes 13,175 shares currently owned of record and 32,000 shares subject to currently exercisable options.**

(10) Includes 20 shares currently owned of record and 5,200 shares subject to a currently exercisable option.**

(11) Includes 900 shares currently owned of record and 47,924 shares subject to currently exercisable options.**


(12) Includes 2,750 shares currently owned of record and 16,000 shares subject to currently exercisable options which will expire on November 30, 1996.**


(13)     Includes 188,502 shares currently owned of record.

(14) Includes 38,867 shares currently owned of record and 8,000 shares subject to a currently exercisable option.**

(15)     Includes 8,000 shares subject to a currently exercisable option.**

*        Less than 1% issued and outstanding.

** A currently exercisable option is one which is exercisable within 60 days from the date hereof.

                              CERTAIN TRANSACTIONS

    The Company has agreed, under certain circumstances, to provide loans to Joel Nagelmann, its President, in a gross amount of up to $197,000 for up to three years at the rate of 5% per annum. On October 27, 1995, the Company made a loan in the principal amount of $100,000 at 5% interest. The loan is secured by real estate, proceeds from its sale and other assets. The principal is payable on either October 27, 1996, or upon the sale of a former residence, whichever first occurs. These loans were agreed to as part of Mr. Nagelmann's employment arrangements in April 1995 and were the result of arms length negotiations. The Company believes that the interest rate is on more favorable terms than Mr. Nagelmann could obtain elsewhere.


    In July 1994, the Company loaned Mr. Jappe Kjaer $50,000, pending the registration of the stock of the Company issuable to Mr. Kjaer under the terms of the agreement for the purchase of Lodgistix Scandinavia AS (now known as Sulcus Scandinavia AS). Mr. Kjaer was the principal shareholder of Lodgistix Scandinavia AS and remains its President. The note was repaid in May 1996, through the cancellation of 20,000 shares of the Company's stock issuable under the Purchase Agreement. Prior to the Company's acquisition of Lodgistix Scandinavia AS, Mr. Kjaer borrowed $20,000 from Lodgistix Scandinavia AS, all of which remains outstanding. These loans do not bear interest. The $50,000 loan to Mr. Kjaer was negotiated at arms length with Mr. Kjaer in connection with the Company's obligations to register shares of stock issuable to him and is not comparable to a transaction with a non-related party. The $20,000 loan was made to Mr. Kjaer when he was the principal owner of Lodgistix Scandinavia, AS at a time prior to Sulcus' ownership of that company.



    In September 1993, the Company loaned Mr. Bernhard Mantel $500,000, pending the registration of the stock of the Company issuable to Mr. Mantel under terms of the agreement for the purchase of Techotel. Mr. Mantel was the principal shareholder of Techotel and remains its Managing Director. The note was intended to be repaid upon the registration by the Company for the stock issuable to him. Based upon the nature of the note, it has been reflected as a reduction of equity. In May 1996, the Company and the former shareholder of Techotel agreed to the repayment of the note through the cancellation of 200,000 shares issuable under the Purchase Agreement.


    Sulcus' principal executive, and administrative operations are located at Sulcus Centre, 41 N. Main Street, Greensburg, Pennsylvania 15601, in a facility containing approximately 10,000 square feet. Sulcus leases this building under several leases, with a trust established by Sulcus' principal stockholder and Chairman, Jeffrey S. Ratner, expiring on various dates through September 30, 2001. Rent expense under these agreements was $225,391; $185,251 and $161,700 for the years ended December 31, 1995, 1994 and 1993, respectively. The annual rental commitment under these leases are $229,111 in 1996, $138,105 in 1997, $85,860 in 1998 and $90,144 in 1999, $91,947 in 2000, and $91,947 thereafter.
The leases renew automatically for additional two-year terms at a minimum rental rate of 2% over the prior year's amount, unless cancelled by either party. While these leases were not the result of arms length negotiations the Company believes that the aggregate rental commitment is similar to comparable properties in the area. See "Business-Property."

                            DESCRIPTION OF SECURITIES


    Sulcus' Articles of Incorporation, as amended, authorize 30,700,000 shares of Common Stock, no par value per share, of which 15,359,625 shares were issued and outstanding as of September , 1996. Sulcus' Articles of Incorporation, as amended, also authorize a class of preferred stock, consisting of 10,000,000 shares, no par value per share. No shares of Preferred Stock are currently outstanding.


DESCRIPTION OF SECURITIES BEING OFFERED

                                 PREFERRED STOCK

    The preferred stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof, without any further vote or action by the shareholders. Each series of preferred stock will have such voting powers (including, if determined by the Board of Directors, no voting rights as is the case in the Preferred Stock), preferences and other rights as determined by the Board of Directors with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of preferred stock.

    The Preferred Stock being offered hereby is currently the only class or series of preferred stock designated by the Board of Directors. The Board has no present plans to issue any series of preferred stock other than the Preferred Stock being offered hereby. However, purchasers of the securities offered hereby should be aware that the holders of any series of preferred stock which may be issued in the future could have voting rights, rights to receive dividends or rights to distribution in liquidation superior to those of holders of the Preferred Stock or Common Stock, thereby diluting or negating any voting rights, dividend rights or liquidation rights of the Preferred Stock or Common Stock.

    Because the terms of each series of preferred stock may be fixed by the Company's Board of Directors without shareholder action, a new series of preferred stock could be issued with terms calculated to delay or defeat a proposed takeover of the Company, or to make the removal of Sulcus' management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Preferred Stock, the Class A Warrants and the Common Stock. Management of Sulcus is not aware of any such threatened transaction to obtain control of the Company.

                            SERIES A PREFERRED STOCK

    The Company has authorized the issuance of 10,000,000 shares of preferred stock of which 2,000,000 shares have been designated Series A Redeemable Convertible Preferred Stock, no par value per share ("Preferred Stock"). The shares of Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable.

    The following description of certain terms of the Preferred Stock is intended as a summary only, and is qualified in its entirety by reference to the complete text of the Company's Articles of Incorporation and the Amendment filed as exhibits to the Registration Statement of which this Prospectus is a part.

    Dividends. The holders of shares of Preferred Stock will be entitled to receive dividends to the same extent as any dividends are paid on the Common Stock. Under Pennsylvania law, the Company may only declare and pay dividends on its shares of capital stock out of earnings and additional paid-in capital.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution or payment to shareholders, before any distribution or payment of assets is made with respect to Common Stock of the Company or any other stock of the Company ranking junior upon liquidation to the Preferred Stock, liquidating distributions in the amount of $______.__ per share (the "Liquidation Preference"). If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the preferential amounts payable with respect to the Preferred Stock and any other shares of Preferred Stock of the Company ranking as to any such liquidation, dissolution or winding up on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares of Preferred Stock will share ratably in any such distribution of assets of the

Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of the full preferential amounts to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. None of the sale, conveyance, exchange or transfer of all of substantially all the property and assets of the Company, the consolidation or merger of the Company with or into any other corporation, or the merger or consolidation of any other corporation into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company, provided that in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of Preferred Stock.


    Redemption at the Option of the Company. On or after         , 1997, (15
months from the date of this Prospectus), the Preferred Stock will be redeemable
at the option of the Company in whole, but not in part, for $      per share in
cash. The Company will cause notification of any redemption of shares to be mailed to all record holders of Preferred Stock to be redeemed, at the address shown on the stock books of the Company, not less than 30 nor more than 60 days prior to the date fixed for redemption.


    If on the date fixed for redemption funds necessary for the redemption shall be available, all rights with respect to such shares shall after such date cease and terminate except the right to receive the redemption price without interest (unless the Company defaults in the payment of the redemption price). Shares of the Preferred Stock redeemed shall have the status of authorized but unissued Preferred Stock without designation as to series, but may not thereafter be issued as shares of Preferred Stock.


    Conversion Rights. The holders of Preferred Stock will be entitled at any
time after         , 1997 (six months from the date of this Prospectus), to
convert Preferred Stock into Common Stock at the initial conversion rate set forth on the cover page of this Prospectus, subject to adjustment as described below and subject to the availability of sufficient authorized and unissued shares not reserved for other purposes, except that, with respect to shares of Preferred Stock which the Company has called for redemption, conversion rights will expire at the close of business on the redemption date (unless the Company defaults in the payment of the redemption price). No payment or adjustment will be made in respect of dividends on Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Preferred Stock. No fractional shares will be issued nor will cash in lieu thereof be paid.


    Sulcus will reserve for issuance a number of shares of Common Stock sufficient to provide for the conversion of the Preferred Stock. When delivered, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

    The conversion rate of the Preferred Stock is subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, certain reclassifications of the Common Stock, the issuance to Sulcus' stockholders of rights or warrants to subscribe for or purchase shares of Common Stock at a price per share less than the then-current market price (as determined in the Amendment) of the Common Stock and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of Sulcus' capital stock.

    In case of any consolidation or merger of Sulcus with any other corporation (other than a wholly owned subsidiary), in each case where the Company is not the surviving entity (a "Merger"), or in case of a sale or transfer of all or substantially all of the assets of Sulcus, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provision so that the holder of each share of Preferred Stock then outstanding will have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, Merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such consolidation, Merger, sale, transfer or share exchange. No adjustment in the conversion rate is required unless it would result in at least a 1% increase or decrease in the conversion rate; however, any adjustment not made shall be carried forward.

    Voting Rights. Except as may be otherwise specifically provided in the Amended Articles of Incorporation or by Pennsylvania law, each holder of shares of the Preferred Stock shall in all matters that alter or change the powers, preferences or rights given to the Preferred Stock be entitled to one vote for each share of Preferred Stock owned by such holder and the holders of the Preferred Stock shall vote together as one class on any matter that may be brought before any meeting of the shareholders of Sulcus relating to such matters. Holders of Preferred Stock shall not have voting rights with respect to any other matters.

    So long as any shares of the Preferred Stock shall be outstanding, Sulcus shall not, without the affirmative vote or consent of the holders of at least two thirds of the aggregate number of shares of Preferred Stock at the time outstanding, voting as a class, alter or change the powers, preferences or rights given to the Preferred Stock so as to affect the holders of the Preferred Stock adversely.

    No Sinking Fund. Sulcus is not required to provide for the retirement or redemption of the Preferred Stock through the operation of a sinking fund.

                                Class A Warrants


    Two Class A Warrants will entitle the registered holder thereof to purchase one share of Preferred Stock at a price of $ ____________ if exercised on or before __________, 1996, (75 days from the date of this Prospectus). Thereafter, four Class A Warrants shall entitle the registered holder thereof to purchase one share of Preferred Stock at a price of $____________, if exercised on or
before         , 1997. The Class A Warrants expire at 5:30 P.M. New York City time on __________, one year from the date of this Prospectus.


    No fractional shares of Preferred Stock will be issued upon the exercise of the Class A Warrants and no cash will be paid in lieu thereof.

    The holders of the Class A Warrants will not have any of the rights or privileges of shareholders of Sulcus prior to the exercise of the Class A Warrants.

    The exercise price and number of shares of Preferred Stock or other securities issuable on exercise of the Class A Warrants are subject to adjustment in certain circumstances, including issuance of a stock dividend or a recapitalization, reorganization, Merger or consolidation of Sulcus.

    No Class A Warrant will be exercisable unless at the time of exercise a current prospectus covering shares of Preferred Stock issuable upon exercise of such Class A Warrant is then in effect. See "Underwriting" for a description of Warrants to be issued to the Underwriters in connection with this Offering.

DESCRIPTION OF OTHER SECURITIES
                                  COMMON STOCK

    Subject to such preferential rights as may be determined by the Board of Directors of Sulcus in connection with the issuance of any series of preferred stock, the holders of shares of Common Stock elect all directors, are entitled to one vote per share for each share of Common Stock held of record by them and do not have cumulative voting rights which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected.

    Holders of record are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up of Sulcus, holders of Common Stock are entitled to share pro rata in any distribution to the shareholders after the holders of any preferred stock, including the Preferred Stock, have been paid the applicable liquidation price per share fixed at the time of the original authorization of the issue of any preferred stock, including the Preferred Stock.

    Shares of Common Stock are not redeemable and do not have any conversion rights. All of the outstanding shares of Common Stock are fully paid and non-assessable and duly authorized.

PENNSYLVANIA ANTI-TAKEOVER LAWS

    Various provisions of the Pennsylvania Business Corporation Law (the "BCL"), under which Sulcus was organized, generally make "hostile" takeovers of Pennsylvania corporations more difficult by granting certain rights to non-interested shareholders in certain "change of control" situations by permitting such shareholders to demand payment from a 20% controlling shareholder of the "fair value" of such demanding shareholder's shares in cash. Such provisions may make more difficult the removal of management. The BCL also, in certain circumstances, prohibits mergers and other "business combinations" between Sulcus and an "interested shareholder" (or its affiliate) unless, among other things, (i) either acquisition of such person's 20% interest or the business combination is approved by Sulcus' Board of Directors prior to the date such "interested shareholder" acquired its 20% interest or (ii) if, among other requirements, the business combination is approved by a majority of non-interested shareholders at least three months prior to the date such person acquired 80% of the outstanding voting stock and the consideration paid to the non- interested shareholders in such a transaction meets certain minimum conditions.

    Effective April 27, 1990, certain additional subchapters to the BCL were adopted. Generally, these new subchapters make hostile takeovers even more difficult by providing that under certain circumstances (i) "control shares" lose their voting rights until such rights are restored by a majority vote of all "disinterested shares" and "voting shares," and (ii) "control shares" may be redeemed by the target corporation within 24 months after the "control share acquisition" if, among other things, the acquiring person has not timely requested a shareholder vote on whether the "control shares" should be accorded voting rights. Further, a new subchapter provides, among other things, that any profits earned from any sale of shares within two years before or 18 months after a person has acquired or expressed the intent to acquire 20% of the voting shares or an intention to acquire control (a "controlling person") are recoverable by the Corporation if the shares were acquired within two years before or 18 months after the acquirer became a controlling person.

    The additional subchapters, in certain circumstances, also provide for severance compensation to employees terminated by a new controlling person, as well as mandatory preservation of certain labor agreements. They also give the Board of Directors wider discretion in dealing with hostile takeover attempts.

    In addition, Section 1721 of the BCL has been amended through the addition of provisions that entitle the directors of a corporation, in making decisions concerning takeovers or any other matters, to the extent they deem appropriate, to consider, among other things, (i) the effects of any proposed transaction upon any or all groups affected by such action, including, among others, shareholders, employees, suppliers, customers and creditors, (ii) the short-term and long-term interest of such corporation, and (iii) the resources, intent and conduct of the person seeking control.

    Sulcus did not elect within the prescribed time of the statute to opt out of these provisions.

                           TRANSFER AND WARRANT AGENT

    The transfer agent for the Common Stock, Preferred Stock and Class A Warrants and the Warrant Agent under the Warrant Agreement, is American Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE


    In addition to the Securities covered by this Prospectus, an aggregate of 1,864,844 shares issuable upon the exercise of certain employees, directors and consultant's stock options at prices ranging from $1.00 to $9.25 per share and an aggregate of approximately 399,749 shares of Common Stock issued in private placements, are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. In general under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions of Rule 144, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted securities of the Company beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on NASDAQ, a national securities exchange or a consolidated transaction reporting system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned restricted shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


                                  UNDERWRITING


    The Underwriters listed below have agreed, subject to terms and conditions of the Underwriting Agreement between the Company and H. J. Meyers & Co., Inc., as Representative of the Underwriters, to purchase from the Company on a firm commitment basis the number of Units set forth opposite their names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters shall be obligated to purchase all of the Units if any of the Units are purchased. The 9.5% underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the Units so purchased.


    Name of Underwriter                                     Number of Units
    -------------------                                     ---------------
H. J. Meyers & Co., Inc. . . . . . . . . . . . . . . . . . .
    Total                                                           400,000

    The Underwriters have advised the Company that they propose to offer the Units to the public at an offering price of $ __________ per Unit and that the Underwriters may allow certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a concession of not in excess of $__________ per Unit, no portion of which may be reallowed to certain other dealers. After commencement of the offering, the public offering price and concession may be changed.


    The Company has granted to the Representative an option, exercisable during the 30 business day period from the date of this Prospectus, to purchase up to a maximum of 60,000 additional Units on the same terms set forth above. The Representative may exercise such right only to satisfy over-allotments in the sale of Units.

    The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the total proceeds of the offering including proceeds from the over-allotment option, of which $10,000 has been paid. In addition to the Underwriting commissions and Representative's expense allowance, the Company is required to pay the costs of qualifying the Preferred Stock and Warrants under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $____________ .

    At the closing of the offering, the Company will issue to the Representative, for nominal consideration, Warrants (the "Representative's Warrant") to purchase for investment a maximum of 40,000 Units. The shares of Preferred Stock and Warrants subject to the Representative's Warrant will be identical to the shares of Preferred Stock and Warrants sold to the public except for the purchase price as provided below. The Representative's Warrant will be exercisable for a five year period commencing on the date of this Prospectus. The exercise price of the Representative's Warrant is 130% of the public offering price of the Units offered hereby. The Representative's Warrant may be exercised for cash or, at the holder's option, in whole or in part, for a number of shares of Preferred Stock and Warrants, as determined in accordance with a specified formula based on the fair market value of the Company's securities at the time of exercise. The Representative's Warrant and the securities issuable upon exercise thereof will not be transferrable prior to one year from the date of this Prospectus except to officers of the Representative and members of the selling group and officers and partners thereof.

    The Representative's Warrant will contain anti-dilution provisions providing for adjustment in the event of any recapitalization, stock dividend, stock split or similar transactions. The Representative's Warrant also provides for adjustments similar to those applicable to the Class A Warrants for reclassification, exchanges, mergers and consolidations. The Representative's Warrant does not entitle the Representative to any rights as a shareholder of the Company until such warrant is exercised and shares of Preferred Stock and Warrants are purchased thereunder.

    The Representative's Warrant and the securities thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Representative shall have the right ("piggyback right") during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Representative's Warrant and the securities issuable upon the exercise of the Representative's Warrant at no expense to the Representative. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Representative's Warrants which is made during the exercise period of the Representative's Warrant, the Company will, on two separate occasions, register the Representative's Warrant and any of the securities issuable upon exercise thereof. The initial such registration will be at the Company's expense to the extent of $100,000 and any expenses in excess of $100,000 and all expenses for the second such registration will be at the expense of the holder(s) of the Representative's Warrant.

    For the period during which the Representative's Warrant is exercisable, the holder or holders will have the opportunity to profit from the rise in the market value of the Company's Preferred Stock and Class A Warrants, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Representative's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Preferred or Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrant. Such fact may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realize any gain from the resale of the Representative's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

    Officers, directors and holders of five percent or more of the Company's outstanding capital stock (other than Jeffrey S. Ratner (200,000 options) or the Irrevocable Trust (1,000,000 shares) established by Mr. Ratner for the benefit of himself, his wife and his children) have agreed with the Representative that they will not sell any shares of Common Stock or Series A Preferred Stock owned by them (or subsequently acquired under any option, warrant or convertible security owned prior to this offering) for six months following the date of this Prospectus, without the Representative's prior written consent.

    The Company has agreed that for a period of six months from the date of this Prospectus, it will not sell any securities (with the exception of the shares of Common Stock issued upon conversion of Preferred Stock and the issuance of Preferred Stock upon exercise of the Class A Warrants, currently outstanding incentive stock options, options granted under its 1991 Director's Stock Option Plan, shares issuable as "earn out shares" with respect to certain transactions or issuable in connection with mergers and acquisitions), without the prior written consent of the Representative, which consent shall not be unreasonably withheld.


    The Company has also agreed that, for a period of two years from the closing of this Offering, if it participates in any merger, consolidation or other transaction which H. J. Meyers & Co., Inc. ("H. J. Meyers") has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities) then it will pay H. J. Meyers for such services an amount equal to 5% of the first $3,000,000 of value paid or received in the transaction, 2 1/2% of any consideration paid over $3,000,000 and not greater than $5,000,000 and 2% of all such value above $5,000,000. The Company has also agreed that if, during this two-year period, someone other than H. J. Meyers brings such a merger, consolidation or other transaction to the Company and H. J. Meyers is retained in writing for consultation or other services in connection therewith, then upon consummation of the transaction the Company will pay to H. J. Meyers as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and H. J. Meyers.


    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Representative against certain liabilities in connection with the registration statement, including liabilities under the Securities Act.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


    Prior to this Offering, there has been no public trading market for the Units, the Preferred Stock or the Class A Warrants, consequently, the public offering price of the Units, and the terms of the Preferred Stock and Class A Warrants have been determined by negotiations between the Company and the Representative. Among the factors considered in determining the offering price and terms of the securities included in the Units were the market price of the Common Stock, the Company's financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and general conditions of the securities markets.


    The rules of the Commission generally prohibit the Underwriters from making a market in the Common Stock during the two business day period prior to commencement of sales in the offering (the "Cooling Off Period"). The Commission has, however, adopted Rule 10b-6A ("Rule 10b-6A") which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transactions must comply with applicable price and volume limits and must be identified as passive market making transactions. In general, pursuant to Rule 10b-6A, a passive market maker may display its bid for a security at a price not in excess of the highest independent bid for the security. If all independent bids are low or below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Further, net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in a security during a specified prior period and must be discontinued when such limit is reached. Pursuant to the exemption provided by Rule 10b-6A, certain of the Underwriters and selling group numbers may engage in passive market making in the Common Stock during the Cooling Off Period. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and if commenced, may be discontinued at any time.

    The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A Copy of the Underwriting Agreement is on file with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."

                                LEGAL PROCEEDINGS
Class Action Litigation

    In April 1994, various individual Sulcus shareholders filed 12 lawsuits in the U.S. District Court for the Western District of Pennsylvania asserting federal securities fraud claims against Sulcus and certain of its officers and directors, and others. On October 11, 1994, these lawsuits were consolidated under the caption IN RE: Sulcus Computer Corporation Securities Litigation, II. Among the principal allegations contained in one or more of the lawsuits were the following: the Defendants made materially false and misleading positive public representations, which were included in the Company's quarterly reports, press releases and other documents regarding Sulcus and its operations, management, finances, assets, earnings and future business prospects; Sulcus' financial condition; and that financial statements were false and misleading. The aforesaid adversely affected the integrity of the market for Sulcus common stock and artificially inflated or maintained the price of Sulcus common stock. The Complaints sought unspecified damages for the decline in the value of the Company's stock together with Plaintiff's costs and expenses.

    On December 27, 1995, the parties entered into a settlement agreement which established a settlement fund of $800,000 in cash and 1,400,000 Sulcus Common Shares with a value of $2,800,000 as of the date of settlement. The cash portion of the settlement will be paid by insurance ($666,000) and the Company ($134,000). At December 31, 1995, the Company recorded a provision of $2,861,118 which, together with amounts previously accrued ($250,000) represents costs which the Company expects to incur in connection with this settlement agreement. It is anticipated that subject to final approval of the settlement by the Court the shares of Sulcus Common Stock would be distributed on or before December 31, 1996.

Other Litigation

    Lodgistix is the Plaintiff in an action presently pending before the United States District Court for the District of Kansas against Total Technical Services (TTS). Lodgistix is claiming damages in the amount of $796,000 arising from a breach by TTS of an equipment maintenance service agreement entered into between the parties. TTS has filed a counterclaim against Lodgistix in the amount of $800,000. Lodgistix denies that they breached the equipment maintenance service agreement or that they charged the Defendant for services beyond the scope of the aforesaid Agreement. It is the opinion of Lodgistix's counsel, David L. Nelson, Esquire, Wichita, Kansas, that the counterclaim as filed against Lodgistix by TTS is without merit and the probability of any liability to the Company is remote. The efforts of Lodgistix to pursue its claim have been stayed because of a Chapter 11 bankruptcy filing by the Defendant.


    Sulcus Computer Corporation, NRG Management Systems, Inc., Jeffrey S. Ratner and Frank Morrisroe are Defendants in an action filed in January 1995, in the Fort Bend County Court in Texas, by Walter Lipski, Jr. ("Lipski"), a former executive with the Company's Hospitality Group. Lipski has claimed that Defendants breached the Employment Agreement and Stock Purchase Agreement entered into between the parties and seeks unspecified damages. Defendants believe that there were no breaches and that Mr. Lipski was terminated with cause for failing to fulfill his job duties and responsibilities, failing to achieve financial projections for NRG Management Systems, Inc., misrepresentation of the assets of NRG Management Systems, Inc. and further violations of the employment agreement and Stock Purchase Agreement Mr. Lipski executed as a part of his employment with the Company. Defendants have filed a response to Lipski's complaint. In May of 1995, the Court ruled on various interlocutory motions filed by Plaintiff. The rulings were favorable to Defendants and since that time, Plaintiff has taken no action to further the case. While the ultimate outcome cannot be predicted, based on information collected by the Company from the individual defendants, the Company believes that it has meritorious defenses and intends to vigorously defend the action.


    Other suits arising in the ordinary course of business are pending against the Company and its subsidiaries. The Company cannot predict the ultimate outcome of these actions or the ones above-described but believes they will not result in a material adverse effect on the Company's consolidated financial position.

                                  LEGAL MATTERS

    Certain legal matters with respect to the offering will be passed upon for Sulcus by John W. Ryba, General Counsel for Sulcus, 41 North Main Street, Greensburg, Pennsylvania 15601 and by Opton, Handler, Gottlieb, Feiler & Katz, LLP, 52 Vanderbilt Avenue, New York, New York 10017, Special Counsel for Sulcus. Peter Landau, Esq. counsel to Opton, Handler, Gottlieb, Feiler & Katz, LLP owns 33,333 shares of Sulcus Common Stock. Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 will pass upon certain legal matters for the Underwriters.

                                     EXPERTS

    The consolidated financial statements of Sulcus Computer Corporation as of December 31, 1995, and 1994 and for the two years then ended appearing in this Prospectus and Registration Statement have been audited by Crowe, Chizek and Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Sulcus Computer Corporation at December 31, 1993 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ferraro & McMurtry, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports (the "Reports") and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D.C. 20549, and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York, 10008. Copies of such materials also may be obtained from the Commission's Public Reference Section of the Commission, 450 Fifth Street, N. W., Washington D.C. 20549 at prescribed rates. The Company's securities are listed and traded on the American Stock Exchange. The Reports and other statements and other information concerning the Company filed with that exchange may be inspected at the offices of such exchange.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement (the "Registration Statement") with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statements and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Each statement contained herein concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and to the exhibits and schedules thereto.

    The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                           SULCUS COMPUTER CORPORATION

                          INDEX TO FINANCIAL STATEMENTS



REPORTS OF INDEPENDENT AUDITORS.......................................................................F-1 to F2

CONSOLIDATED BALANCE SHEETS...........................................................................F-3
                  December 31, 1995 and 1994 and June 30, 1996

CONSOLIDATED STATEMENTS OF OPERATIONS.................................................................F-4
                  Years ended December 31, 1995, 1994 and 1993 and the
                  six months ended June 30, 1996 and 1995

CONSOLIDATED STATEMENTS OF CASH FLOWS.................................................................F-5
                  Years ended December 31, 1995, 1994 and 1993 and the
                  six months ended June 30, 1996 and 1995

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.......................................................F-6
                  Years ended December 31, 1995, 1994 and 1993 and the
                  six months ended June 30, 1996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................................................F-7 to F-23

                           [CROWE CHIZEK LETTERHEAD]

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Sulcus Computer Corporation

We have audited the accompanying consolidated balance sheet of Sulcus Computer Corporation as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Sulcus Computer Corporation as of December 31, 1993 and the year then ended were audited by other auditors whose report dated May 13, 1994, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sulcus Computer Corporation as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of a new accounting pronouncement, Statement of Financial Accounting Standards No. 115, effective January 1, 1994.

Our audits referred to above also included the financial schedule listed in answer to item 16(b). In our opinion, such financial schedule presents fairly the information required to be set further therein.

                                        /s/ Crowe, Chizek and Company LLP
                                       -----------------------------------
                                       Crowe, Chizek and Company LLP



Columbus, Ohio
March 1, 1996, except for Note 2, as to which the date is March 21, 1996 and Note 20, as to which the date is May 2, 1996

                               [F&M LETTERHEAD]

                         Report of Independent Auditors



May 13, 1994


The Board of Directors and Shareholders
Sulcus Computer Corporation

We have audited the consolidated balance sheet of Sulcus Computer
Corporation as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements present fairly, in all material respects, the financial position of Sulcus Computer Corporation as of December 31, 1993, and the consolidated results of their operations and cash flows for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

Our audit referred to above also included the financial schedules listed in answer to item 16(b). In our opinion, such financial schedules present fairly the information required to be set forth therein.



                                        /s/ Ferraro & McMurtry
                                       -----------------------
                                       Ferraro & McMurtry

                           SULCUS COMPUTER CORPORATION
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS



                                                                                                           December 31,
                                                                                   June 30,     ----------------------------------
                                                                                     1996            1995                  1994
                                                                                ------------    ------------          ------------
                                                                                 (Unaudited)
Current Assets
        Cash and cash equivalents                                               $  1,836,700    $  1,202,325          $  1,933,895
        Short-term investments (at market)                                        12,083,557      12,408,075            10,324,740
        Restricted cash                                                              378,133         550,000               500,000
        Accounts receivable, net of allowance of  $2,046,869, $2,581,020
                and $2,597,088 in 1996, 1995 and 1994, respectively                9,881,234      11,134,576            11,639,243
        Inventories                                                                2,470,960       2,573,826             2,393,563
        Deferred taxes                                                               146,649         165,557               758,472
        Other current assets                                                       2,093,474       1,761,465             1,330,240
                                                                                ------------    ------------          ------------
        Total current assets                                                      28,890,707      29,795,824            28,880,153


Purchased and capitalized software, net of accumulated amortization of
        $9,144,116, $7,992,031 and $6,131,665 in 1996, 1995 and 1994,
        respectively                                                               4,233,299       4,941,695             6,790,945

Property and equipment, net of accumulated depreciation of $4,351,388,
        $4,247,168 and $3,378,817 in 1996, 1995 and 1994, respectively             2,343,268       2,015,816             2,301,263

Goodwill, net of accumulated amortization of $3,057,098, $2,672,714
        and $1,987,996 in 1996, 1995 and 1994, respectively                        7,442,299       7,826,683             7,726,119
Deferred taxes                                                                     1,953,104       1,934,196             1,341,281
Other noncurrent assets                                                              740,813         812,564               829,722
                                                                                ------------    ------------          ------------
Total Assets                                                                    $ 45,603,490    $ 47,326,778          $ 47,869,483
                                                                                ============     ============         ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
        Short term borrowings                                                   $  5,889,283     $  6,382,710         $  6,182,995
        Current portion of long-term debt                                             45,009           46,713              468,990
        Current portion of obligations under capital leases                          152,022               --                   --
        Accounts payable                                                           3,760,920        4,352,408            5,836,482
        Shareholder litigation liability                                           2,832,299        3,108,097              439,780
        Deferred revenues                                                          4,890,883        6,195,289            6,922,281
        Customer deposits                                                          1,440,117        1,311,408            1,896,886
        Other accrued liabilities                                                  2,248,267        3,008,892            2,949,837
                                                                                ------------    ------------          ------------
        Total current liabilities                                                 21,258,800       24,405,517           24,697,251


Long-term debt, net of current portion                                                 3,999           27,175               85,536
Obligations under capital leases, net of current portion                             230,071               --                   --

Commitments and contingencies


Stockholders' equity
        Common stock, no par value; 30,700,000 shares
                authorized (15,357,648, 15,145,570 and 14,505,318 shares
                issued and issuable in 1996, 1995 and 1994, respectively)         37,790,800       38,016,248           37,081,413
        Note receivable from stockholder                                                  --         (500,000)            (500,000)
        Retained earnings (deficit)                                              (13,324,089)     (14,747,712)         (13,378,756)
        Foreign currency adjustment                                                  (67,097)         (60,832)            (115,961)
        Cumulative unrealized gain on investments available for sale                (288,994)         186,382                   --
                                                                                ------------     ------------         ------------
Total Stockholders' Equity                                                        24,110,620       22,894,086           23,086,696
                                                                                ------------     ------------         ------------
Total Liabilities and Stockholders' Equity                                      $ 45,603,490     $ 47,326,778         $ 47,869,483
                                                                                ============     ============         ============



               See notes to the consolidated financial statements.

                           SULCUS COMPUTER CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                    Six Months Ended June 30,                  Years Ended December 31,
                                                  ----------------------------     ----------------------------------------------
                                                      1996            1995             1995             1994             1993
                                                  ------------    ------------     ------------     ------------     ------------
                                                   (Unaudited)     (Unaudited)

Net revenue:
  System sales                                    $ 14,400,442    $ 13,590,899     $ 27,645,389     $ 25,893,783     $ 32,944,045
  Support revenue                                    9,267,542       8,280,033       17,047,913       15,993,533       14,401,786
  Dividends and other                                  660,319         592,759        1,290,691        1,255,848        1,937,314
                                                  ------------    ------------     ------------     ------------     ------------
          Total revenue                             24,328,303      22,463,691       45,983,993       43,143,164       49,283,145
                                                  ------------    ------------     ------------     ------------     ------------


Cost of goods sold and services provided:
  Systems                                            7,449,137       6,836,300       14,351,669       15,078,349       19,126,487
  Support services                                   2,606,784       2,172,294        4,613,913        5,509,625        3,958,265
                                                  ------------    ------------     ------------     ------------     ------------
          Total cost of sales and services
            provided                                10,055,921       9,008,594       18,965,582       20,587,974       23,084,752


Expenses:
  Selling, general, and administrative              11,191,251      11,400,236       22,895,996       24,388,210       21,726,463
  Research and development (net of capitalized
    software of $556,332 and $495,404 for the
    six months ended June 30, 1996 and 1995
    and $1,002,854, $1,556,888 and $2,469,337
    for 1995, 1994 and 1993, respectively)             590,214         646,993        1,198,999        1,596,515        1,877,628
  Interest                                             290,958         285,164          597,672          556,269          402,764
  Depreciation and amortization                        776,336         853,867        1,520,033        2,157,857        2,034,144
  Unrealized and realized
    (gains) losses on short-term investments            ----        (1,462,005)      (1,462,005)       1,861,403           ----
  Unusual items:
          Write-off of assets                           ----            ----            514,694        2,156,949          970,184
          Write-off of goodwill                         ----            ----             ----          1,256,000           ----
          Provision for litigation settlement           ----            ----          2,919,333          250,000        2,237,310
                                                  ------------    ------------     ------------     ------------     ------------
  Total expenses                                    12,848,759      11,724,255       28,184,722       34,223,203       29,248,493
                                                  ------------    ------------     ------------     ------------     ------------


Income (loss) before income taxes                    1,423,623       1,730,842       (1,166,311)     (11,668,013)      (3,050,100)
Income taxes                                            ----            ----            202,645           ----             ----
                Net income (loss)                 $  1,423,623    $  1,730,842     ($ 1,368,956)    ($11,668,013)    ($ 3,050,100)
                                                  ------------    ------------     ------------     ------------     ------------


Earnings (loss) per share                         $       0.08    $       0.12     ($      0.09)    ($      0.84)    ($      0.22)
                                                  ------------    ------------     ------------     ------------     ------------


Weighted average number of common shares            16,844,442      14,801,259       14,720,327       13,872,298       14,157,335
                                                    ==========      ==========       ==========       ==========       ==========



              See notes to the consolidated financial statements.

                           SULCUS COMPUTER CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                         Six Months Ended June 30,
                                                                      -----------------------------
                                                                           1996            1995
                                                                      ------------     ------------
                                                                       (Unaudited)      (Unaudited)

Cash flows from operating activities:
        Net income (loss)                                             $  1,423,623     $  1,730,842

        Adjustments to reconcile net income (loss)
        to net cash from operating activities:
                Depreciation                                               391,952          495,128
                Amortization of capitalized software                     1,281,381        1,165,231
                Amortization of goodwill                                   384,384          358,739
                Provision for doubtful accounts                            229,647          281,454
                Inventory obsolescence                                      ----             ----
                Loss on write-off of assets                                 ----             ----
                Write-off of goodwill                                       ----             ----
                Unrealized and realized (gain) loss on investments          (8,750)      (1,462,005)
                Deferred income taxes                                       ----             ----
                (Purchases) sales of trading securities                     ----           (717,726)
                Change in assets and liabilities, net of
                effects from acquisitions:
                        Restricted cash                                    171,867          500,000
                        Accounts receivable                              1,023,695        3,017,015
                        Insurance receivable                                ----             ----
                        Inventory                                          102,866         (245,119)
                        Other current assets                              (218,332)         406,876
                        Other assets                                        92,065           27,831
                        Accounts payable                                  (591,488)      (1,678,622)
                        Deferred revenues                               (1,304,406)      (2,253,473)
                        Shareholder litigation liability                  (275,798)         (76,344)
                        Customer deposits                                  128,709         (403,661)
                        Accrued liabilities                               (567,818)        (773,057)
                                                                      ------------     ------------
                        Total adjustments                                  839,974       (1,357,733)
                                                                      ------------     ------------
Net cash provided by (used in) operating activities                      2,263,597          373,109
                                                                      ------------     ------------

Cash flows from investing activities:
        Purchases of short-term investments                                 ----             ----
        Purchases of available for sale securities                        (392,108)          (6,590)
        Proceeds from sales of available for sale securities               250,000           ----
        Investment in sales-type leases                                   (176,072)         (90,674)
        Payments received on sales-type leases                              42,081          156,013
        Purchase of subsidiaries, net of cash used                          ----             ----
        Capital expenditures                                              (736,057)        (215,867)
        Software development capitalized                                  (556,332)        (495,404)
                                                                      ------------     ------------
Net cash used in investing activities                                   (1,568,488)        (652,522)
                                                                      ------------     ------------

Cash flows from financing activities:
        Short-term borrowings                                             (493,427)        (153,721)
        Principal payments on long-term debt                               (24,880)        (440,193)
        Borrowings under capital lease agreements                          373,739           ----
        Payments under capital lease agreements                            (46,453)          ----
        Proceeds from stock options exercised                              136,552           36,570
        Issuance of stock and puts, net of costs                            ----             ----
        Note receivable from shareholder                                    ----             ----
                                                                      ------------     ------------
Net cash provided by (used in) financing activities                        (54,469)        (557,344)
                                                                      ------------     ------------

Cumulative translation adjustment                                           (6,265)         119,329
                                                                      ------------     ------------

Net increase (decrease) in cash
        and cash equivalents                                               634,375         (717,428)

Cash and cash equivalents at beginning of year                           1,202,325        1,933,895
                                                                      ------------     ------------

Cash and cash equivalents at end of year                              $  1,836,700     $  1,216,467
                                                                      ============     ============




                                                                                    Years Ended December 31,
                                                                        ---------------------------------------------
                                                                             1995            1994            1993
                                                                        ------------    ------------    ------------


Cash flows from operating activities:
        Net income (loss)                                               ($ 1,368,956)   ($11,668,013)   ($ 3,050,100)

        Adjustments to reconcile net income (loss)
        to net cash from operating activities:
                Depreciation                                                 835,315       1,147,171         944,318
                Amortization of capitalized software                       2,447,296       2,388,804       2,078,614
                Amortization of goodwill                                     684,718       1,010,686       1,089,826
                Provision for doubtful accounts                              573,130       1,343,489       1,253,002
                Inventory obsolescence                                        ----            ----           143,839
                Loss on write-off of assets                                  514,694       1,820,246         970,184
                Write-off of goodwill                                         ----         1,256,000          ----
                Unrealized and realized (gain) loss on investments        (1,462,005)      1,861,403          ----
                Deferred income taxes                                         ----            ----           (32,172)
                (Purchases) sales of trading securities                     (851,874)      2,247,706          ----
                Change in assets and liabilities, net of
                effects from acquisitions:
                        Restricted cash                                      (50,000)         ----           540,716
                        Accounts receivable                                  (68,464)       (425,916)     (4,555,575)
                        Insurance receivable                                  ----           900,000        (900,000)
                        Inventory                                           (180,263)       (199,887)     (1,070,188)
                        Other current assets                                 249,317        (197,610)       (235,065)
                        Other assets                                        (235,209)        295,344        (472,941)
                        Accounts payable                                  (1,484,074)        558,159       1,157,320
                        Deferred revenues                                   (726,992)        468,406         (14,842)
                        Shareholder litigation liability                   2,668,317        (585,220)      2,650,000
                        Customer deposits                                   (585,478)        964,508      (1,448,459)
                        Accrued liabilities                                  166,452         200,837        (130,490)
                                                                        ------------    ------------    ------------
                        Total adjustments                                  2,494,880      15,054,126       1,968,087
                                                                        ------------    ------------    ------------
Net cash provided by (used in) operating activities                        1,125,924       3,386,113      (1,082,013)
                                                                        ------------    ------------    ------------


Cash flows from investing activities:
        Purchases of short-term investments                                   ----            ----        (1,009,476)
        Purchases of available for sale securities                        (4,341,433)         ----            ----
        Proceeds from sales of available for sale securities               4,758,359          ----            ----
        Investment in sales-type leases                                     (617,712)       (400,841)        (71,211)
        Payments received on sales-type leases                               189,537         250,056         853,371
        Purchase of subsidiaries, net of cash used                            ----            ----           143,423
        Capital expenditures                                                (660,444)       (571,455)       (596,213)
        Software development capitalized                                  (1,002,854)     (1,556,888)     (2,469,337)
                                                                        ------------    ------------    ------------
Net cash used in investing activities                                     (1,674,547)     (2,279,128)     (3,149,443)
                                                                        ------------    ------------    ------------

Cash flows from financing activities:
        Short-term borrowings                                                199,715         295,095       4,057,997
        Principal payments on long-term debt                                (480,638)       (837,036)       (429,956)
        Borrowings under capital lease agreements                             ----            ----            ----
        Payments under capital lease agreements                               ----            ----           (24,022)
        Proceeds from stock options exercised                                 42,847         271,916       1,458,884
        Issuance of stock and puts, net of costs                              ----            ----            25,045
        Note receivable from shareholder                                      ----            ----          (500,000)
                                                                        ------------    ------------    ------------
Net cash provided by (used in) financing activities                         (238,076)       (270,025)      4,587,948
                                                                        ------------    ------------    ------------

Cumulative translation adjustment                                             55,129        (113,887)         86,117
                                                                        ------------    ------------    ------------

Net increase (decrease) in cash
        and cash equivalents                                                (731,570)        723,073         442,609

Cash and cash equivalents at beginning of year                             1,933,895       1,210,822         768,213
                                                                        ------------    ------------    ------------

Cash and cash equivalents at end of year                                $  1,202,325    $  1,933,895    $  1,210,822
                                                                        ============    ============    ============



               See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Six Months Ended June 30, 1996 (Unaudited) and
                 Years Ended December 31, 1995, 1994, and 1993



                                                                   Common Stock
                                                            ---------------------------        Retained
                                                            Number of                          Earnings
                                                              Shares          Amount           (Deficit)
                                                            ----------     ------------     ------------

Balance, January 1, 1993                                    13,369,219     $ 32,237,950     $  1,339,357

        Net redemption of value of puts
          expired and outstanding                               ----            375,000           ----
        Stock options exercised                                382,086        1,458,884           ----
        Issuance of puts                                        ----             25,045           ----
        Issuance of stock, acquisition
          of company and contingent earnouts                   344,464        1,488,541           ----
        Cumulative translation adjustment                       ----             ----             ----
        Note receivable from stockholder                        ----             ----             ----
        Net loss                                                ----             ----         (3,050,100)
                                                            ----------     ------------     ------------
Balance, December 31, 1993                                  14,095,769       35,585,420       (1,710,743)

        Stock options exercised                                135,827          271,916           ----
        Issuance of stock, contingent earnouts on
          acquisitions of companies                             70,836          511,077           ----
        Cumulative translation adjustment                       ----             ----             ----
        Issuance of stock, shareholder litigation              530,612        1,625,000           ----
        Cancellation of shares previously issued
          as contingent earnout related to acquisition        (327,726)        (912,000)          ----
        Net loss                                                ----             ----        (11,668,013)
                                                            ----------     ------------     ------------
Balance, December 31, 1994                                  14,505,318       37,081,413      (13,378,756)

        Stock options exercised                                 17,660           42,847           ----
        Issuance of stock, contingent earnouts on
          acquisitions of companies                            573,477          784,592           ----
        Cumulative translation adjustment                       ----             ----             ----
        Cumulative unrealized gain on investments
          available for sale                                    ----             ----             ----
        Issuance of stock to consultants                         7,408           12,000           ----
        Issuance of stock as settlement of
          previously recorded liabilities                       41,707           95,396           ----
        Net loss                                                ----             ----         (1,368,956)
                                                            ----------     ------------     ------------
Balance, December 31, 1995                                  15,145,570       38,016,248      (14,747,712)

        Stock options exercised                                 83,698          136,552           ----
        Cancellation of shares in
           repayment of shareholder loans                     (220,000)        (550,000)          ----
        Adjustment of shares issuable for
           purchase of Techotel A.G                            271,859           ----             ----
        Adjustment of shares issuable
           under earn-out agreement for
           Lodgistix Scandinavia A.S                             7,688           ----             ----
        Cumulative unrealized (loss) on
           investments available for sale                       ----             ----             ----
        Issuance of stock for payment
           of accrued expenses                                  68,833          188,000           ----
        Cumulative translation adjustment                       ----             ----             ----
        Net Income                                              ----             ----          1,423,623
                                                            ----------     ------------     ------------
Balance, June 30, 1996                                      15,357,648     $ 37,790,800     ($13,324,089)
                                                            ==========     ============     ============




                                                                           Cumulative
                                                                           Unrealized
                                                                          Gain (Loss) On      Note
                                                               Foreign     Investments     Receivable        Stock-
                                                               Currency     Available         From          holders'
                                                              Adjustment    For Sale       Stockholder       Equity
                                                             -----------    ---------      -----------     ----------

Balance, January 1, 1993                                      ($88,191)    $   ----        $  ----       $ 33,489,116

        Net redemption of value of puts
          expired and outstanding                               ----           ----           ----            375,000
        Stock options exercised                                 ----           ----           ----          1,458,884
        Issuance of puts                                        ----           ----           ----             25,045
        Issuance of stock, acquisition
          of company and contingent earnouts                    ----           ----           ----          1,488,541
        Cumulative translation adjustment                       86,117         ----           ----             86,117
        Note receivable from stockholder                        ----           ----         (500,000)        (500,000)
        Net loss                                                ----           ----           ----         (3,050,100)
                                                             -----------    ---------      -----------     ----------
Balance, December 31, 1993                                      (2,074)        ----         (500,000)      33,372,603

        Stock options exercised                                 ----           ----           ----            271,916
        Issuance of stock, contingent earnouts on
          acquisitions of companies                             ----           ----           ----            511,077
        Cumulative translation adjustment                     (113,887)        ----           ----           (113,887)
        Issuance of stock, shareholder litigation               ----           ----           ----          1,625,000
        Cancellation of shares previously issued
          as contingent earnout related to acquisition          ----           ----           ----           (912,000)
        Net loss                                                ----           ----           ----        (11,668,013)
                                                             -----------    ---------      -----------     ----------
Balance, December 31, 1994                                    (115,961)        ----         (500,000)      23,086,696

        Stock options exercised                                 ----           ----           ----             42,847
        Issuance of stock, contingent earnouts on
          acquisitions of companies                             ----           ----           ----            784,592
        Cumulative translation adjustment                       55,129         ----           ----             55,129
        Cumulative unrealized gain on investments
          available for sale                                    ----          186,382         ----            186,382
        Issuance of stock to consultants                        ----           ----           ----             12,000
        Issuance of stock as settlement of
          previously recorded liabilities                       ----           ----           ----             95,396
        Net loss                                                ----           ----           ----         (1,368,956)
                                                             -----------    ---------      -----------     ----------
Balance, December 31, 1995                                     (60,832)       186,382       (500,000)      22,894,086

        Stock options exercised                                 ----           ----           ----            136,552
        Cancellation of shares in
           repayment of shareholder loans                       ----           ----          500,000          (50,000)
        Adjustment of shares issuable for
           purchase of Techotel A.G                             ----           ----           ----             ----
        Adjustment of shares issuable
           under earn-out agreement for
           Lodgistix Scandinavia A.S                            ----           ----           ----             ----
        Cumulative unrealized (loss) on
           investments available for sale                       ----         (475,376)        ----           (475,376)
        Issuance of stock for payment
           of accrued expenses                                  ----           ----           ----            188,000
        Cumulative translation adjustment                       (6,265)        ----           ----             (6,265)
        Net Income                                              ----           ----           ----          1,423,623
                                                             -----------    ---------      -----------     ----------
Balance, June 30, 1996                                        ($67,097)     ($288,994)       $----       $ 24,110,620
                                                             ===========    =========      ===========     ==========



              See notes to the consolidated financial statements.

                           SULCUS COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994, AND 1993

                           AND JUNE 30, 1996 AND 1995

                    (INFORMATION AS OF JUNE 30, 1996 AND 1995
                 AND FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

NOTE 1.  LINE OF BUSINESS

               Sulcus Computer Corporation (the Company) develops, installs, and markets turnkey computer systems with specific software through its subsidiaries. The Company also markets support services in conjunction with the placement of software systems and provides trade credit to its customers.

NOTE 2.  LEGAL PROCEEDINGS AND LITIGATION SETTLEMENTS

               In April 1994, various individual Sulcus shareholders filed 12 lawsuits in the U.S. District Court for the Western District of Pennsylvania asserting federal securities fraud claims against Sulcus and certain officers, directors and others. These lawsuits were consolidated under the caption IN RE:
Sulcus Computer Corporation Securities Litigation,II.

               On December 27, 1995, the parties entered into a settlement agreement (which was approved on a preliminary basis by the Court on February 23, 1996) which established a settlement fund of $800,000 in cash and 1,400,000 Sulcus Common Shares with a value of $2,800,000. The cash portion of the settlement will be paid by insurance ($666,000) and the Company ($134,000). At December 31, 1995, the Company recorded a provision of $2,861,118 which, together with amounts accrued in 1994, represents costs which the Company expects to incur in connection with this agreement. The Company anticipates issuing the shares to the settlement fund on or before December 31, 1996. At December 31, 1995, the $2,800,000 liability related to this settlement is included in the "Shareholder Litigation Liability".

               Sulcus and certain of its officers, directors and a former director had been named as defendants in six class action Complaints designated by the Court as IN RE: Sulcus Computer Corporation Securities Litigation. In December 1993, the parties entered into a settlement agreement which established a settlement fund of $600,000 in cash and 250,000 Sulcus Common Shares with a value of $1,625,000. The Company has also agreed to pay up to $75,000 of expenses for administering the settlement. The cash portion of the settlement was covered entirely by insurance, which was received and distributed in June, 1994.

               On September 16, 1994, the court formally approved the settlement agreement and the number of shares to be issued were increased to 530,612, effective October 16, 1994. These shares were reflected as issued and outstanding at December 31, 1994.

               Sulcus and Jeffrey S. Ratner were defendants in an action filed in June 1994, in the Superior Court of Fulton County of the State of Georgia by Raymond D. Schoenbaum, Theodore J. Munchak, and Nathan I. Lipson. The action alleged that Sulcus and Mr. Ratner made fraudulent misrepresentations and that Sulcus and Mr. Ratner have breached the Stock Purchase Agreement entered into between Sulcus and Squirrel Companies, Inc., in March 1992, by failing to make certain payments of stock.

               On March 20, 1996, the Company, Mr. Ratner and the Plaintiffs agreed to resolve this dispute. Under the terms of this agreement, the Company agreed to deliver 498,488 shares of Sulcus Common Shares. These shares will represent the entire earn-out for the years ended December 31, 1992, 1993 and 1994 and, therefore, the Company will cancel 120,488 shares previously issued. At December 31, 1995, the Company recorded an increase in goodwill and capital stock in the amount of $391,193 to reflect this settlement. On March 21, 1996, the court dismissed the claims and counterclaims.

               Other suits arising in the ordinary course of business are pending against the Company and its subsidiaries. The Company believes that the ultimate outcome of these actions and those described above will not result in a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               USE OF ESTIMATES
               The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including contingencies, as well as the reported amounts of revenues and expenses during the financial statement period. Actual results could differ from those estimates. Examples of significant estimates include the collectability of receivables, the future benefit of capitalized computer software costs, lives assigned to goodwill, the net recoverability of deferred tax assets and contingencies relating to sales-type financed leases. These estimates are particularly susceptible to material changes in the near term.


               INTERIM FINANCIAL INFORMATION
               The unaudited interim consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods ended June 30, 1996 and 1995 and the financial position at June 30, 1996.


               PRINCIPLES OF CONSOLIDATION
               The consolidated financial statements include the accounts of Sulcus Computer Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method.

               CASH AND CASH EQUIVALENTS
               The Company considers as cash and cash equivalents certificates of deposit and commercial paper with original maturities of less than three months which consists of deposits in commercial banks in the U.S. and abroad. The Company limits the amount of money placed in any one bank in order to reduce credit risk.

               SHORT-TERM INVESTMENTS
               During 1995, the Company changed its investment philosophy and consequently bought and sold certain investments to realign its investment portfolio. From January 1, 1994 (effective date of current accounting standards) through June 5, 1995, the Company actively bought and sold investments in corporate preferred stocks and mutual funds consisting primarily of corporate and U.S. government securities with the objective of generating profits on short-term differences in price, and accordingly, classified its investments as "Trading Securities" whereby they were carried at market with unrealized gains or losses reflected in current earnings. During the second quarter of 1995, the Company restructured its investments in short-term marketable securities and changed its investment philosophy to one of holding securities for the generation primarily of dividend and interest income. As a result, investments and changes in the market value of the investments arising subsequent to this change (June 5, 1995) are accounted for as "Available for Sale". This accounting treatment will mean that investments are carried at market value with unrealized gains and losses on investments treated as a component of Stockholders' Equity. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the consolidated statement of operations.

               Prior to the effective date of current accounting standards (prior to January 1, 1994), the Company's short-term investments were carried at the lower of cost or market. The cumulative effect of adopting the new accounting standards (Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities") was not material and accordingly, no cumulative effect of accounting change was reported.

               RESTRICTED CASH
               The restricted cash at June 30, 1996 and December 31, 1995, represents cash collateral for a deposit received on a significant contract in December 1995. As security for product delivery and for the deposit received under the contract, the Company issued a letter of credit of $550,000, which expires on December 31, 1996. At the customer's direction, upon the delivery of systems, a draw down is permitted at the rate of 25% of the value of the equipment delivered. As of February 29, 1996, approximately $172,000 of restricted cash was released for general purposes. The restricted cash at December 31, 1994, represents a customer deposit received on a significant contract which was held in escrow with a financial institution. As security for performance and the advances received under the contract, the Company issued a letter of credit, as amended, of $500,000. The $500,000 remaining in restricted cash at December 31, 1994 was offset by customer deposits in the same amount. In January 1995, the Company had fulfilled substantially all obligations under this contract and the cash was released for general purposes and the letter of credit expired.

               INVENTORIES
               Inventories consist substantially of software and hardware products in finished form and are valued at the lower of cost or market. Cost is determined by the specific identification method. Market is net realizable value.

               PURCHASED AND CAPITALIZED SOFTWARE
               Purchased software has been developed by third parties to the stage of technological feasibility at the date of acquisition. Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. Software development costs incurred after establishing technological feasibility are capitalized. Amortization of purchased and capitalized software is provided for when the product is available for general release to customers over the greater of the amount computed using the remaining estimated economic life of the product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product. The products are generally being amortized over 3 to 5 years.



               PROPERTY AND EQUIPMENT
               Property and equipment is comprised of office furniture, fixtures, service equipment, leasehold improvements, and land and building and are recorded at cost. Depreciation, which includes amortization of assets under capital leases, is based upon the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred.


               GOODWILL
               Goodwill, which represents the excess of the cost of purchased companies over the fair value of their net assets at the date of acquisition, is being amortized on a straight-line basis over lives ranging from 10 to 20 years. The Company annually evaluates the carrying value of goodwill based on current operating results and forecasts of undiscounted cash flows of the specific businesses acquired.

               INCOME TAXES
               Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of the difference is reported as deferred income taxes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. A valuation allowance is provided to reduce deferred tax assets to an amount more likely than not to be realized. Non-U.S. subsidiaries compute taxes in effect in the various countries. Earnings of these subsidiaries may also be subject to additional income and withholding taxes when they are distributed as dividends. Undistributed earnings of non-U.S. subsidiaries are not material.

               REVENUE RECOGNITION
               The Company recognizes revenue on sales of systems including software and hardware upon delivery or installation and when all obligations of the respective contract have been fulfilled. Support services revenues are billed in advance and recorded as deferred revenue and recognized as income ratably over the service period of the Software Support and Hardware Maintenance Agreement.

               TRANSLATION ON NON-U.S. CURRENCY AMOUNTS
               For non-U.S. subsidiaries which operate in a local currency environment, assets and liabilities are translated to U.S. dollars at the current exchange rates at the balance sheet date. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated in a separate component of stockholders' equity.

               EARNINGS (LOSS) PER SHARE
               Primary earnings (loss) per share is computed based on the number of common shares outstanding, adjusted for the assumed conversion of shares available upon the exercise of dilutive options, after the assumed repurchase of common shares with the related proceeds. Fully diluted earnings (loss) per share is not presented as it is either anti-dilutive or not different from primary earnings (loss) per share.

               RECLASSIFICATION
               Certain prior year amounts have been reclassified to conform with current year reporting practices.

NOTE 4.  SHORT-TERM INVESTMENTS

               Securities available for sale at June 30, 1996, are summarized as follows:


                                                                           Gross Unrealized
                                                                           ----------------             Market
                                             Cost                    Gains              Losses           Value
                                             ----                    -----              ------           -----
U.S. Government Securities
  maturing between 1 and 5 years          $    515,470              $     --          $    10,000     $   505,470
Mutual Funds                                 1,574,124                    --               44,037       1,530,087
Preferred Stocks                            10,282,957                    --              234,957      10,048,000
                                          ------------              --------          -----------     -----------
                                          $ 12,372,551              $     --          $   288,994     $12,083,557
                                          ============              ========          ===========     ===========

               Securities available for sale at December 31, 1995 are summarized as follows:

                                                                Gross Unrealized
                                                            ------------------------            Market
                                          Cost              Gains             Losses            Value
                                          ----              -----             ------            ------
U.S. Government Securities
  maturing between 1 and 5 years       $   515,470       $        --       $     3,435       $   512,035
Mutual Funds                             1,557,016                --            33,726         1,523,290
Preferred Stocks                        10,149,207           223,543                --        10,372,750
                                       -----------       -----------       -----------       -----------
                                       $12,221,693       $   223,543       $    37,161       $12,408,075
                                       ===========       ===========       ===========       ===========


               Trading securities at December 31, 1994 are summarized as follows:

                                                  Unrealized           Market
                                Cost              Gain(Loss)           Value
                              --------           ------------        ----------

Mutual Funds                 $ 2,362,393         ($  387,188)        $ 1,975,205
Preferred Stocks               9,610,155         ( 1,260,620)          8,349,535
                            ------------        ------------        ------------
                             $11,972,548         ($1,647,808)        $10,324,740
                            ============        ============        ============

               Effective June 5, 1995, the Company restructured its investments as short-term marketable securities and changed its investment philosophy to one of holding securities for the generation of dividend and interest income. As a result, investments and changes in market value of the investments arising subsequent to this date are accounted for as "Available for Sale". At June 5, 1995, the market value of the securities was below cost by $185,803.


               The Company's investments are subject to risk, most notably the risk that the market value of these assets will decline as the result of general market fluctuations, increases in interest rates or changes in the underlying operations of the investee. Company policy does not require temporary investments to be investment grade as determined by a nationally recognized statistics rating organization nor does it require that such investments have any additional safety features such as insurance. At June 30, 1996 and December 31, 1995, an aggregate amount of $4,228,100 and $4,470,750, respectively, of investments were below investment grade, of which $2,400,000 and $2,600,000, respectively, represented an investment in the preferred stock of one issuer.


               The Company's short-term investment portfolio has been pledged as collateral against borrowings under a brokerage margin account (See Note 9).


               Proceeds, realized gains and realized losses from the sales of securities classified as available for sale for the six months ended June 30, 1996 were $250,000, $8,750 and $-0-, respectively. Proceeds, realized gains and realized losses from the sales of securities classified as available for sale for the year ended December 31, 1995 were $4,758,359, $130,000 and $2,441, respectively. Proceeds, realized gains and realized losses from the sales of securities classified as trading securities for the six months ended June 30, 1995 and for the year ended December 31, 1995 were $2,190,926, $76,211 and $13,112, respectively. Unrealized gains on trading securities amounted to $1,271,347 through June 5, 1995.


NOTE 5.  PURCHASED AND CAPITALIZED SOFTWARE

               Purchased and capitalized software consists of the following:


                                               June 30,                December 31,
                                                                  ------------------------
                                                1996               1995                1994
                                                ----               ----                ----

Purchased software                           $ 6,897,100        $ 7,006,270        $ 7,186,171
Capitalized software                           6,480,315          5,927,456          5,736,439
Accumulated amortization                      (9,144,116)        (7,992,031)        (6,131,665)
                                             -----------        -----------        -----------
Net purchased and capitalized software       $ 4,233,299        $ 4,941,695        $ 6,790,945
                                             ===========        ===========        ===========



               The Company capitalized software development costs of $556,332 and $495,404 during the six months ended June 30, 1996 and 1995, respectively, and $1,002,854, $1,556,888 and $2,469,337 during the years ended December 31,
1995, 1994 and 1993, respectively. Amortization for the six months ended June 30, 1996 and 1995 was $1,281,381 and $1,165,231, respectively, and software amortization for the years ended December 31, 1995, 1994, and 1993 was $2,447,296, $2,388,804, and $2,078,614, respectively. Software amortization is included in cost of sales.

               The Company wrote off capitalized software costs of $514,694 during the fourth quarter of 1995 and $1,820,246 during the third quarter of 1994. These write-offs were based on the Company's assessment of its capitalized software and the conclusion that these costs would not benefit future periods.

NOTE 6.  PROPERTY AND EQUIPMENT

               Property and equipment consists of the following:

                                             June 30,                 December 31,
                                               1996              1995               1994
                                               ----              ----               -----
Buildings and leasehold improvements       $ 1,058,546        $ 1,007,171        $   754,499
Furniture and equipment                      5,636,110          5,255,813          4,925,581
Accumulated depreciation                    (4,351,388)        (4,247,168)        (3,378,817)
                                           -----------        -----------        -----------
Net property and equipment                 $ 2,343,268        $ 2,015,816        $ 2,301,263
                                           ===========        ===========        ===========


               The Company leases certain equipment under agreements which are classified as capital leases. These equipment leases have purchase options at the end of the original lease term which ranges from 3 to 5 years. Leased capital assets included in property, plant and equipment at June 30, 1996 and December 31, 1995 and 1994 are as follows:


                                                              December 31,
                                           June 30,         ------------------
                                             1996           1995          1994
                                             ----           ----          ----
Equipment                                 $493,000         $   --         $   --
Accumulated amortization                    67,000             --             --
                                          --------         ------         ------
                                          $426,000         $   --         $   --
                                          ========         ======         ======


NOTE 7.  LEASES

               AS LESSOR
               Included in "Other Current Assets" and "Other Noncurrent Assets" are amounts receivable under lease programs to customers. Classification as to current or noncurrent is determined based upon scheduled payment by customers in the case of sales-type lease receivables and lease maturity dates in the case of net investment in financed leases. The Company, during 1993 and 1992, leased its products to customers under sales-type leases. The Company's investment in these sales-type leases is as follows:


                                                                        December 31,
                                                  June 30,          --------------------
                                                    1996            1995            1994
                                                    ----            ----            ----
Minimum lease payments receivable                  $42,143        $ 71,274         $290,211
Estimated residual value of leased property         15,434          22,002           34,258
Unearned and deferred income                        (6,978)        (35,474)         (95,749)
                                                   -------        --------         --------
Net investment in sales-type leases                $50,599        $ 57,802         $228,720
                                                   =======        ========         ========



               At June 30, 1996, these sales-type lease receivables are scheduled to mature within twelve months. The scheduled maturities for sales-type lease receivables at December 31, 1995 are $54,046 in 1996 and $17,228 in 1997. The lease receivable proceeds and the leased property are pledged as collateral under an April 30, 1993 loan agreement with a financial institution (See "Long-Term Debt").


               In 1993 the Company modified its sales-type lease program by entering into an agreement with a finance company whereby it receives 100% of the discounted minimum lease payments at inception of the lease, assigns the lease payments to the finance company, grants the finance company a security interest in the leased equipment and accepts certain recourse liability in event of default by the lessee. The Company retains ownership in the residual value of the leased property and has recorded a reserve for the estimated liability under the recourse agreement. At June 30, 1996, December 31, 1995 and December 31, 1994, the Company had the following net investment in these financed sales-type leases:


                                                                            December 31,
                                                     June 30,           ---------------------
                                                       1996             1995             1994
                                                       ----             ----             ----
Estimated residual value of leased property        $1,434,506        $1,315,427        $ 574,034
Unearned income                                      (247,836)         (269,951)        (127,651)
                                                   ----------        ----------        ---------
Net investment in financed sales-type leases       $1,186,670        $1,045,476        $ 446,383
                                                   ==========        ==========        =========

               At June 30, 1996 and December 31, 1995, the Company was contingently liable for approximately $568,000 and $874,000, respectively, related to sales-type leases financed under this agreement. To date, actual losses from recourse provisions have not been material.


               AS LESSEE

               The Company has operating leases with third parties for primary office space in various locations. The future annual rental commitments as of December 31, 1995 under these leases are $948,000 in 1996; $708,500 in 1997;
$332,000 in 1998; $269,000 in 1999; $256,000 in 2000 and $1,332,200 thereafter.
Future minimum payments by year and in the aggregate under noncancelable capital leases and operating leases with initial or remaining terms of one year or more consist of the following as of June 30, 1996:



                        Twelve Months                                Capital             Operating
                        Ended June 30,                                Leases              Leases
                        --------------                               -------             ---------
                          1997                                       $196,469            $  955,538
                          1998                                        174,567               608,201
                          1999                                         95,102               371,032
                          2000                                          1,300               336,818
                          2001                                             --               286,985
                          Thereafter                                       --             1,157,165
                                                                     --------            ----------
                          Total minimum lease payments                467,438            $3,715,739
                                                                                         ==========
                          Amounts representing interest                85,345
                                                                     --------
                          Present value of net
                             minimum payments                         382,093
                          Current portion                             152,022
                                                                     --------
                          Long-term portion                          $230,071
                                                                     ========



               Rent expense under these agreements and other operating leases was $788,476 and $784,648 for the six months ended June 30, 1996 and 1995 and $1,611,081, $1,491,615 and $1,698,119, for the years ended December 31, 1995,
1994, and 1993. See "Related Party Transactions" for additional operating leases.


NOTE 8.  LONG TERM DEBT

               The Company's and subsidiaries' long-term debt consists of the following:


                                                      June 30,              December 31,
                                                                       -------------------
                                                        1996           1995           1994
                                                        ----           ----           ----
Note payable to bank by Squirrel, prime plus
   1%, guaranteed by Sulcus Computer Corporation       $    --        $    --       $ 91,500

Note payable to individual by Lodgistix at prime            --             --        239,647

Note payable to financial institution by Sulcus
   Hospitality Group subsidiary at 12%                  49,008         70,566        175,418

Notes payable to bank at prime plus 1/2%                    --          3,322         47,961
                                                       -------        -------       --------
                                                        49,008         73,888        554,526
Less-current portion                                    45,009         46,713        468,990
                                                       -------        -------       --------
Long-term debt                                         $ 3,999        $27,175       $ 85,536
                                                       =======        =======       ========

               The Lodgistix note payable was secured by certain inventories, accounts receivables, equipment and software programs of Lodgistix, Inc. The note was paid in 1995.

               The Sulcus Hospitality Group borrowings were made pursuant to an April 1993 loan agreement with a financial institution. The debt is secured by certain sales-type leases of the Company and principal payments are required based upon customer lessee payments received under the sales type leases.


               Scheduled maturities of long-term debt are $45,009 and $3,999 for the twelve months ended June 30, 1997 and 1998, respectively. Scheduled maturities of long-term debt are $46,713 and $27,175 for the twelve months ended December 31, 1996 and 1997, respectively.

NOTE 9.  SHORT-TERM BORROWINGS

               The Company's short-term borrowings consists of the following:


                                                        June 30,               December 31,
                                                                          ---------------------
                                                          1996            1995             1994
                                                          ----            ----             ----
Borrowings with brokerage firm on margin against
   the Company's short term investment portfolio       $5,814,644       $6,062,905       $5,145,753

Unsecured line of credit with a commercial
   bank, at prime                                              --               --          365,000

Unsecured demand note of the Company's Squirrel
   subsidiary with a bank at prime                         61,448          271,448          295,000

Bank credit lines of the Company's Swiss
   subsidiary at prime                                     13,191           48,357          377,242
                                                       ----------       ----------       ----------
Total short-term borrowings                            $5,889,283       $6,382,710       $6,182,995
                                                       ==========       ==========       ==========

               At June 30, 1996 and December 31, 1995, the Company could borrow up to $6,100,000 under a brokerage margin account which is secured by the Company's short-term investment portfolio, having a market value of $11,612,670 at June 30, 1996 and $11,914,274 at December 31, 1995. Interest is charged and paid monthly based on the broker's internally established rate which was 7.875% at June 30, 1996 and 8.375% at December 31, 1995.

               The Company's Swiss subsidiary (Lodgistix International, AG) has a line of credit with a bank totaling $127,000 (150,000 Swiss francs). The line of credit is cancelable at any time and is secured by deposits with the bank which approximated $38,000 at June 30, 1996 and $58,467 at December 31, 1995. At December 31, 1995, interest was 7.00%.


NOTE 10.  INCOME TAXES

               The provision for income taxes consists of the following:


               Six Months Ended June 30,            Year Ended December 31,
               -------------------------      -----------------------------------
                   1996          1995         1995            1994           1993
                   ----          ----         ----            ----           ----

Current:
  Domestic       $    --       $    --       $150,000       $     --       $     --
  Foreign             --            --         52,645             --             --

Deferred:
  Domestic            --            --             --             --             --
                 -------       -------       --------       --------       --------
Total            $    --       $    --       $202,645       $     --       $     --
                 =======       =======       ========       ========       ========


         A reconciliation between the Company's effective tax rate and the U.S. statutory rate is as follows:


                                                              Six Months
                                                            Ended June 30,            Year Ended December 31,
                                                           ----------------        ---------------------------
                                                           1996        1995        1995        1994       1993
                                                           ----        ----        ----        ----       ----

U.S. federal statutory tax rate                             35%         35%        (35%)       (35%)       (34%)
State income taxes, net of federal income tax effect         4%          4%          8%         (4%)        (5%)
Benefits not recorded (benefits recognized)
   due to net carryforward position                        (42%)       (39%)        39%         42%         47%
Foreign and Other                                            3%          0%          5%          1%          4%
Tax credits generated                                        0%          0%          0%         (4%)       (12%)
                                                           ---         ---         ---         ---         ---
                                                             0%          0%         17%          0%          0%
                                                           ===         ===         ===         ===         ===


               The Company's U.S. federal effective rate is generally unaltered by the rates applicable to its foreign operations as a U.S. foreign tax credit would be generated for taxes paid in those jurisdictions. Foreign taxes are recognized on foreign taxable income for which no foreign tax credit is generated.

               Permanent differences include tax-free dividend income and amortization of goodwill. No tax benefits were recorded for non-deductible write-offs of goodwill and certain other expenses. Due to the net operating losses, no material tax payments have been made.


               The following summarizes the significant components of the Company's deferred tax assets and liabilities:

                                                               Deferred Tax Consequences at June 30, 1996
                                                             ----------------------------------------------
                                                             Assets          Liabilities              Total
                                                             ------          -----------              -----

Accounts receivable allowance                             $   635,064        $        --         $   635,064
Unrealized loss on investments                                 72,689                 --              72,689
Inventory writedowns                                          135,460                 --             135,460
Accrued expenses not currently deductible                          --                 --
Less valuation allowance                                     (696,564)                --            (696,564)
                                                          -----------        -----------         -----------
Current                                                       146,649                 --             146,649
                                                          -----------        -----------         -----------

Property and equipment book/tax cost differential                  --            (35,196)            (35,196)
Tax loss carryforwards                                     10,991,098                 --          10,991,098
Tax credits                                                 1,800,000                 --           1,800,000
Software costs capitalized for financial
   reporting purposes                                              --         (1,525,839)         (1,525,839)
Less valuation allowance                                   (9,276,959)                --          (9,276,959)
                                                          -----------        -----------         -----------
Noncurrent                                                  3,514,139         (1,561,035)          1,953,104
                                                          -----------        -----------         -----------
Total                                                     $ 3,660,788        $(1,561,035)        $ 2,099,753
                                                          ===========        ===========         ===========
                                                              Deferred Tax Consequences at June 30, 1995
                                                          ---------------------------------------------------
                                                          Assets               Liabilities              Total
                                                          ------               -----------              -----

Accounts receivable allowance                             $ 1,014,924        $        --         $ 1,014,924
Unrealized loss on investments                                 72,463                 --              72,463
Inventory writedowns                                          270,600                 --             270,600
Accrued expenses not currently deductible                     324,542                 --             324,542
Other assets                                                   13,466                 --              13,466
Less valuation allowance                                   (1,127,842)                --          (1,127,842)
                                                          -----------        -----------         -----------
Current                                                       568,153                 --             568,153
                                                          -----------        -----------         -----------

Property and equipment book/tax cost differential                  --            (65,823)            (65,823)
Tax loss carryforwards                                     10,940,181                 --          10,940,181
Tax credits                                                 1,869,709                 --           1,869,709
Software costs capitalized for financial
   reporting purposes                                              --         (2,250,354)         (2,250,354)
Less valuation allowance                                   (8,962,113)                --          (8,962,113)
                                                          -----------        -----------         -----------
Noncurrent                                                  3,847,777         (2,316,177)          1,531,600
                                                          -----------        -----------         -----------
Total                                                     $ 4,415,930        $(2,316,177)        $ 2,099,753
                                                          ===========        ===========         ===========

                                                              Deferred Tax Consequences at December 31, 1995
                                                              ----------------------------------------------
                                                              Assets         Liabilities               Total
                                                              ------         -----------               -----

Accounts receivable allowance                             $   749,534        $        --         $   749,534
Unrealized loss on investments                                 72,463                 --              72,463
Inventory writedowns                                          108,160                 --             108,160
Accrued expenses not currently deductible                      66,300                 --              66,300
Less valuation allowance                                     (830,900)                --            (830,900)
                                                          -----------        -----------         -----------
Current                                                       165,557                 --             165,557
                                                          -----------        -----------         -----------

Property and equipment book/tax cost differential                  --            (35,196)            (35,196)
Tax loss carryforwards                                     11,619,173                 --          11,619,173
Tax credits                                                 1,800,000                 --           1,800,000

Software costs capitalized for financial
   reporting purposes                                              --         (1,746,458)         (1,746,458)
Less valuation allowance                                   (9,703,323)                --          (9,703,323)
                                                          -----------        -----------         -----------
Noncurrent                                                  3,715,850         (1,781,654)          1,934,196
                                                          -----------        -----------         -----------
Total                                                     $ 3,881,407        $(1,781,654)        $ 2,099,753
                                                          ===========        ===========         ===========
                                                              Deferred Tax Consequences at December 31, 1994
                                                              ----------------------------------------------
                                                              Assets          Liabilities              Total
                                                              ------          -----------              -----

Accounts receivable allowance                              $ 1,012,864        $        --         $ 1,012,864
Unrealized loss on investments                                 642,645                 --             642,645
Accrued expenses not currently deductible                      275,792                 --             275,792
Inventory writedowns                                           270,600                 --             270,600
Deferred revenue                                                48,750                 --              48,750
Other assets                                                    13,466                 --              13,466
Less valuation allowance                                    (1,505,645)                --          (1,505,645)
                                                           -----------        -----------         -----------
Current                                                        758,472                 --             758,472
                                                           -----------        -----------         -----------

Property and equipment book/tax cost differential                   --           (104,823)           (104,823)
Tax loss carryforwards                                      11,665,194                 --          11,665,194
Tax credits                                                  1,844,380                 --           1,844,380
Software costs capitalized for financial
   reporting purposes                                               --         (2,510,506)         (2,510,506)
Less valuation allowance                                    (9,552,964)                --          (9,552,964)
                                                           -----------        -----------         -----------
Noncurrent                                                   3,956,610         (2,615,329)          1,341,281
                                                           -----------        -----------         -----------
Total                                                      $ 4,715,082        $(2,615,329)        $ 2,099,753
                                                           ===========        ===========         ===========
                                                            Deferred Tax Consequences at December 31, 1993
                                                           ------------------------------------------------
                                                           Assets            Liabilities              Total
                                                           ------            -----------              -----

Accounts receivable allowance                            $   582,676        $        --         $   582,676
Accrued expenses not currently deductible                    275,792                 --             275,792
Inventory writedowns                                         642,160                 --             642,160
Deferred revenue                                              48,750                 --              48,750
Other assets                                                  13,466                 --              13,466
Less valuation allowance                                    (924,174)                --            (924,174)
                                                         -----------        -----------         -----------
Current                                                      638,670                 --             638,670
                                                         -----------        -----------         -----------

Property and equipment book/tax cost differential                 --           (182,823)           (182,823)
Tax loss carryforwards                                    10,339,532                 --          10,339,532
Tax credits                                                1,492,385                 --           1,492,385
Software costs capitalized for financial
   reporting purposes                                             --         (3,410,738)         (3,410,738)
Less valuation allowance                                  (6,777,273)                --          (6,777,273)
                                                         -----------        -----------         -----------
Noncurrent                                                 5,054,644         (3,593,561)          1,461,083
                                                         -----------        -----------         -----------
Total                                                    $ 5,693,314        $(3,593,561)        $ 2,099,753
                                                         ===========        ===========         ===========

                Management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefits associated with net operating losses and tax credit carryforwards prior to their expiration. This belief is based upon the Company's view of expected profits in 1996 and the next several years. The Company believes that the results of 1995 were affected by a write-off of software and a shareholder litigation settlement. Without these items, which are not expected to repeat in the future, the Company would have generated net income in 1995. Furthermore, the Company expects increased sales and only slight increases in expenses in 1996.


         The $560,700 and $968,654 decrease in the valuation allowance in the six months ended June 30, 1996 and 1995 and the $524,386 decrease in the valuation allowance in the twelve months ended December 31, 1995 represents the realization of tax benefits of temporary differences and net operating loss carryforwards which reversed during 1995 through the generation of taxable income. The $3,564,888 and $2,431,387 increases in the valuation allowance in the twelve months ended December 31, 1994 and 1993 respectively represent the temporary differences and net operating loss carryforwards generated in those years that the Company believed were not likely to result in tax benefits. Management believes that the valuation allowance is appropriate given the current estimates of future taxable income. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

         The Company has approximately $29,846,000 of net operating losses at December 31, 1995 ($28,186,000 as of June 30, 1996), a portion of which are subject to certain limitations under the Internal Revenue Code Section 382, and $1,800,000 of tax credits ($1,700,000 of research activities credits and $100,000 of investment tax credits) available to offset future federal tax liabilities. The net operating loss carryforwards expire as follows:



                                   As of                               As of
                                June 30, 1996                    December 31, 1995
                                -------------                    -----------------
               2001               $        --                       $   377,000
               2002                 1,149,000                         1,363,000
               2003                 1,946,000                         1,946,000
               2004                 4,501,000                         4,501,000
               2005                 2,193,000                         2,193,000
               2006                 6,579,000                         6,579,000
               2007                 2,986,000                         4,055,000
               2008                 5,733,000                         5,733,000
               2009                 3,099,000                         3,099,000
                                  -----------                       -----------
               Total              $28,186,000                       $29,846,000
                                  ===========                       ===========


NOTE 11.  RELATED PARTY TRANSACTIONS


               The Company leases office space in Greensburg, Pennsylvania from a trust established by a major stockholder. The leases commenced on various dates from March 1, 1983 and expire on various dates through September 30, 2001. The leases may be renewed for additional two-year terms at the rate of 2% over the prior year's amount unless specifically canceled by either party. Rent expense under these agreements was $112,340 and $112,879 for the six months ended June 30, 1996 and 1995 and $225,391, $185,251 and $161,700 for the years ended December 31, 1995, 1994, and 1993, respectively. As of June 30, 1996, the future annual rental commitments under these leases (for the 12 months ended June 30 of the respective years) are $203,537 in 1997, $95,427 in 1998, $89,073 in 1999, $93,519 in 2000, $98,181 in 2001 and $12,980 thereafter. As of December
31, 1995, the future annual rental commitments under these leases are $229,111 in 1996, $138,105 in 1997, $85,860 in 1998, $90,144 in 1999, $91,947 in 2000 and
$91,947, thereafter.

               The Company made a relocation loan in 1995 to its President in the amount of $100,000 which was secured by real estate and bears interest at the rate of 5%. This loan was repaid on August 1, 1996. Interest was payable quarterly and the principal was payable on the earlier of the sale of a former residence or October 27, 1996.


NOTE 12.  COMMITMENTS AND CONTINGENCIES


               At June 30, 1996 and December 31, 1995, the Company had contractual commitments to purchase certain electronic and other materials used to manufacture systems for the restaurant management and energy management products. Based on the contract provisions, these obligations totalled $2,000,000 at June 30, 1996 and $1,924,000 at December 31, 1995 and are expected to be fulfilled as follows:

                                          At June 30, 1996      At December 31, 1995
                                          ----------------      --------------------
                     90 days                $1,225,000               $1,212,000
                    180 days                $  600,000               $  559,000
                    270 days                $  100,000               $   86,000
                    360 days                $   75,000               $   67,000


               The Company has employment agreements with certain of its executive officers and management personnel. These agreements generally continue until terminated by either party. The agreements contain certain change in control provisions.

NOTE 13.  INCENTIVE STOCK OPTION PLANS


               The Company maintains three stock option plans at June 30, 1996 and December 31, 1995: the 1983 Incentive Stock Options Plan (1983 plan), the 1991 Incentive Stock Option Plan (1991 Plan), and the Directors Plan. Options can no longer be granted under the 1983 Plan. The 1991 Plan (as amended) allows for 3,000,000 stock options available for grant under the plan, which extends through January 1, 2001. The 1991 Plan allows for all of the future stock options to be granted at any time prior to the termination of the plan. The option price may not be less that the fair market value at date of grant. Options granted under the 1991 plan become available to be exercised based upon a five year vesting schedule.

               The employee stock option plan activity for the six months ended June 30, 1996 and the years ended December 31, 1995, 1994, and 1993 is as follows:

                                                                 Options
                                                                Outstanding                             Price
                                                                -----------                             -----

Outstanding, January 1, 1993                                     1,036,480                      $1.000 - $9.250
                                                                ----------                      -----------------

1993
Granted                                                            945,500                      $6.625 - $9.250
Exercised                                                         (169,467)                     $1.250 - $6.625
Canceled                                                          (413,816)                     $2.281 - $9.250
                                                                ----------                      -----------------
Outstanding, December 31, 1993                                   1,398,697                      $1.000 - $9.250
                                                                ----------                      -----------------

1994
Granted                                                            957,500                      $2.1875 - $7.750
Exercised                                                          (90,592)                     $1.250 - $5.375
Canceled                                                          (720,822)                     $1.375 - $9.250
                                                                 ----------                     -----------------
Outstanding, December 31, 1994                                   1,544,783                      $1.000 - $9.250
                                                                 ---------                      -----------------

1995
Granted                                                            328,500                      $2.000 - $3.500
Exercised                                                          (81,660)                     $2.125 - $3.500
Canceled                                                          (338,841)                     $2.281 - $8.625
                                                                 ----------                     -----------------
Outstanding, December 31, 1995                                   1,452,782                      $1.000 - $9.250
                                                                 ---------                      -----------------

1996 (through June 30)
Granted                                                            391,128                      $1.9375 - $3.2500
Exercised                                                          (23,700)                     $2.1875 - $2.5625
Canceled                                                          (358,699)                     $2.1875 - $8.6250
                                                                 ---------                      -----------------
Outstanding, June 30, 1996                                       1,461,511                      $1.0000 - $9.2500
                                                                 =========                      =================

               The Company has authorized 500,000 Nonqualified 1991 Directors Options under the 1991 Directors Plan. The board of directors on August 20, 1993 and the stockholders on October 12, 1993 approved the amendment to the Company's Nonqualified 1991 Director Option Plan to increase the number of shares under the plan to 1,000,000. During the year ended December 31, 1993, 70,000 director options were granted at prices ranging from $6.625 to $6.875. During 1993, 20,000 director options were exercised. During the six months ended June 30, 1996, 25,000 director options were granted at $1.9375. During the year ended December 31, 1994, 50,000 director options were granted at $3.00. During the year ended December 31, 1995, 83,333 director options were granted at $2.50 and 60,000 options were cancelled at prices ranging from $3.00 to $5.625. No options were exercised in 1994 or 1995 or during the six months ended June 30, 1996. All options are granted at prices not less than fair market value.

               During March 1992, approximately 388,516 and 11,484 options were granted to Squirrel shareholders and advisors, respectively, at $4.25 per share in connection with the acquisition of Squirrel. At December 31, 1992, 87,500 options were exercisable and the balance are exercisable after March 25, 1993. During the year ended December 31, 1994, 40 options granted to Squirrel shareholders and advisors were exercised. During 1995, 75,000 options were cancelled.

               The Company periodically grants options to consultants and advisors. During the year ended December 31, 1995, a total of 50,000 options were granted at $2.50. All options are granted at prices not less than fair market value.


               At June 30, 1996, under all plans, options for approximately 1,084,636 and 2,014,844 shares were exercisable and outstanding, respectively, at prices ranging from $1.000 to $9.250. At December 31, 1995, under all plans, options for approximately 1,199,553 and 1,971,115 shares were exercisable and outstanding, respectively, at prices ranging from $1.000 to $9.250.


               The Financial Accounting Standards Board issued a statement in October 1995 entitled "Accounting for Stock-Based Compensation" which will be effective for the Company in 1996. This statement establishes an accounting method based on the fair value of equity instruments awarded to employees as compensation, however, companies are permitted to continue applying previous accounting standards in the determination of net income with disclosure in the notes to the financial statements of the differences between previous accounting measurements and those formulated by the new accounting standard. Beginning in 1996, the Company intends to determine net income using previous accounting standards and to make the appropriate disclosures in the notes to the financial statements as permitted by the standard.

NOTE 14.  NOTE RECEIVABLE FROM STOCKHOLDER


               During the year ended December 31, 1993, the Company extended a loan to the former principal stockholder and current president of Techotel AG (now Sulcus Hospitality Group EMEA AG) in the amount of $500,000, pending the registration of the stock of the Company issuable to him under terms of the agreement for the purchase of Techotel. The note was intended to be repaid upon the registration by the Company for the stock issuable to him. Based on the nature of the note, it has been reflected as a reduction of equity. In May 1996, the Company and the former shareholders of Techotel agreed to the repayment of the note through the cancellation of 200,000 shares issuable under the purchase agreement.


NOTE 15.  ACQUISITIONS


                 In October of 1993, the Company completed its acquisition of Lodgistix Scandinavia A.S., a distributor of Lodgistix systems in Norway, Sweden and Denmark. The purchase price consisted of Sulcus Common Stock having a value of $300,000. In addition, the former stockholders of Lodgistix Scandinavia receive additional shares of the Company's stock up to a value of $675,000 contingent upon attaining certain earnings over a three year period. Lodgistix Scandinavia achieved such earnings for 1993 and 1995. As a result, the Company will issue to the former stockholders of Lodgistix Scandinavia 5,808 (later calculated as being 13,494 shares) and 111,801 shares of Sulcus common stock for an aggregate value of $44,864 (initially valued as $7.725 per share, later valued at $3.325 per share under the terms of the agreement) and $225,000 ($2.0125 per share) for 1993 and 1995, respectively. This additional consideration has been recorded as goodwill at December 31, 1995. Lodgistix Scandinavia did not achieve required earnings for 1994.


               Effective January 1, 1993, Sulcus acquired Techotel AG of Switzerland. The purchase agreement (as amended) provided for the issuance of $1,000,000 of Common Stock. This was originally calculated to be 128,141 shares, however, a provision in the purchase agreement provided for the valuation of shares at a certain future date. This date was December 31, 1994 at which time the share value was $2.50 and the number of shares issuable were calculated to be 400,000. The parties agreed to this interpretation of the contract in May 1996 and the number of shares issuable was adjusted at that time. In addition, the shareholders were entitled to receive shares of Sulcus based upon a multiple of 1.30 times earnings up to an aggregate value of $2,890,000 over a three-year period ending December 31, 1995. Techotel achieved such earnings for 1993 and 1995. As a result, the Company will issue to the former stockholders of Techotel 90,517 and 83,676 shares of Sulcus common stock for an aggregate value of $698,110 ($7.7125 per share) and $168,399 ($2.0125 per share) for 1993 and 1995, respectively. This additional consideration has been recorded as goodwill at December 31, 1995. Techotel did not achieve the required earnings for 1994.

               In 1992, Sulcus acquired Sulcus Hospitality Limited and Sulcus Singapore PTE. LTD., sales offices located in Hong Kong and Singapore, respectively for $1,450,000 in cash. In addition, the shareholders were entitled to receive shares of Sulcus based upon a multiple of 2.75 times earnings up to an aggregate value of $8,855,000 contingent upon attaining after tax earnings over a three-year period. The only year that these subsidiaries achieved earnings sufficient to entitle the former shareholders to contingent payments was 1992 and, as a result, the Company issued to the former shareholders (as amended) 320,827 shares of Sulcus common stock for an aggregate value of $3,047,852 ($9.50 per share). Subsequent to this determination Sulcus withheld 23,175 shares with an aggregate value of $220,161 with regard to the write off of the Craftech subsidiary. As a result of the 1992 restatement of earnings, the Company revised the contingent earnout calculation based on the restatement adjustments that affected it. The Company reduced the number of shares of stock issued as a result of the original calculation, all of which are restricted. As a result, the Company reduced goodwill at December 31, 1994 by approximately $2,168,000, reduced equity by approximately $912,000, the estimated current value of the shares to be canceled, and expensed the difference of $1,256,000 in 1994.

               Effective March 1, 1992, Sulcus acquired all of the outstanding stock of Squirrel Companies, Inc. ("Squirrel"). The purchase price consisted of $500,000 in cash and 401,260 shares (at $5.75 per share) of the Company's stock having a value of $1,955,500, net of issuance costs of approximately $351,745, in exchange for all of the outstanding common stock of Squirrel. In addition, the shareholders of Squirrel were entitled to receive additional shares of Sulcus up to an aggregate value of $4,065,000 as well as 225,000 of the Company's options contingent upon Squirrel's attaining after tax earnings over a three-year period ending in 1994. Squirrel achieved such earnings for 1992 and 1994 and, as a result, the Company issued to the former shareholders of Squirrel 53,212 shares for an aggregate value of $703,198 for 1992 and 70,836 shares for an aggregate value of $177,090 for 1994. These additional amounts are recorded as a component of goodwill. On March 20, 1996, the Company resolved disputes with the former owners of Squirrel with regard to the calculation of earnouts in 1992 through 1994. The Company will issue 498,488 shares under the terms of the agreement and will cancel 120,488 earnout shares which are a portion of the 124,048 earnout shares described above. To reflect this settlement, the Company recorded an increase in goodwill and capital stock in the amount of $391,193.

NOTE 16.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                          Six Months Ended June 30,        Twelve Months Ended December 31,
                                                              1996         1995            1995         1994          1993
Net interest paid                                           $290,958     $285,164        $596,322     $  556,269    $  402,764

Non-cash activities:
   Acquisitions:
     Fair value of assets acquired                              -            -               -            -         $3,772,457
     Common stock issued                                        -            -               -            -         $1,300,000
     Liabilities assumed                                        -            -               -            -         $2,472,457

   Common stock issued in settlement
     of shareholder litigation                                  -            -               -        $1,625,000         -

   Common stock issued for contingency
     payments on acquisitions                                   -            -           $393,399     $  511,077    $  188,541

   Issuance of stock to consultants                         $ 13,000     $  5,500        $ 12,000         -              -

   Issuance of stock as settlement of
     previously recorded liabilities                        $175,000     $ 95,396        $ 95,396         -              -

   Issuance of stock as settlement
     of Squirrel litigation                                     -            -           $391,193         -              -

   Cancellation of shares previously
     issued as contingent earnout
     related to acquisitions                                    -            -               -        $  912,000         -

   Cancellation of shares in repayment
     of shareholder loans                                   $550,000         -               -            -              -

   Unrealized gain on investments
     available for sale                                         -        $ 11,472        $186,382         -              -

   Unrealized loss on investments
     available for sale                                     $288,994         -               -            -              -


NOTE 17.  SEGMENT REPORTING

         The Company conducts its worldwide operations through separate geographic area organizations which represent major markets or combinations of related markets. Transfers between markets are valued at cost.

         Financial information by geographic area is summarized as follows:


                                        Six Months Ended June 30,                Twelve Months Ended December 31,
                                        -------------------------                --------------------------------
                                         1996             1995                  1995            1994            1993
                                         ----             ----                  ----            ----            ----
Net revenues:
Domestic                             $15,653,790      $15,845,855           $31,195,481     $30,190,420     $35,792,461
Canada                                 2,553,657        1,911,411             3,625,643       2,859,899       2,367,905
Pacific Region                         3,347,041        2,131,687             5,736,551       4,852,745       7,077,521
Europe                                 2,773,815        2,574,738             5,426,318       5,240,100       4,045,258
                                      ----------       ----------           -----------     -----------     -----------
Consolidated
  net revenues                       $24,328,303      $22,463,691           $45,983,993     $43,143,164     $49,283,145
                                     ===========      ===========           ===========     ===========     ===========

                                         Six Months Ended June 30,                 Twelve Months Ended December 31,
                                         -------------------------                 --------------------------------
                                           1996             1995                  1995           1994            1993
                                           ----             ----                  ----           ----            ----
Net income (loss):
  Domestic                             $1,414,025       $2,432,817             ($147,949)    ($8,183,839)    ($1,716,591)
  Canada                                  131,079          258,414               273,760         210,686          (1,453)
  Pacific Region                          (19,699)        (797,960)           (1,290,717)     (3,304,369)     (1,937,632)
  Europe                                 (101,782)        (162,429)             (204,050)       (390,491)        605,576
                                       -----------      -----------          ------------    -----------      ----------
Consolidated
   net income (loss)                   $1,423,623       $1,730,842           ($1,368,956)   ($11,668,013)    ($3,050,100)
                                       ==========       ==========            ==========     ===========      ==========


                                                       As of June 30,                    As of December 31,
                                                       --------------        --------------------------------------------
                                                            1996               1995             1994              1993
                                                            ----               ----             ----              ----
Identifiable assets:
   Domestic                                              $35,637,661         $37,646,558       $39,288,050      $47,366,589
   Canada                                                  1,900,386           1,562,171         1,259,913        1,233,470
   Pacific Region                                          3,709,569           3,437,539         2,560,219        5,867,076
   Europe                                                  4,355,874           4,680,510         4,761,301        4,248,506
                                                          ----------         -----------       -----------      -----------
Consolidated identifiable assets                         $45,603,490         $47,326,778       $47,869,483      $58,715,641
                                                         ===========         ===========       ===========      ===========


         The 1995 Domestic segmental operating income includes the $2,919,333 litigation settlement provision and $514,694 write-off for software costs developed and capitalized for the U.S. markets. The 1994 Domestic segmental loss includes a $1,647,808 unrealized loss on short-term investments, a $1,820,246 write off of capitalized software and a $250,000 provision for litigation.

         The 1994 Pacific Region operating losses include $336,703 to write off investments in two affiliates and a net charge of $1,256,000 to write off goodwill.

         The 1994 European operating loss includes approximately $400,000 related to a French subsidiary.

         Other than short-term investments in marketable securities, which are generally available for working capital, there are no significant non-operating corporate assets.

         Sales between geographic areas and export sales are not material.

         Identifiable assets by geographic area exclude intercompany loans, advances and investments in affiliates. Intercompany trade receivables have been eliminated. Corporate assets are principally cash, trade receivables and intangibles.

NOTE 18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following table sets forth certain unaudited quarterly financial data for the six months ended June 30, 1996 and the years ended December 31, 1995 and 1994. The Company believes this information has been prepared on the same basis as the Consolidated Financial Statements and that all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts as stated below to present fairly the selected quarterly information when read in conjunction with its Consolidated Financial Statements and Notes thereto.


                                      (In Dollars)
                                   Fiscal Quarter Ended
                                    June         March
                                     30,            31,
                                    1996          1996
                                    ----          ----
Total Revenues                  13,053,284    11,275,019
Cost of sales
  and expenses                  12,151,065    10,753,615
Income (loss)
  before taxes                     902,219       521,404

Tax provision                            0             0

Net income
  (loss)                           902,219       521,404
                                   =======       =======

Earnings (loss) per share             0.05          0.03
                                      ====          ====



                                                                (In Dollars)
                                                             Fiscal Quarter Ended

                             March          June     September     December       March         June      September     December
                                31,           30,          30,           31,         31,          30,           30,           31,
                              1995          1995         1995          1995        1994         1994          1994          1994
                              ----          ----         ----          ----        ----         ----          ----          ----
Total Revenues             11,311,054   11,152,637    11,197,496    12,322,806  10,537,828   10,974,798    10,399,027   11,231,511
Cost of sales
  and expenses             10,267,519   10,465,330    11,124,788    15,292,667  11,869,101   12,586,370    13,264,878   17,090,828
Income (loss)
  before taxes              1,043,535      687,307        72,708    (2,969,861) (1,331,273)  (1,611,572)   (2,865,851)  (5,859,317)

Tax provision                       0            0             0       202,645           0        0                 0            0

Net income
  (loss)                    1,043,535      687,307        72,708    (3,172,506) (1,331,273)  (1,611,572)   (2,865,851)  (5,859,317)
                            =========      =======        ======     =========   =========    =========     =========    =========

Earnings (loss) per share        0.07         0.05          0.00         (0.21)      (0.09)       (0.11)        (0.20)       (0.40)
                                 ====         ====          ====         ======       ======      ======        ======       ======

         The Company's results for the first quarter 1995 include $881,683, which relates to the unrealized gain on investments. The Company's results for the fourth quarter 1995, include the provision for litigation settlement of $2,919,333 and write off of capitalized software of $514,694.

         The Company's results for the fourth quarter of 1994 include a provision of $336,703 to write off an investment in two unconsolidated affiliates in Singapore and Hong Kong, referred to as Guthrie Retail Systems and a provision of approximately $400,000 to write down the assets and provide for expenses related to the disposition of its wholly-owned French subsidiary. Management reached a decision in the fourth quarter of 1994 to dispose of the companies because anticipated future revenues did not justify further investments in these operations. Total 1994 sales of these companies included in the consolidated statement of operations were approximately $800,000. In addition, the results of the fourth quarter includes a charge of $1,256,000 to write off goodwill related to the acquisition of Hong Kong and Singapore (See
Note 14).

NOTE 19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         Estimates of fair value are made at a specific point in time, based on relevant market prices and information about the financial instrument. The estimated fair values of financial instruments presented below are not necessarily indicative of the amounts the Company might realize in actual market transactions.

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Cash (including restricted cash): The carrying amounts reported in the balance sheet for cash and restricted cash approximates their fair value.
         Short-term investments: Short-term investments consists of stocks, mutual funds and debt securities. Fair values are based on quoted market prices.
         Short- and long-term debt: The carrying amount of the Company's borrowings under margin accounts and floating rate debt approximates its fair value. Long-term fixed rate debt is not material.
         Shareholder litigation liability: Portions due in the form of stock for settlement of shareholder litigation liability is valued based upon quoted market prices.
         The carrying amounts of trade payables and receivables approximate their fair value and have been excluded from the accompanying table.


         The carrying amounts and fair value of the Company's financial instruments are as follows:


                                       1996                                1995                                 1994
                            -----------------------------       -----------------------------     ------------------------------
                              Carrying          Fair           Carrying              Fair          Carrying             Fair
                              Amount            Value          Amount               Value          Amount               Value
Cash                        $1,836,700       $1,836,700       $1,202,325         $1,202,325       $1,933,895         $1,933,895
Restricted cash                378,133          378,133          550,000            550,000          500,000            500,000
Short-term investments      12,083,557       12,083,557       12,408,075         12,408,075       10,324,740         10,324,740
Short-term borrowings        5,889,283        5,889,283        6,382,710          6,382,710        6,182,995          6,182,995
Shareholder litigation
   liability                 2,832,299        2,832,299        3,108,097          3,283,097          439,780            439,780
Long-term borrowings           279,079          279,079           73,888             73,888          554,526            554,526


NOTE 20.  SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

         On April 10, 1996, the Company entered into an agreement in principle with the staff of the Securities and Exchange Commission ("Commission"), resolving an investigation which commenced in 1993. This agreement is subject to approval of the full Commission. During 1994, in response to views expressed by the Commission's staff, the Company reviewed and restated its financial statements for the years ended December 31, 1992 and 1991 with respect to accounting for costs and revenue associated with various acquisition transactions and with respect to the adoption of accounting principles related to income taxes. Under the terms of the April 10, 1996 agreement, without admitting or denying any wrongdoing, the Company agreed that it would not in the future violate Sections 17(a)(2) and 17(a)(3) of the Securities Act, Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, and 13a-13 promulgated thereunder. With respect to certain press releases issued during 1991 and 1992, the proposed Order Instituting Proceedings alleges violations of Section 10(b) and Rule 10b-5 against Sulcus. The proposed Order Instituting Proceedings does not allege violations of Section 10(b) or Rule 10b-5 against Sulcus with regard to accounting practices. In addition, a former accounting officer of the Company and the Company's Chairman, without admitting or denying any wrongdoing agreed that they would not in the future violate Sections 17(a)(2) and (a)(3) of the Securities Act; Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13,
and 13b 2-1 promulgated thereunder. There were no fines or other penalties imposed upon the Company or its Chairman. The Company's former accounting officer agreed not to practice before the Commission as an accountant for a 30 month period.


         On May 2, 1996, the Company entered into an agreement with the Securities and Exchange Commission resolving the investigation described above. This agreement was under the terms described above.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                    TABLE OF CONTENTS

                                                   Page
Prospectus Summary..........................        3
Summary Financial Data......................        5
Recent Developments.........................        6
Risk Factors................................        7
Use of Proceeds.............................       10
Dividend Policy.............................       10
Dilution....................................       10
Capitalization..............................       12
Price Range of Common Stock.................       13
Selected Financial Data.....................       14
Management's Discussion and
  Analysis of Financial Condition
  and Results...............................       15
Business....................................       19
Management..................................       27
Principal Shareholders......................       34
Certain Transactions........................       35
Description of Securities...................       36
Shares Eligible for Future Sale.............       39
Underwriting................................       39
Legal Proceedings...........................       42
Experts.....................................       43
Available Information.......................       43
Additional Information......................       43
Index to Financial Statements...............       44


                                  400,000 Units

                             EACH UNIT CONSISTING OF

                          ONE SHARE OF PREFERRED STOCK

                                       AND

                              TWO CLASS A WARRANTS

                                   PROSPECTUS

                            H. J. MEYERS & CO., INC.

                                SEPTEMBER , 1996

                                   . PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following expenses are estimated:

         SEC Registration Fee                                      $  3,500
         American Stock Exchange Fees                              $ 15,000
         Accounting fees                                           $ 25,000
         Legal Fees                                                $ 65,000
         Printing, Engraving & Mailing                             $ 60,000
         Warrant agent, Transfer agent & registrars fees           $ 20,000
         Blue Sky fees and expenses                                $ 22,500
         Miscellaneous expenses                                    $ 29,000
                                                                   --------

         TOTAL                                                     $240,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 1741 through 1747 of the Pennsylvania 1988 Business Corporation Law permits indemnification of officers, directors and employees and agents of a corporation.

         Article 5.3 of Article V of the Registrant's By-Laws provides as follows:

         5.3 Indemnification of Directors, Officers and Employees: The Corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding or the defense or settlement thereof of any claim, issue or matter therein, to the fullest extent permitted by the laws of Pennsylvania as they may exist from time to time.

         Expenses incurred by any such person in defending any such action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by a majority of the Directors of the Corporation who are not interested in such action, suit or proceeding. The proper officers of the Corporation, without further authorization by the Board of Directors may, in their discretion, purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of Pennsylvania and under this Article 5.3.


         The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in his official capacity and to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent of the type referred to above and shall insure to the benefit of the heirs, executors and administrators of such a person.


         The Stock Purchase Agreements relating to the acquisition of Techotel, A.G. and Lodgistix Scandinavia, A.S. contain provisions whereby the Shareholders of each of those companies shall indemnify and hold harmless Sulcus, each director of Sulcus, each officer of Sulcus who signed the Registration Statement, and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any statement or omission from such Registration Statement, filed with the Commission, if such statement or omission was made in reliance upon and in conformity with written information furnished to Sulcus specifically for use in connection with the preparation of such registration statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's By-Laws, the Stock Purchase Agreements, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the following securities were sold by the registrant without registration under the Securities Act of 1933, as amended:

         On November 15, 1993, Registrant agreed to issue 34,000 shares of its common stock to the three shareholders of Lodgistix Scandinavia, A.S. in connection with the acquisition on November 15, 1993, of all of the issued and outstanding capital stock of Lodgistix Scandinavia, A.S., subject to certain adjustment, depending upon the price of Sulcus shares on the effective date of the Registration Statement filed to permit the sale of such shares. As of the date hereof, the former shareholders of Lodgistix Scandinavia have received an aggregate of 255,295 shares of Common Stock.

         On August 3, 1994, Registrant agreed to issue up to 33,333 of its common stock to Peter Landau, Esq. as payment for legal services rendered and to be rendered to Registrant and for expenses in connection therewith.

         On August 24, 1994, Registrant agreed to issue 31,707 shares of its common stock to the Wall Street Group, Inc. as payment for financial public relations consulting services rendered and to be rendered to Registrant.

         On December 13, 1994, Registrant agreed to issue 96,000 shares of its common stock to O. Gene Bicknell in payment of a Promissory Note and interest thereon.

         The Registrant believes the issuances of the securities referred to above were and in the case of issuances to be made in the future will be exempt from registration under the Act pursuant to Section 4(2) of the Act, as not involving any public offering. Claims of such exemptions are based upon the following; (i) all of the purchasers in such transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Registrant, were able to bear the economic risk of an investment in the Registrant, had access to or were furnished with the kinds of information that registration under the Act would have provided, and acquired securities for their own accounts in transactions not involving any general solicitations or general advertising, and not with a view to the distribution thereof, and (ii) a restrictive legend was placed on each certificate evidencing the securities. None of the foregoing transactions involved an underwriter (as defined in the Act).

ITEM 16.  EXHIBITS, AND FINANCIAL STATEMENT SCHEDULES

         Unless otherwise noted, the following exhibits are filed with this Registration Statement.


         16 (A)  EXHIBITS

         1(a)              Form of Underwriting Agreement#
          (b)              Form of Agreement Among Underwriters*
          (c)              Form of Selected  Dealers Agreement*
       (2)(a)              Agreement and Plan of Reorganization between Lodgistix and Sulcus.**
          (a)(i)           Amendment 1. to Agreement and Plan of Reorganization.**
             (ii)          Amendment 2. to Agreement and Plan of Reorganization.**
          (b)              Agreement of Merger between Lodgistix and Sulcus.**
          (b)(i)           Amendment 1. to Agreement of Merger.**
          (b)(ii)          Amendment 2. to Agreement of Merger.**
          (c)(i)           Certificate of Merger - Delaware ***
          (c)(ii)          Certificate of Merger - Kansas ***
          (d)              Stock Purchase Agreement among Sulcus, Squirrel and shareholders of Squirrel ****
          (e)              Stock Purchase Agreement and Plan of Reorganization among Sulcus, NRG and shareholders of NRG ****

            (f)            Stock Purchase Agreement among Sulcus, JBA and shareholders of JBA++
            (g)            Stock Purchase Agreement among Sulcus, Techotel and shareholders of Techotel
                           *****
            (h)            Stock Purchase Agreement among Sulcus, Lodgistix Scandinavia and shareholders of Lodgistix Scandinavia *******

         (3)(a)            Articles of Incorporation+
            (b)            Certificate of Amendment to Articles of Incorporation+
            (c)            Form of Proposed Amendments to Articles of Incorporation***
            (c)(i)         Form of Proposed Amendment to Preferred Stock Provisions of Articles of
                           Incorporation#
            (d)            By-Laws*

         (4)(a)            Form of Common Stock Certificate+
            (a)(i)         Form of Class A Warrant Certificate#
            (b)            Form of Underwriter's Warrant X
            (c)            Form of Warrant Agreement#
            (d)            Form of Preferred Stock Certificate#
            (e)            Form of Class B Warrant***
            (f)            Form of Class B Warrant Agreement***

         (5)(a)            Opinion of Counsel for Sulcus X
            (b)           Opinion of David Nelson, Esq. *********

         (10)(a)           Incentive Stock Option Plan, as amended*
            (a)(i)         Form of 1991 Incentive Stock Option Plan***
            (b)            Director's Stock Option Plan*
            (b)(ii)        Form of 1991 Directors Stock Option Plan***
            (c)            Form of Incentive Stock Option Agreement*
            (d)            Form of Directors Stock Option Agreement*
            (h)            Management Agreement between Hospitality Management Systems, Inc. and
                           CompuSolv, Inc., dated March 1, 1989*
            (i)            Exclusive License Agreement between Hospitality Management Systems, Inc. and
                           CompuSolv, Inc., dated July 14, 1989*
            (j)            Form of Distributor Agreement*
            (l)            Form of Reseller Agreement (Software)*
            (n)            Form of Support, Maintenance & Enhancement Agreement*
            (o)            Form of Hardware Service Agreement*
            (x)            Form of Purchase/License Agreement between Hospitality Management Systems, Inc.
                           and Purchaser*
            (y)            Lease for premises at 41 N. Main Street, Greensburg, PA*

             (viii)        Employment Agreement with Jeffrey S. Ratner ********
             (viii)(a)     Amendment to Employment Agreement with Jeffrey S. Ratner *********
             (ix)          Employment Agreement with John W. Ryba ********
             (x)           Employment Agreement with Delmer C. Gowing, III ********
             (xi)          Employment Agreement with H. Richard Howie ********
             (xiii)        Employment Agreement with Joel Nagelmann**********

             (aa)          Citibank Agreement*
             (bb)          Radix Agreement**

         (11)              Statement RE:  Computation of Per Share Earnings
         (24)(a)           Consents of Ferraro & McMurtry, P.C. and Crowe, Chizek and Company, LLP
                           (Included in Part II of Registration Statement)
             (b)           Consent of Counsel (contained in his opinion Exhibit 5(a) included in Part II of
                           Registration Statement) X
             (c)           Consent of Litigation Counsel contained in his opinion Exhibit 5(b) (included in Part
                           II of Registration Statement) *********

         (16) (b)          FINANCIAL STATEMENT SCHEDULES

                           Schedule VIII - Valuation and Qualifying Accounts


+ Incorporated by reference to Form S-18 Registration Statement (No. 2-91055-W) of Registrant filed on May 10, 1984.

++ Filed with Amendment No. 1 to Registration Statement 33-48682 filed on June 16, 1992.

+++ Filed with Amendment No. 2 to Registration Statement 33-48682 filed on June 16, 1992.

++++ Filed with Amendment No. 3 to Registration Statement 33-48682 filed on June 16, 1992.

* Incorporated by reference to Form S-1 Registration Statement (No. 33-32469) of Registrant filed on December 7, 1989.

** Incorporated by reference to Form S-4 Registration Statement (No.33-37923) of Registrant filed on November 23, 1990.

*** Incorporated by reference to Form 10-K Annual Report (No. 0-13226) filed on May 15, 1994.

****   Incorporated by reference to Form 8-K current report for March 1992.

****   Incorporated by reference to Form 8-K current report for February 1993.
*

****   Incorporated by reference to Form 8-K current report for November 1993.
***

****   Incorporated by reference to Form S-1 Registration Statement (No.
****   33-85244), filed on October 14, 1994.

*****  Incorporated by reference to Amendment No. 1 to Form S-1 Registration
****   Statement (No. 33-85244), filed on January 19, 1995.

***** Incorporated by reference to Form 10-K Form 10-K Annual Report (No. ***** 0-13226) filed on April 15, 1996.


# Incorporated by reference to Amendment No. 3 to Form S-1 Registration Statement (No. 33-85244), filed on July 29, 1996.


X      To be filed by Amendment

ITEM 17.          UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned directors and officers of Sulcus Computer Corporation, do hereby constitute and appoint Jeffrey S. Ratner, H. Richard Howie and John W. Ryba, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Jeffrey S. Ratner, H. Richard Howie and John W. Ryba, or any of them, may deem necessary or advisable to enable Sulcus Computer Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us or any of us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that Jeffrey S. Ratner, H. Richard Howie and John W. Ryba, or any of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, Commonwealth of Pennsylvania, on September 10, 1996.


                                  SULCUS COMPUTER CORPORATION

                                  By: /s/  JOEL NAGELMANN           *
                                     -------------------------------------
                                     Joel Nagelmann
                                     President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature and Title                                                                    Date
/s/ JEFFREY S. RATNER                       *                                      September 10, 1996
- ---------------------------------------------                               ------------------------------
Jeffrey Scott Ratner
Chairman of the Board and Director

/s/ JOHN W. RYBA                            *                                      September 10, 1996
- ---------------------------------------------                                ------------------------------
John W. Ryba
General Counsel and Director

/s/ ROBERT D. GRIES                         *                                      September 10, 1996
- ---------------------------------------------                                ------------------------------
Robert D. Gries, Director

/s/ HERBERT G. RATNER                       *                                      September 10, 1996
- ---------------------------------------------                                 ------------------------------
Herbert G. Ratner, Director

/s/ DAVID H. ADLER                          *                                      September 10, 1996
- ---------------------------------------------                                ------------------------------
David Adler, Director

/s/ JOEL NAGELMANN                          *                                      September 10, 1996
- ---------------------------------------------                                 -------------------------------
Joel Nagelmann, President and
Principal Executive Officer

/s/ H. RICHARD HOWIE                        *                                      September 10, 1996
- ---------------------------------------------                                  ------------------------------
H. Richard Howie, Chief Financial
Officer and Chief Accounting Officer

*By /s/ JOHN W. RYBA                        *                                      September 10, 1996
- ---------------------------------------------                                  ------------------------------
         John W. Ryba
         Attorney-in-fact
